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As filed with the Securities and Exchange Commission on March 17, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRANSCANADA CORPORATION
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	4922; 4923; 4924; 5172 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

TransCanada Tower, 450 First Street S.W., Calgary, Alberta, Canada, T2P 5H1, (403) 920-2000
(Address and telephone number of Registrant's principal executive offices)

TransCanada PipeLine USA Ltd., 700 Louisiana St., Suite 700, Houston, Texas 77002-2700, (832) 320-5201
(Name, address, and telephone number of agent for service in the United States)

Copies to:

Donald R. Marchand TransCanada Corporation TransCanada Tower 450 First Street S.W. Calgary, Alberta, Canada T2P 5H1 (403) 920-2000	Michael L. Hermsen, Esq. Mayer Brown LLP 71 S. Wacker Drive Chicago, Illinois U.S.A., 60606 (312) 782-0600	Ross A. Bentley Blake, Cassels & Graydon LLP 855 — 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary, Alberta, Canada AB T2P 4J8 (403) 260-9600
Christopher J. Cummings, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Center 77 King Street West, Suite 3100 Toronto, Ontario Canada M5K 1J3 (416) 504-0520		Kevin E. Johnson, Q.C. Norton Rose Fulbright Canada LLP 400 3rd Avenue SW, Suite 3700, Calgary, Alberta Canada T2P 4H2 (403) 267-8222

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

           It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below):
	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).
	2.	☐
pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on. .
	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)(3)	Proposed maximum offering price per Security	Proposed maximum aggregate offering price(2)	Amount of registration fee

Subscription Receipts

Common Shares(4)(5)

Total	U.S.$3,338,127,318	100%	U.S.$3,338,127,318	U.S.$336,149

(1)
In U.S. dollars or the equivalent thereof in foreign denominated currencies or currency units.

(2)
Estimated solely for purposes of calculating the registration fee. There are being registered under this Registration Statement such indeterminate number of subscription receipts of the Registrant as shall have an aggregate initial offering price not to exceed U.S.$3,338,127,318.

(3)
Based upon a proposed maximum offering price of Cdn$4,410,000,000 at an exchange rate of Cdn$1.3211 per U.S.$1.00, the noon buying rate in New York City on March 11, 2016 for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

(4)
Includes associated common share purchase rights. The value, if any, attributable to the rights is reflected in the market price of the common shares.

(5)
Represents common shares issuable upon conversion of subscription receipts for which no additional consideration will be paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED MARCH 17, 2016

TRANSCANADA CORPORATION

$    •

    •    Subscription Receipts
each representing the right to receive one Common Share

TransCanada Corporation ("TransCanada" or the "Corporation") is hereby qualifying the distribution (the "Offering") of     •    subscription receipts ("Subscription Receipts"), each of which will entitle the holder thereof to receive (i) automatically upon the closing of the Acquisition (as defined herein), without any further action on the part of the holder thereof and without payment of additional consideration, one common share ("Common Share") of the Corporation, and (ii) Dividend Equivalent Payments (as defined herein). See "Details of the Offering" and "Plan of Distribution".

The gross proceeds from the sale of the Subscription Receipts (the "Escrowed Funds") will, from the Offering Closing Date until the earlier of the delivery of the Escrow Release Notice (as defined herein) and the Termination Time (as defined herein), be held in escrow by Computershare Trust Company of Canada, as escrow agent (the "Escrow Agent") and invested pursuant to the terms of the Subscription Receipt Agreement (as defined herein) in interest-bearing deposits with banks and other financial institutions with issuer credit ratings from S&P (as defined herein) of at least A, provided that Dividend Equivalent Payments may be made from the Escrowed Funds and the interest credited or received thereon from time to time, as described herein.

We are permitted, as a Canadian issuer under a multijurisdictional disclosure system adopted by the United States ("U.S."), to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the U.S. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which is referred to as "U.S. GAAP".

Owning the Subscription Receipts and the Common Shares issuable upon exchange of the Subscription Receipts may have tax consequences for you both in Canada and the U.S. This prospectus may not describe these tax consequences fully. You should read the tax discussion under "Certain Canadian Income Tax Considerations" and "Certain U.S. Federal Income Tax Considerations" in this prospectus.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated or organized under the laws of Canada, some or all of our officers and directors may be residents of Canada, some or all of the experts named in this prospectus may be residents of Canada and a substantial portion of our assets and all or a substantial portion of the assets of those officers, directors and experts may be located outside of the U.S.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Price: $    •    per Subscription Receipt

	Price to the Public	Underwriters' Fee(1)	Net Proceeds to the Corporation(2)
Per Subscription Receipt	$•	$•	$•
Total	$•	$•	$•

(1)
The fee payable to the Underwriters (as defined herein) is payable as to 50% on the Offering Closing Date and 50% upon the closing of the Acquisition. In the event the Escrowed Funds are refunded to purchasers following the Termination Time, the fee payable to the Underwriters will consist solely of the amount payable on the Offering Closing Date.

(2)
Before deducting the estimated expenses of the Offering of approximately $3 million and excluding any interest that may be earned on the Escrowed Funds. The expenses of the Offering and the Underwriters' fee will be paid from the general funds of the Corporation.

(3)
The Corporation has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable at any time up to 30 days following the Offering Closing Date, to purchase up to an additional    •    Subscription Receipts at the Offering price. If the Over-Allotment Option is exercised in full, the total price to the public, the Underwriters' fee and the net proceeds to the Corporation, before expenses of the Offering, will be $    •    , $    •    and $    •    , respectively. The expenses of the Offering and the Underwriters' fee will be paid from the general funds of the Corporation. See "Plan of Distribution". The distribution of the Subscription Receipts that may be issued on the exercise of the Over-Allotment Option is also qualified under this prospectus. A purchaser who acquires any of the Subscription Receipts forming part of the Underwriters' over-allocation position acquires these securities under this short form prospectus (the "prospectus"), regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See "Plan of Distribution".

Underwriters' Position	Maximum Size or Number of Subscription Receipts Available	Exercise Period	Exercise Price
Over-Allotment Option	•	Up to 30 days following the closing time for the Offering	$ •

On March 17, 2016, TransCanada PipeLines Limited ("TCPL"), TransCanada PipeLine USA Ltd. ("TransCanada Holdco") and Taurus Merger Sub Inc. ("Merger Sub"), all direct or indirect wholly-owned subsidiaries of the Corporation, and the Corporation (for the limited purposes of providing representation and warranties, pursuing regulatory approvals and obtaining the financing for the Acquisition), entered into an agreement and plan of merger (the "Merger Agreement") with Columbia Pipeline Group Inc. ("Columbia"), pursuant to which TCPL, indirectly through TransCanada Holdco and Merger Sub, agreed to acquire Columbia through a merger of Merger Sub with and into Columbia (the "Acquisition") for a purchase price of approximately U.S.$10.25 billion (the "Purchase Price") in cash, which will be funded in part, directly or indirectly, from the net proceeds of the Offering. The Purchase Price together with approximately U.S.$2.75 billion of assumed debt constitutes a total transaction value of approximately U.S.$13 billion. See "Acquisition of Columbia".

The outstanding Common Shares are listed on the Toronto Stock Exchange (the "TSX") and the New York Stock Exchange (the "NYSE") under the symbol "TRP". On March 16, 2016, the closing prices of the Common Shares on such exchanges were $    •    and U.S.$    •    , respectively. There is no market through which the Subscription Receipts may be sold and purchasers may not be able to resell Subscription Receipts purchased under this prospectus. This may affect the pricing of the Subscription Receipts in the secondary market, the transparency and availability of trading prices, the liquidity of the Subscription Receipts and the extent of issuer regulation. See "Risk Factors".

It is currently anticipated that the closing date of the Offering (the "Offering Closing Date") will be on or about April 1, 2016, or such later date as the Corporation and the Underwriters may agree but in any event not later than April     •    , 2016. See "Details of the Offering".

Each Subscription Receipt will be automatically exchanged for one Common Share, without any further action required on the part of the holder of the Subscription Receipt and without payment of additional consideration, upon the closing of the Acquisition (the "Acquisition Closing Date"), which is expected to occur shortly after the later of the expiration or termination of the applicable waiting period in connection with the Acquisition under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), receipt of Columbia Stockholder Approval (as defined herein), receipt of CFIUS Clearance (as defined herein) and the satisfaction or waiver of other customary closing conditions, provided that all such conditions are satisfied or waived on or prior to September 17, 2016 (the "Acquisition Outside Date"), subject to any extensions of the Acquisition Outside Date in accordance with the terms of the Merger Agreement. See "Acquisition of Columbia — Merger Agreement".

While the Subscription Receipts remain outstanding, holders thereof will be entitled to receive payments per Subscription Receipt equal to the per Common Share cash dividends, if any, actually paid or payable to holders of Common Shares in respect of all record dates for such dividends occurring from the Offering Closing Date to, but excluding, the last day on which the Subscription Receipts remain outstanding, to be paid to holders of Subscription Receipts concurrently with the payment date of each such dividend on the Corporation's outstanding Common Shares, paid first out of any interest credited or received on the Escrowed Funds and then out of the Escrowed Funds (any such payment, a "Dividend Equivalent Payment"). Notwithstanding the foregoing, holders of Subscription Receipts of record at the close on April 15, 2016 will be entitled to a Dividend Equivalent Payment in respect of the $0.565 per Common Share dividend payable by TransCanada on April 29, 2016 to Common Share holders of record at the close on March 31, 2016 even though the Subscription Receipt holders were not holders of record on the record date for such Common Share dividend. Any Dividend Equivalent Payments will be made net of any applicable withholding taxes.

In the event that the Termination Time occurs after a dividend has been declared on the Common Shares but before the record date for such dividend, holders of Subscription Receipts will receive, as part of the Termination Payment (as defined herein), a pro rata Dividend Equivalent Payment in respect of such dividend declared on the Common Shares based on the ratio of the time between (i) the date of the prior Dividend Equivalent Payment (or, if none, the Offering Closing Date) and the Termination Time to (ii) the date of the prior Dividend Equivalent Payment (or, if none, the prior payment date for dividends on the Common Shares) and the dividend payment date for the dividend so declared. If the Termination Time occurs on a record date or following a record date but on or prior to the payment date, holders will be entitled to receive the full Dividend Equivalent Payment. See "Details of the Offering".

After the Acquisition Closing Date, the former holders of Subscription Receipts will be entitled, as holders of Common Shares, to receive any dividends if, as and when declared by the board of directors of the Corporation from time to time, and to vote and to all other rights available to holders of Common Shares. See "Description of Share Capital — Common Shares".

Provided that the Escrow Release Notice is provided to the Escrow Agent on or prior to the Termination Time, the remaining Escrowed Funds (together with any remaining interest credited or received thereon), less any amounts required to satisfy any unpaid Dividend Equivalent Payments, will be released by the Escrow Agent to or as directed by the Corporation and will be used, directly or indirectly, to pay a portion of the Purchase Price or to repay a portion of the indebtedness incurred to finance a portion of the Purchase Price. See "Use of Proceeds".

If the Escrow Release Notice is not delivered on or prior to 5:00 p.m. (Calgary time) on March 17, 2017 (the "Outside Date"), or if the Merger Agreement is terminated or the Corporation advises the Underwriters or announces to the public that TCPL does not intend to proceed with the Acquisition at any earlier time (such termination, advising or announcement being a "Termination Event", and the earlier of (i) 5:00 p.m. (Calgary time) on the Outside Date without the Escrow Release Notice having been delivered, and (ii) the occurrence of a Termination Event being the "Termination Time"), the Escrow Agent will pay to each holder of Subscription Receipts, commencing on the third business day following the Termination Time, the Termination Payment. The Termination Payment will be made from the balance of the Escrowed Funds at the Termination Time, including from remaining interest credited or received on the Escrowed Funds, provided that if the balance of the Escrowed Funds, together with any such interest, is insufficient to cover the full amount of the Termination Payment, under the Subscription Receipt Agreement, TransCanada will be required to pay to the Escrow Agent as agent on behalf of holders of Subscription Receipts the deficiency, if any, between the amount of Escrowed Funds, together with any such interest, at the Termination Time and the aggregate of the Termination Payments due to the holders of Subscription Receipts. See "Details of the Offering".

RBC Dominion Securities Inc. and TD Securities Inc. (collectively, the "Underwriters"), as principals, conditionally offer the Subscription Receipts, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution", and subject to the approval of certain legal matters relating to Canadian law on behalf of the Corporation by Blake, Cassels & Graydon LLP and on behalf of the Underwriters by Norton Rose Fulbright Canada LLP and certain legal matters relating to United States law on behalf of the Corporation by Mayer Brown LLP and on behalf of the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Subscriptions will be received subject to rejection or allotment in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice. Book entry only certificates representing the Subscription Receipts will be issued in registered form to CDS Clearing and Depository Services Inc. ("CDS") or its nominee and will be deposited with CDS on the Offering Closing Date. A purchaser of Subscription Receipts will receive only a customer confirmation from a registered dealer which is a CDS participant and from or through which the Subscription Receipts are purchased. See "Depository Services".

Subject to applicable laws, the Underwriters may, in connection with the Offering, over-allot or effect transactions which stabilize or maintain the market price of the Subscription Receipts at levels other than those which might otherwise prevail on the open market. The Underwriters propose to offer the Subscription Receipts initially at the offering price specified above. After a reasonable effort has been made to sell all of the Subscription Receipts at the price specified, the Underwriters may reduce the selling price to investors from time to time in order to sell any of the Subscription Receipts remaining unsold. Any such reduction will not affect the proceeds received by the Corporation. See "Plan of Distribution".

Investing in the Subscription Receipts and the Common Shares issuable upon the exchange thereof involves certain risks. See "Risk Factors".

Each of RBC Dominion Securities Inc. and TD Securities Inc. is a subsidiary or an affiliate of a lender to the Corporation or its subsidiaries and to which the Corporation or its affiliates is currently or will be indebted. See "Acquisition of Columbia — Financing of the Acquisition". Consequently, the Corporation may be considered a connected issuer of the Underwriters for the purposes of securities regulations in certain provinces and territories of Canada. The proceeds from the Offering may be used to reduce the Corporation's indebtedness to such lenders incurred in connection with the Acquisition. See "Relationship Between the Corporation and the Underwriters", "Use of Proceeds" and "Plan of Distribution — Conflicts of Interest".

The Corporation's head office and registered office is located at 450 - 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1.

Messrs. Lowe and Richels and Mses. Reynolds and Salomone are directors of the Corporation who reside outside of Canada and each of these directors has appointed the Corporation as agent for service of process at 450 - 1st Street, S.W., Calgary, Alberta, Canada T2P 5H1. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

The date of this Prospectus is                                   , 2016.

i

 SUMMARY

        The following information is a summary only and is to be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this prospectus and in the documents incorporated by reference herein.

TransCanada

        We operate our business in three segments: Natural Gas Pipelines, Liquids Pipelines and Energy. Natural Gas Pipelines and Liquids Pipelines are principally comprised of our respective natural gas and oil pipelines in Canada, the U.S. and Mexico as well as our regulated natural gas storage operations in the U.S. Energy includes our power operations and the non-regulated natural gas storage business in Canada. See "The Corporation".

The Acquisition

        On March 17, 2016, the Corporation announced that the Corporation, TCPL, TransCanada Holdco and Merger Sub had entered into an agreement to acquire Columbia through a merger of Merger Sub with and into Columbia for a Purchase Price of approximately U.S.$10.25 billion, which, together with approximately U.S.$2.75 billion of assumed debt, constitutes a total transaction value of approximately U.S.$13 billion. The Acquisition is expected to close shortly after the later of the expiration or termination of the applicable waiting period in connection with the Acquisition under the HSR Act, receipt of Columbia Stockholder Approval, the receipt of CFIUS Clearance and the satisfaction or waiver of other customary closing conditions, provided that this date occurs on or prior to the Acquisition Outside Date, subject to any extensions of the Acquisition Outside Date in accordance with the terms of the Merger Agreement. See "Acquisition of Columbia — Merger Agreement".

Columbia

        Columbia owns approximately 15,000 miles (24,140 kilometres ("km")) of strategically located interstate natural gas pipelines extending from New York to the Gulf of Mexico and one of the U.S.'s largest underground natural gas storage systems, with approximately 296 billion cubic feet ("Bcf") of working gas capacity, as well as related gathering and processing assets. For the year ended December 31, 2015, 94.6% of Columbia's revenue, excluding revenues generated from cost recovery under certain regulatory tracker mechanisms, was generated under firm revenue contracts. See "Columbia".

Acquisition Rationale

        Columbia's assets include one of the largest interstate natural gas pipeline systems in the United States, providing transportation, storage and related services to a variety of customers in the U.S. Northeast, Midwest, Mid-Atlantic and Gulf Coast regions. This extensive, competitively-positioned, growing network of regulated natural gas pipeline and storage assets in the Marcellus and Utica shale gas regions complements TransCanada's existing North American footprint (see "Columbia — Description of Columbia's Business"). According to the U.S. Energy Information Administration, production in the Marcellus and Utica shale regions grew from approximately 2.7 Bcf/day of natural gas in 2010 to approximately 19.6 Bcf/day in 2015, and, according to IHS CERA, natural gas production in these regions is anticipated to grow to above 30 Bcf/day by the end of 2020. Combined, the 91,000 km (56,900 mile) natural gas pipeline system connects North America's fastest-growing supply basins to markets across the continent. The combination will result in 664 Bcf of storage capacity, including Columbia's system capacity of 296 Bcf. It will also leave TransCanada well positioned to transport North America's natural gas supply to liquefied natural gas terminals for export to international markets.

        TransCanada views this acquisition as a major part of a series of planned business changes, including the planned monetization of its U.S. Northeast merchant power business and of a minority interest in its Mexican natural gas pipeline business (as described under "— Financing of the Acquisition") that, taken with the

Acquisition will significantly transform the Corporation's business and position it to generate significant growth, while maintaining its financial strength and flexibility. The highlights of this Acquisition include:

  •
  Creates one of North America's largest regulated natural gas transmission businesses linking the continent's fastest growing natural gas supply basins to its most attractive markets

  •
  Results in a combined $23 billion portfolio of secured, near-term growth projects

  •
  Expected to be accretive to earnings per share in first full year of ownership and thereafter as the combined $23 billion of near-term commercially secured projects enter service

  •
  Increases 2015 adjusted pro-forma EBITDA from regulated and long-term contracted assets to approximately 92 per cent

  •
  Planned monetization of U.S. Northeast merchant power assets would further enhance stability and predictability of revenue streams

  •
  Supports and may augment targeted 8 to 10 per cent expected annual dividend growth through 2020

  •
  Funding program designed to be consistent with current financial profile

  •
  Targeted annual cost, revenue and financing benefits of approximately U.S.$250 million

        See "Acquisition of Columbia — Acquisition Rationale" and "Non-GAAP Financial Measures".

Financing the Acquisition

        The Purchase Price and the expenses related to the Acquisition will be financed at the closing of the Acquisition, directly or indirectly, with a combination of some or all of the following: (i) net proceeds of the Offering, (ii) amounts drawn under the Acquisition Credit Facilities (as defined herein), and (iii) existing cash on hand and other sources available to the Corporation, including the planned monetization of the Corporation's U.S. Northeast merchant power assets and of a minority interest in its Mexican natural gas pipeline business. See "Acquisition of Columbia — Financing the Acquisition" and "Consolidated Capitalization".

Selected Historical and Pro Forma Financial Information

        The following tables set forth certain selected historical consolidated financial information as at December 31, 2015 and 2014 and selected unaudited pro forma condensed consolidated financial information for the year ended December 31, 2015.

        The historical financial information has been derived from, and should be read in conjunction with our audited consolidated financial statements as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, which were prepared in accordance with U.S. GAAP, copies of which have been incorporated by reference in this prospectus and have been filed on our SEDAR profile at www.sedar.com, and the audited consolidated and combined financial statements of Columbia as of and for the years ended December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, which were prepared in accordance with U.S. GAAP and which are attached to this prospectus in Annex A.

        The pro forma financial information has been derived from and should be read in conjunction with our unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2015 and our unaudited pro forma condensed consolidated balance sheet as at December 31, 2015 which are attached to this prospectus in Annex A, reflecting in each case the Acquisition and certain other assumptions relating thereto, as described therein which are attached to this prospectus as Annex A. Pro forma adjustments assume that the Purchase Price and acquisition costs will be financed through proceeds from the sale of Subscription Receipts in the Offering, amounts drawn under the Acquisition Credit Facilities, and existing cash on hand and other sources available to the Corporation. The Acquisition Credit Facilities are intended to be repaid through the planned monetization of the Corporation's U.S. Northeast merchant power assets and of a minority interest in its Mexican natural gas pipeline business. The impact of this expected repayment is not included in the unaudited pro forma financial information. Such unaudited pro forma financial information has been derived from and should be read in conjunction with the Corporation's and Columbia's respective audited historical financial statements.

Historical and Unaudited Pro Forma Income Statement Items

	Year ended December 31,
	2015	2014	2015	2014	2015
	TransCanada		Columbia		Pro Forma(1)
	($ millions, except per share amounts)		(U.S.$ millions, except per share amounts)		($ millions, except per share amounts)
Revenues	11,300	10,185	1,335	1,348	13,009
Income from equity investments	440	522	61	47	518
Operating and other expenses
Plant operating costs and other	3,250	2,973	705	752	4,152
Commodity purchases resold	2,237	1,836	—	—	2,237
Property taxes	517	473	75	67	613
Depreciation and amortization	1,765	1,611	140	119	1,958
Asset impairment charges	3,745	—	—	—	3,745
Loss/(Gain) on assets held for sale/sold	125	(117)	(53)	(35)	57

	11,639	6,776	867	903	12,762
Financial Charges	1,207	1,107	68	53	•

(Loss)/income before income taxes	(1,106)	2,824	461	439	•
Income tax expense	34	831	153	170	•
(Loss)/income from Discontinued Operations — net of taxes	—	—	(1)	(1)	(1)

Net (loss)/income	(1,140)	1,993	307	268	•
Net income attributable to non-controlling interests	6	153	40	—	57

Net (loss)/income attributable to controlling interests	(1,146)	1,840	267	268	•
Preferred share dividends	94	97	—	—	94

Net (loss)/income attributable to common shares	(1,240)	1,743	267	268	•

EBITDA(2)	1,866	5,542	668	610	2,722
Adjusted EBITDA(2)	5,611				6,467

(1)
Amounts relating to Columbia have been converted from U.S. dollars at the average exchange rate in effect during the reporting period. The incremental interest expense is a result of interest on the Acquisition Credit Facilities used to partially finance the Acquisition. See note 3 to the accompanying unaudited pro forma financial statements, included in Annex A hereto.

(2)
EBITDA and Adjusted EBITDA are non-GAAP measures. See "Non-GAAP Financial Measures" and "Selected Historical and Pro Forma Financial Information — Reconciliation of Non-GAAP Measures".

Historical and Unaudited Pro Forma Balance Sheet Items

	As at December 31,
	2015	2014	2015	2014	2015
	TransCanada		Columbia		Pro Forma(1)
	($ millions)		(U.S.$ millions)		($ millions)
Cash and cash equivalents	850	489	931	1	•
Total assets	64,483	58,525	10,056	8,158	•
Notes payable	1,218	2,467	—	—	1,218
Current portion of long-term debt	2,547	1,797		116	2,547
Long-term debt	29,037	22,960	2,746	1,473	•
Junior subordinated notes	2,422	1,160	—	—	2,422
Preferred shares	2,499	2,255	—	—	2,499
Common shareholder's equity	13,939	16,815	4,057	4,176	•

(1)
Amounts relating to Columbia have been converted from U.S. dollars at the exchange rate in effect as at December 31, 2015. See note 3 to the accompanying unaudited pro forma financial statements, included in Annex A hereto.

        See "Selected Historical and Pro Forma Financial Information" and "Caution Regarding Unaudited Pro Forma Condensed Consolidated Financial Statements".

The Offering

Issuer:	TransCanada Corporation.
Amount:	Aggregate gross proceeds of $ • ($ • if the Over-Allotment Option is exercised in full).
Closing Date:	The Offering is currently expected to close on or about April 1, 2016, or such later date as the Corporation and the Underwriters may agree but in any event not later than April • , 2016.
Issue and Price:	• Subscription Receipts at an issue price of $ • per Subscription Receipt.
Automatic Exchange:

Each Subscription Receipt will entitle the holder thereof to receive automatically, upon the closing of the Acquisition, without any further action on the part of the holder thereof and without payment of additional consideration, one Common Share of the Corporation.

Dividend Equivalent Payment:

Holders of Subscription Receipts will be entitled to Dividend Equivalent Payments in respect of, and paid concurrently with, any dividends on the Common Shares for which record dates occur during the period commencing on the Offering Closing Date to, but excluding, the last day on which the Subscription Receipts remain outstanding.

Notwithstanding the foregoing, holders of Subscription Receipts of record at the close on April 15, 2016 will be entitled to a Dividend Equivalent Payment in respect of the $0.565 per Common Share dividend payable by TransCanada on April 29, 2016 to Common Share holders of record at the close on March 31, 2016 even though the Subscription Receipt holders were not holders of record on the record date for such Common Share dividend.

In addition, in the event that the Termination Time occurs after a dividend has been declared on the Common Shares but before the record date for such dividend, holders of Subscription Receipts will receive, as part of the Termination Payment, a pro rata Dividend Equivalent Payment in respect of such dividend declared on the Common Shares based on the ratio of the time between (i) the date of the prior Dividend Equivalent Payment (or, if none, the Offering Closing Date) and the Termination Time to (ii) the date of the prior Dividend Equivalent Payment (or, if none, the prior payment date for dividends on the Common Shares) and the dividend payment date for the dividend so declared. If the Termination Time occurs on a record date or following a record date but on or prior to the payment date, holders will be entitled to receive the full Dividend Equivalent Payment.

Any Dividend Equivalent Payments will be made first out of any interest that has been credited or received on the Escrowed Funds and then out of the Escrowed Funds, and will be paid net of any applicable withholding taxes.

See "Details of the Offering".

Use of Proceeds:

The gross proceeds from the sale of the Subscription Receipts will, from the Offering Closing Date until the earlier of the delivery of the Escrow Release Notice and the Termination Time, be held in escrow by the Escrow Agent and invested pursuant to the terms of the Subscription Receipt Agreement (as defined herein) in interest-bearing deposits with banks and other financial institutions with issuer credit ratings from S&P of at least A, provided that Dividend Equivalent Payments may be made from the Escrowed Funds and the interest credited or received thereon from time to time, as described herein.

If the Escrow Release Notice is delivered prior to the Termination Time, the remaining Escrowed Funds (together with any remaining interest credited or received thereon), less any amounts required to satisfy any unpaid Dividend Equivalent Payments, will be released to, or as directed by, the Corporation and used, directly or indirectly, to pay a portion of the Purchase Price or to repay a portion of the indebtedness incurred to finance a portion of the Purchase Price.

See "Use of Proceeds".
Termination:

If the Escrow Release Notice is not delivered on or prior to the Termination Time or the Escrowed Funds are released pursuant to an Escrow Release Notice but subsequently returned to the Escrow Agent and no further Escrow Release Notice is delivered on or prior to the Termination Time, the Escrow Agent will pay to each holder of Subscription Receipts, commencing on the third business day following the Termination Time, an amount equal to (i) the aggregate issue price of such holder's Subscription Receipts, plus (ii) any unpaid Dividend Equivalent Payments owing to such holder of Subscription Receipts (the "Termination Payment").

The Termination Payment will be made from the balance of the Escrowed Funds at the Termination Time, including from interest credited or received on the Escrowed Funds, provided that if the balance of the Escrowed Funds, together with any such interest, are insufficient to cover the full amount of the Termination Payment, TransCanada will be required, under the Subscription Receipt Agreement, to pay to the Escrow Agent as agent on behalf of the holders of Subscription Receipts the deficiency if any, between the amount of Escrowed Funds, together with any such interest, at the Termination Time and the aggregate of the Termination Payments due to the holders of Subscription Receipts.

See "Details of the Offering".
Tax Considerations:

You should be aware that the purchase of Subscription Receipts may have tax consequences both in Canada and the U.S. See "Certain Canadian Income Tax Considerations" and "Certain U.S. Federal Income Tax Considerations".

Risk Factors:	Investing in the Subscription Receipts and the Common Shares issuable upon exchange thereof involves certain risks which should be carefully considered by prospective investors. See "Risk Factors".
Conflicts of Interest:

As described in "Use of Proceeds", a portion of the net proceeds of the Offering may be used, directly or indirectly, to repay a portion of the indebtedness incurred to finance a portion of the Purchase Price. See "Use of Proceeds". As a result, one or more of the Underwriters or their affiliates may receive more than 5% of the net proceeds of the Offering in the form of the repayment of such indebtedness. See "Plan of Distribution — Conflicts of Interest".

 IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

        Except on the cover page and under the heading "Details of the Offering" and unless the context otherwise requires, all references in this prospectus to "we", "us", "our", or the "Corporation" refer to TransCanada and its subsidiaries, partnership interests and joint venture investments.

        You should rely only on the information contained in this prospectus and the documents incorporated by reference herein. We have not, and the Underwriters have not, authorized any person to provide you with different information. If any person other than us provides you with different or inconsistent information you should not rely on it. We and the Underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus has been prepared in accordance with U.S. GAAP.

 EXCHANGE RATE DATA

        We publish our consolidated financial statements in Canadian dollars. The consolidated financial statements of Columbia included in Annex A are presented in U.S. dollars. In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to "dollars" or "$" are to lawful currency of Canada, and references to "U.S. dollars" and "U.S.$" are to lawful currency of the U.S.

        The following table sets forth certain exchange rates based on the noon rate as reported by the Bank of Canada. Such rates are set forth as U.S. dollars per Cdn.$1.00 and are the inverse of noon rates quoted by the Bank of Canada for Canadian dollars per U.S.$1.00. On March 16, 2016, the inverse of the noon rate reported by the Bank of Canada was U.S.$0.7484 per Cdn.$1.00.

	Year Ended December 31,
	2015	2014	2013
High	0.8527	0.9422	1.0164
Low	0.7148	0.8589	0.9348
Average(1)	0.7820	0.9054	0.9710
Period end	0.7225	0.8620	0.9402

(1)
The average of the exchange rates on the last day of each month during the applicable period.

FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference herein include "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of securities laws, including the "safe harbour" provisions of the Securities Act (Ontario), the Securities Act (Alberta) and the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 27A of the United States Securities Act of 1933, as amended (the "Securities Act"). The words "anticipate", "expect", "believe", "may", "will", "should", "estimate", "project", "outlook", "forecast", "intend", "target", "plan" or other similar words are used to identify such forward-looking information. Forward-looking information in this prospectus and in the documents incorporated by reference herein is intended to provide potential investors with information regarding us, including management's assessment of our future plans and financial outlook. Forward-looking information in this prospectus includes statements under the headings "Summary", "Recent Developments", "Acquisition of Columbia", "Use of Proceeds" and "Relationship Between the Corporation and the Underwriters". Forward-looking information in this prospectus and the documents incorporated by reference herein may include, but is not limited to, statements regarding:

  •
  anticipated business prospects;

  •
  our financial and operational performance, including the performance of our subsidiaries;

  •
  expectations or projections about strategies and goals for growth and expansion;

  •
  expected cash flows and future financing options available to us;

  •
  expected costs for planned projects, including projects under construction and in development;

  •
  expected schedules for planned projects (including anticipated construction and completion dates);

  •
  expected regulatory processes and outcomes;

  •
  expected common share purchases under our normal course issuer bid;

  •
  expected dividends;

  •
  expected impact of regulatory outcomes;

  •
  expected outcomes with respect to legal proceedings, including arbitration and insurance claims;

  •
  expected capital expenditures and contractual obligations;

  •
  expected operating and financial results;

  •
  the expected impact of future accounting changes, commitments and contingent liabilities;

  •
  expected industry, market and economic conditions;

  •
  the planned Acquisition including the expected closing thereof and the expected benefits thereof;

  •
  plans regarding financing for the Acquisition;

  •
  anticipated borrowings under the Acquisition Credit Facilities;

  •
  repayment of the Acquisition Credit Facilities through planned divestitures;

  •
  the effect of the Acquisition on the Corporation's current credit ratings profile;

  •
  planned changes in the Corporation's business including the divestiture of certain assets;

  •
  expected effect on our cash flow as a result of the termination of the PPAs (as defined herein);

  •
  expected impacts of the Acquisition on EBITDA composition, earnings, cash flow, dividend growth and other financial metrics;

  •
  transportation services to the liquified natural gas sector;

  •
  growth opportunities and modernization initiatives relating to Columbia's business; and

  •
  the timing of the distribution of the Subscription Receipts pursuant to the Offering, including the expected closing date of the Offering, and the distribution of Common Shares upon the closing of the Acquisition.

        This forward-looking information reflects our beliefs and assumptions based on information available at the time the information was stated and as such is not a guarantee of future performance. By its nature, forward-looking information is subject to various assumptions, risks and uncertainties which could cause our actual results and achievements to differ materially from the anticipated results or expectations expressed or implied in such statements.

        Key assumptions on which our forward-looking information is based include, but are not limited to, assumptions about:

  •
  the timing and completion of the Acquisition including receipt of regulatory and Columbia Stockholder Approval (as defined herein);

  •
  fulfillment by the Underwriters of their obligations pursuant to the Underwriting Agreement (as defined herein);

  •
  that no event will occur which would allow the Underwriters to terminate their obligations under the Underwriting Agreement;

  •
  the planned monetization of the Corporation's U.S. Northeast merchant power business and of a minority interest in its Mexican natural gas pipeline business;

  •
  inflation rates, commodity prices and capacity prices;

  •
  timing of financings and hedging;

  •
  regulatory decisions and outcomes;

  •
  foreign exchange rates;

  •
  interest rates;

  •
  tax rates;

  •
  planned and unplanned outages and the use of our and Columbia's pipeline and energy assets;

  •
  integrity and reliability of our and Columbia's pipeline and energy assets;

  •
  access to capital markets;

  •
  anticipated construction costs, schedules and completion dates;

  •
  acquisitions and divestitures; and

  •
  the realization of the anticipated benefits and synergies of the Acquisition to TransCanada including impacts on growth and accretion in various financial metrics.

        The risks and uncertainties that could cause actual results or events to differ materially from current expectations include, but are not limited to:

  •
  our ability to successfully implement our strategic initiatives;

  •
  whether our strategic initiatives will yield the expected benefits;

  •
  the operating performance of our and Columbia's pipeline and energy assets;

  •
  amount of capacity sold and rates achieved in our and Columbia's pipeline business;

  •
  the availability and price of energy commodities;

  •
  the amount of capacity payments and revenues we receive from our energy business;

  •
  regulatory decisions and outcomes;

  •
  outcomes of legal proceedings, including arbitration and insurance claims;

  •
  performance and credit risk of our counterparties;

  •
  changes in market commodity prices;

  •
  changes in the political environment;

  •
  changes in environmental and other laws and regulations;

  •
  competitive factors in the pipeline and energy sectors;

  •
  construction and completion of capital projects;

  •
  costs for labour, equipment and material;

  •
  access to capital markets;

  •
  interest, tax and foreign exchange rates;

  •
  weather;

  •
  cybersecurity;

  •
  technological developments;

  •
  economic conditions in North America as well as globally;

  •
  uncertainty regarding the length of time to complete the Acquisition and uncertainty regarding the ability of TransCanada to realize the anticipated benefits of the Acquisition; and

  •
  the timing and execution of the Corporation's planned asset sales.

        Additional information on these and other factors is discussed in this prospectus and the documents incorporated by reference herein including in the 2015 MD&A (as defined herein) under the headings "Natural Gas Pipelines — Business Risks", "Liquids Pipelines — Business Risks", "Energy — Business Risks" and "Other Information — Risks and Risk Management", as may be modified or superseded by documents incorporated or deemed to be incorporated by reference in this prospectus.

        Readers are cautioned against placing undue reliance on forward-looking information, which is given as of the date it is expressed in this prospectus or otherwise, and not to use future-oriented information or financial outlooks for anything other than their intended purpose. We undertake no obligation to publicly update or revise any forward-looking information in this prospectus or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, under the Securities Act, a registration statement on Form F-10 relating to the Subscription Receipts. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        We file annual and quarterly financial information, material change reports, business acquisition reports and other material with the various securities commissions or similar authorities in each of the provinces and territories of Canada and with the SEC. Under the multijurisdictional disclosure system adopted by the U.S., documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the U.S. Prospective investors may read and download any public document that we have filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com. Prospective investors may read and copy any document we have filed with the SEC at the SEC's public reference room in Washington D.C., and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download some of the documents we have filed on the SEC's Electronic Data Gathering and Retrieval ("EDGAR") system web site at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada and with the SEC in the U.S.

        The following documents, which were filed by us with the various securities commissions or similar authorities in each of the provinces and territories of Canada and with the SEC, are incorporated by reference into this prospectus:

  (a)
  audited comparative consolidated financial statements as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, the notes thereto, and the auditors' report thereon;

  (b)
  management's discussion and analysis of financial condition and results of operations as at and for the year ended December 31, 2015 (the "2015 MD&A");

  (c)
  annual information form for the year ended December 31, 2015 dated February 10, 2016 (the "Annual Information Form");

  (d)
  management information circular dated February 23, 2016 for the annual and special meeting of shareholders to be held on April 29, 2016; and

  (e)
  management information circular dated March 2, 2015 for the annual and special meeting of shareholders held on May 1, 2015.

        Any documents of the type referred to above, including all annual information forms, all information circulars, all annual and interim financial statements and management's discussion and analysis relating thereto, all material change reports (excluding confidential material change reports), press releases containing financial information for financial periods more recent than the most recent annual or interim financial statements, and any business acquisition reports subsequently filed by the Corporation with securities regulatory authorities in Canada after the date of this prospectus and prior to the completion or termination of the Offering shall be deemed to be incorporated by reference into this prospectus. These documents will be available through the internet on SEDAR, which can be accessed at www.sedar.com. In addition, any similar documents filed by us with the SEC in our periodic reports on Form 6-K or annual report on Form 40-F, and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, in each case after the date of this prospectus and prior to the termination of the offering of Subscription Receipts hereunder, shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such reports. Our periodic reports on Form 6-K and our annual reports on Form 40-F are available on EDGAR at www.sec.gov.

        Any statement contained in this prospectus or in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

 MARKETING MATERIALS

        Any "template version" of "marketing materials" (as those terms are defined in National Instrument 41-101 — General Prospectus Requirements) filed by the Corporation under National Instrument 44-101 — Short Form Prospectus Distributions in connection with the Offering after the date of this prospectus and before termination of the Offering, will be deemed to be incorporated by reference into this prospectus.

PRESENTATION OF FINANCIAL INFORMATION

        The financial statements of the Corporation incorporated by reference in this prospectus are reported in Canadian dollars and have been prepared in accordance with U.S. GAAP. All financial information of Columbia included in this prospectus is reported in U.S. dollars and has been derived from audited historical financial statements of Columbia that were prepared in accordance with U.S. GAAP. The assets and liabilities of Columbia shown in the unaudited pro forma condensed consolidated balance sheet of the Corporation as at December 31, 2015 are reported in Canadian dollars and reflect the U.S. dollar-to-Canadian dollar period-end closing exchange rate. The revenues and expenses of Columbia shown in the unaudited pro forma condensed consolidated statements of earnings of the Corporation for the year ended December 31, 2015 are reported in Canadian dollars and reflect the average U.S. dollar-to-Canadian dollar exchange rate for such period. Financial information in this prospectus that has been derived from the unaudited pro forma condensed consolidated financial statements has been translated to Canadian dollars on the same basis. Certain tables containing financial information in this prospectus may not add due to rounding.

NON-GAAP FINANCIAL MEASURES

        Certain information presented, or incorporated by reference, in this prospectus with respect to the Corporation and Columbia includes certain financial measures that do not have any standardized meaning as prescribed by U.S. GAAP and therefore may not be comparable to similar measures presented by other entities. Prospective purchasers are cautioned that these measures should not be construed as an alternative to U.S. GAAP-based audited consolidated financial statements.

        We use EBITDA as an approximate measure of pre-tax operating cash flow. It measures earnings before deducting financial charges, income tax, depreciation and amortization, net income attributable to non-controlling interests and preferred share dividends, and includes income from equity investments.

        Adjusted EBITDA reflects an adjustment to TransCanada's EBITDA and pro forma EBITDA for the year ended December 31, 2015 of $3,745 million related to (i) a non-cash impairment charge incurred by TransCanada of $3,686 million ($2,891 million after-tax) relating to Keystone XL and related projects, including the Keystone Hardisty Terminal, in connection with the November 6, 2015 denial of the U.S. Presidential permit, and (ii) a non-cash impairment charge incurred by TransCanada of $59 million ($43 million after-tax) relating to certain energy turbine equipment previously purchased for a power development project that did not proceed, each as recorded in the Corporation's audited consolidated financial statements as at December 31, 2015. Management believes that Adjusted EBITDA is a useful measure for evaluating our historical and unaudited pro forma financial results, given the exceptional nature of these one-time asset impairment charges. See "Selected Historical and Pro Forma Financial Information — Reconciliation of Non-GAAP Financial Measures".

CAUTION REGARDING UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        This prospectus contains the unaudited pro forma condensed consolidated financial statements of the Corporation comprised of the condensed consolidated balance sheet of the Corporation as at December 31, 2015 and the condensed and consolidated statement of income of the Corporation for the year ended December 31, 2015, giving effect to: (i) the Offering, assuming no exercise of the Over-Allotment Option; (ii) the issuance of Common Shares upon the exchange of the Subscription Receipts; (iii) the Acquisition Credit Facilities; and (iv) the completion of the Acquisition. Such unaudited pro forma condensed consolidated financial statements have been prepared using certain of the Corporation's and Columbia's respective historical financial statements as more particularly described in the notes to such unaudited pro forma condensed consolidated financial statements. In preparing such unaudited pro forma condensed consolidated financial statements, the Corporation makes no representation or warranty as to the accuracy or completeness regarding the financial statements of Columbia that were used to prepare the unaudited pro forma condensed consolidated financial statements. Such unaudited pro forma condensed consolidated financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon the finalization of the Purchase Price allocation under the Acquisition may differ from the amounts reflected in such unaudited pro forma condensed consolidated financial statements. Since the unaudited pro forma condensed consolidated financial statements have been developed to retroactively show the effect of a transaction that has or is expected to occur at a later date (even though this was accomplished by following generally accepted practice using reasonable assumptions), there are limitations inherent in the very nature of pro forma data. The data contained in the unaudited pro forma condensed consolidated financial statements represents only a simulation of the potential financial impact of the Corporation's acquisition of Columbia. Undue reliance should not be placed on such unaudited pro forma condensed consolidated financial statements. See "Forward-Looking Information" and "Risk Factors".

 RISK FACTORS

        An investment in the Subscription Receipts offered hereunder (and the Common Shares which they are expected to be exchanged for) involves certain risks. In addition to the other information contained in this prospectus, and in the documents incorporated by reference herein, prospective purchasers of Subscription Receipts should consider carefully the risk factors set forth below.

Risks Related to the Subscription Receipts and Common Shares

         Subscription Receipt Structure

        The Subscription Receipts will be automatically exchanged for Common Shares upon the closing of the Acquisition. TCPL may, in its sole discretion, waive certain closing conditions in its favour in the Merger Agreement or agree to amend the Merger Agreement and consummate the Acquisition on terms that may be different from those described in this prospectus. As a result, the expected benefits of the Acquisition may not be fully realized. See "Acquisition of Columbia — Merger Agreement" in this prospectus. As a consequence, holders of Subscription Receipts will essentially assume the same risk as though they had invested directly in Common Shares on the Offering Closing Date.

         Market for Securities

        There is currently no market through which the Subscription Receipts may be sold and purchasers of Subscription Receipts may not be able to resell the Subscription Receipts purchased under this prospectus. The price offered to the public for the Subscription Receipts and the number of Subscription Receipts to be issued have been determined by negotiations among the Corporation and the Underwriters. The price paid for each Subscription Receipt may bear no relationship to the price at which the Subscription Receipts may trade in the public market subsequent to this Offering. The Corporation cannot predict at what price the Subscription Receipts will trade and there can be no assurance that an active trading market will develop for the Subscription Receipts or, if developed, that such market will be sustained.

        Market Price

        The market price of the Subscription Receipts and the Common Shares issuable upon exchange of the Subscription Receipts may fluctuate due to a variety of factors relative to the Corporation's business, including announcements of new developments, fluctuations in the Corporation's operating results, sales of the Subscription Receipts or the Common Shares issuable upon exchange of the Subscription Receipts in the marketplace, failure to meet analysts' expectations, public announcements made in regard to this Offering, the impact of various tax laws or rates and general market conditions or the worldwide economy. In recent years, stock markets have experienced significant price fluctuations, which have been unrelated to the operating performance of the affected companies. There can be no assurance that the market price of the Subscription Receipts and the Common Shares issuable upon exchange of the Subscription Receipts will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Corporation's performance.

         Dividends

        Dividends on the Common Shares, and accordingly, the Dividend Equivalent Payment that may be receivable in respect of the Subscription Receipts, may fluctuate. The board of directors of the Corporation reviews the financial performance of the Corporation quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, the Corporation's payment of dividends on the Common Shares is funded from dividends the Corporation receives as the sole common shareholder of TCPL. Provisions of various trust indentures and credit arrangements to which TCPL is a party restrict TCPL's ability to declare and pay dividends to the Corporation under certain circumstances and, if such restrictions apply, they may, in turn, have an impact on the Corporation's ability to declare and pay dividends on the Common Shares. In addition, the Corporation's ability to pay dividends following the Acquisition could be adversely affected if the free cash flow resulting from the Acquisition does not materialize as expected when coupled with the potentially dilutive effect of the additional Common Shares issued in exchange for the Subscription Receipts issued in this Offering.

         Monies in Escrow

        The proceeds of the Offering will be held in escrow pending delivery of the Escrow Release Notice or the occurrence of the Termination Time. There can be no assurance that the conditions for the release of the Escrowed Funds will be satisfied on or prior to the Termination Time.

        Upon satisfaction of the Escrow Release Condition prior to the Termination Time, the Escrowed Funds may be released to the Corporation in accordance with the terms of the Subscription Receipt Agreement up to six Business Days prior to the anticipated closing of the Acquisition. There is a possibility, however, that after such release the Acquisition will not close prior to the Termination Time and in such event the Corporation will be contractually required to return the Escrowed Funds to the Escrow Agent. Additionally, the Dividend Equivalent Payments payable to Subscription Receipt holders will be paid from the Escrowed Funds and the interest credited or received thereon. If the balance of the Escrowed Funds, together with any interest received or credited, are insufficient to cover the full amount of the Termination Payment, TransCanada will be required, under the Subscription Receipt Agreement, to pay to the Escrow Agent as agent on behalf of the holders of Subscription Receipts the deficiency if any, between the amount of Escrowed Funds, together with any such interest, at the Termination Time and the aggregate of the Termination Payments due to the holders of Subscription Receipts. In either case, holders of Subscription Receipts will be required to rely on the Corporation to repay such funds as sufficient amounts will no longer be held in escrow.

         Information provided by Columbia

        All information relating to Columbia in this prospectus is based on public filings by Columbia. Although the Corporation has conducted what it believes to be a prudent and thorough level of investigation in connection with the Acquisition, an unavoidable level of risk remains regarding the accuracy and completeness of such information.

         Historical Financial Information and Pro Forma Financial Information

        The historical financial information relating to Columbia included in this prospectus, including such information used to prepare the pro forma financial information, has been derived on a historical basis from the historical accounting records of Columbia. The historical financial information may not reflect what Columbia's financial position, results of operations or cash flows would have been had the Corporation owned all of the outstanding shares of capital stock of Columbia during the period presented or what the Corporation's financial position, results of operations or cash flows will be in the future. The historical financial information does not contain any adjustments to reflect changes that may occur in the Corporation's cost structure, financing and operations as a result of the Acquisition.

        In preparing the pro forma financial information in this prospectus, the Corporation has given effect to, among other items, the Offering and the completion of the Acquisition. The assumptions and estimates underlying the pro forma financial information may be materially different from the Corporation's actual experience going forward. See "Caution Regarding Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Forward-Looking Information".

Risks Relating to the Acquisition

         Closing of the Acquisition

        It is expected that the Offering Closing Date will occur prior to the Acquisition Closing Date. The closing of the Acquisition is subject to certain conditions, including that all waiting periods applicable to the Acquisition under the HSR Act shall have expired or been terminated, receipt of Columbia Stockholder Approval and receipt of CFIUS Clearance and the satisfaction or waiver of other customary closing conditions. See "Acquisition of Columbia — Merger Agreement". TCPL intends to consummate the Acquisition within six Business Days of meeting such conditions. However, there can be no assurance that such conditions to the closing of the Acquisition will be satisfied on schedule or at all. As such, there is no assurance that the Acquisition will be completed or, if completed, will be on the terms disclosed in this prospectus. If the Escrow Release Notice is not delivered on or prior to 5:00 p.m. (Calgary time) on the Outside Date or if a Termination Event occurs, the Escrow Agent will return or pay, as applicable, the Termination Payment to each holder of Subscription Receipts, and if, after such Termination Payment, there is any interest remaining, the Escrow Agent shall pay such remaining interest credited or received on the Escrowed Funds to the Corporation. Accordingly, holders of Subscription Receipts would not participate in any growth in the trading price of the Common Shares and would be restricted from using the funds devoted to the purchase of the Subscription Receipts for any other investment opportunities until such funds are returned. See "Details of the Offering".

        A substantial delay in obtaining regulatory approvals or the imposition of unfavourable terms and/or conditions in such approvals could have a material adverse effect on the Corporation's ability to complete the Acquisition and on the Corporation's or Columbia's business, financial condition or results of operations.

        In addition, in the event that regulatory agencies impose unfavourable terms and/or conditions on the Corporation or Columbia (such as a requirement to sell or divest of certain assets or limitations on the future conduct of the combined entities), the Corporation may still be required to complete the transaction on the terms set forth in the Merger Agreement.

         Unexpected Costs or Liabilities Related to the Acquisition

        Although the Corporation conducted what it believed to be a prudent and thorough level of investigation in connection with the Acquisition, an unavoidable level of risk remains regarding any undisclosed or unknown liabilities of, or issues concerning, Columbia. Following the Acquisition, the Corporation may discover that it has acquired substantial undisclosed liabilities. In addition, the Corporation may be unable to retain existing Columbia customers or employees following the Acquisition. Following the closing of the Acquisition, the Corporation will have no right to claim indemnification under the Merger Agreement for any such events. The existence of undisclosed liabilities, the Corporation's inability to retain existing Columbia customers or employees and the inability to claim indemnification could, however, have an adverse impact on the Corporation's business, financial condition, results of operations and cash flows.

        Although the Merger Agreement contains covenants on the part of Columbia regarding the operation of its business prior to closing the Acquisition, the Corporation will not control Columbia and its subsidiaries until completion of the Acquisition and the Columbia business and results of operations may be adversely affected by events that are outside of the Corporation's control during the intervening period. Historic and current performance of Columbia's business and operations may not be indicative of success in future periods. The future performance of Columbia may be influenced by, among other factors, economic downturns, increased environmental regulation, turmoil in financial markets, unfavourable regulatory decisions, rising interest rates and other factors beyond the Corporation's control. As a result of any one or more of these factors, among others, the operations and financial performance of Columbia may be negatively affected during such period which may adversely affect the future financial results of the Corporation.

        Integration of Columbia

        The ability to realize the anticipated benefits of the Acquisition will depend in part on the Corporation successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on the ability of the Corporation to realize the anticipated growth and potential synergies from integrating Columbia's business into the Corporation's current operations following the Acquisition. To effectively integrate Columbia into its current operations, the Corporation must establish appropriate operational, administrative, finance, management systems and controls and marketing functions relating to Columbia. This will require substantial attention from the Corporation's management team. This diversion of management attention, as well as any other difficulties which the Corporation may encounter in completing the transition and integration process, could have an adverse impact on the Corporation's business, financial condition, results of operations and cash flows. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect the ability of the Corporation to achieve all or some of the anticipated benefits of the Acquisition. There can be no assurance that the Corporation will be successful in integrating Columbia's operations, or that the expected benefits will be realized.

         Foreign Currency Exposure

        After giving effect to the Acquisition, a significantly increased portion of the Corporation's earnings and net assets will be denominated in U.S. dollars. Accordingly, fluctuations in exchange rates between the Canadian and U.S. dollar may have an increased adverse effect on the Corporation's results and financial condition. Future events that may significantly increase or decrease the risk of future movement in the exchange rates for these currencies cannot be predicted.

         Failure to Realize the Anticipated Benefits of the Acquisition

        The Corporation believes that the Acquisition will provide certain benefits to the Corporation and its shareholders. There is, however, a risk that some or all of the expected benefits of the Acquisition may fail to materialize, or may not occur within the time periods anticipated by the Corporation. The realization of such benefits may be affected by a number of factors including those disclosed in this prospectus and the documents incorporated by reference herein, many of which are beyond the control of the Corporation. If the Acquisition fails to provide the results that the Corporation anticipates, the Acquisition could materially and adversely affect the Corporation and its financial results.

         Increased Indebtedness

        If the Acquisition is completed on the terms contemplated in the Merger Agreement, the Corporation anticipates that the Borrowers (as defined herein) will borrow up to U.S.$    •    under the Acquisition Credit Facilities, subject to utilizing alternative sources of financing. Such borrowings will represent a significant increase in the Corporation's consolidated indebtedness. Such additional indebtedness will increase the Corporation's interest expense and debt service obligations and may have a negative effect on the Corporation's results of operations. In addition, all of Columbia's existing indebtedness will be included in the Corporation's consolidated indebtedness upon closing of the Acquisition. As of December 31, 2015, Columbia and its subsidiaries had U.S.$2.8 billion in outstanding indebtedness, comprised of U.S.$2.75 billion in aggregate principal amount of its senior notes and U.S.$15 million under Columbia MLP's (as defined herein) credit facility.

        The Corporation's existing and future level of debt, including the addition of Columbia's and Columbia MLP's future level of debt, could have important consequences to the Corporation, including the following:

  •
  the Corporation's ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  the funds that the Corporation has available for operations and payment of dividends to shareholders will be reduced by that portion of the Corporation's cash flow required to make principal and interest payments on outstanding debt; and

  •
  the Corporation's debt level could make the Corporation more vulnerable than its competitors with less debt to competitive pressures or a downturn in the Corporation's business or the economy generally.

        The Corporation's ability to service its increased debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions, interest rate fluctuations and financial, business, regulatory and other factors, some of which are beyond the Corporation's control. If the Corporation's operating results are not sufficient to service its current or future indebtedness, the Corporation may be forced to take actions such as reducing dividends, reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing its debt, or seeking additional equity capital. It is currently contemplated that a portion of the Acquisition Credit Facilities will be repaid from the proceeds of asset sales within 24 months following completion of the Acquisition. The Corporation may not be able to effect any of these actions on satisfactory terms, or at all.

        The Corporation currently has an investment grade credit rating from Standard & Poor's Rating Service, Moody's Investor Service and DBRS. However, its credit ratings could be lowered or withdrawn entirely by a rating agency if, in its judgment, the circumstances warrant. The increased indebtedness of the Corporation arising from the Acquisition could be a factor considered by ratings agencies in downgrading the Corporation's credit rating. If a rating agency were to downgrade the Corporation's rating below investment grade, the Corporation's borrowing costs would increase and its funding sources could decrease. In addition, a failure by the Corporation to maintain an investment grade credit rating could affect its business relationships with suppliers and operating partners. A credit downgrade could also adversely affect the availability and cost of capital needed to fund the growth investments that are a central element of the Corporation's long-term business strategy.

         Significant Transaction and Related Costs

        The Corporation expects to incur a number of costs associated with completing the Acquisition and integrating the operations of the Corporation and Columbia. The substantial majority of such costs will be non-recurring expenses resulting from the Acquisition and will consist of transaction costs related to the Acquisition, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the Corporation and Columbia's respective businesses.

Risks Related to Columbia

        The principal business of Columbia is the operation of natural gas pipelines and natural gas storage facilities and, accordingly, the Corporation believes, based on its investigation in connection with the Acquisition and subject to the risk factor noted above under "Risks Relating to the Acquisition — Unexpected Costs or Liabilities Related to the Acquisition", that the risk factors relating to Columbia's business are generally the same as those disclosed by the Corporation under the headings "Natural Gas Pipelines — Business Risks" and "Other Information — Risks and Risk Management" in the 2015 MD&A.

        In addition, certain aspects of Columbia's business and structure which are specific to Columbia may present additional risks to the combined business of the Corporation following the completion of the Acquisition. Additional risks specifically related to Columbia are described below.

         Marcellus and Utica basin supply for downstream connecting pipelines

        Columbia's natural gas pipelines and transmission infrastructure assets depend largely on supply from the Marcellus and Utica basins. We will monitor any changes in Columbia's customers' gas production plans and how these changes may impact Columbia's existing assets and growth projects. There is competition for this supply from several pipelines within the basin. An overall decrease in production and/or competing demand for supply could impact throughput on pipelines connected to the Marcellus and Utica basins that, in turn, could impact future overall revenues generated. The amount actually produced from the Marcellus and Utica basins depends on many variables, including the price of natural gas, basin-on-basin competition, downstream pipeline tolls, demand within the basins and the overall value of the reserves, including liquids content.

         Concentration of Business with Key Customers

        Columbia is subject to risks of loss resulting from non-performance or non-renewal by its customers. Columbia depends on certain key customers for a significant portion of its revenues. In addition, Columbia is making significant capital expenditures to expand its existing assets and construct new energy infrastructure based on long-term contracts with customers, including natural gas producers who may be adversely impacted by sustained low commodity prices. Columbia's credit support arrangements may not be adequate to fully eliminate customer credit risk. The Corporation may not be able to effectively remarket capacity related to nonperforming customers. The deterioration in the creditworthiness of Columbia's customers or the failure of its customers to meet their contractual obligations could have an adverse effect on the Corporation's business, results of operations, financial condition, growth plans and ability to pay dividends to its shareholders.

         Execution of Capital Projects

        Columbia has embarked on a significant expansion of their pipeline systems. The Corporation's ability to achieve targeted returns depends on delivering projects on time and on budget. Execution of these major projects can be affected by delays in permitting, development and/or construction which may impact capital costs. Additionally, there are certain termination rights within the shipping contracts which are triggered if milestones are not achieved by certain dates.

        The cost of executing these projects may be higher than budgeted. Cost overruns are partially borne by Columbia under the shipping contracts which will ultimately affect actual returns associated with the project or project(s).

         Aging Pipeline Systems

        The Columbia Gulf Transmission, LLC ("Columbia Gulf") and Columbia Gas Transmission, LLC ("Columbia Gas Transmission") pipeline systems have been in operation for many years, with some portions of these pipelines being more than 50 years old. Segments of the Columbia Gulf and Columbia Gas Transmission pipeline systems are located in or near areas determined to be high consequence areas. Columbia implements integrity management testing of the pipelines that its operates, including the Columbia Gulf and Columbia Gas Transmission pipelines, and it repairs, remediates or replaces segments on those pipelines as necessary when anomaly conditions are identified during the integrity testing process or are determined to have occurred during the course of operations. TransCanada expects to invest significant capital over the next several years to replace aging infrastructure, including replacement of the relatively older pipe found on the Columbia Gas Transmission system. If, due to their age, these pipeline sections were to become unexpectedly unavailable for current or future volumes of natural gas because of repairs, damage, spills or leaks, or any other reason, it could have a material adverse impact on the Corporation's financial condition and results of operation.

         Tax Treatment of Distribution

        NiSource (as defined herein) received an opinion from its counsel confirming the tax-free status of the distribution of Columbia common stock to NiSource stockholders (the "Distribution"). NiSource's receipt of the opinion was a condition to the completion of the Distribution. The opinion was based upon various factual representations and assumptions, as well as certain undertakings made by Columbia and NiSource. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion was based are materially different from the facts at the time of the Distribution, the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the Internal Revenue Service ("IRS") or the courts. As a result, the conclusions expressed in an opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences could have an adverse effect on Columbia, NiSource or the Corporation.

        If the Distribution ultimately is determined to be taxable, NiSource would recognize gain in an amount equal to the excess of the fair market value of the shares of Columbia's common stock distributed to NiSource stockholders on the date of the Distribution over NiSource's tax basis in such shares as of such date. Under the terms of the Tax Allocation Agreement that Columbia entered into in connection with the Distribution (the "Tax Allocation Agreement"), in the event that the Distribution were determined to be taxable as the result of actions taken after the Distribution by Columbia or any of its subsidiaries, Columbia would be responsible for all taxes imposed on NiSource as a result thereof. In addition, in the event the Distribution were determined to be taxable and neither Columbia nor NiSource were at fault, Columbia would be responsible for a portion of the taxes imposed on NiSource as a result of such determination. Any such tax amounts could be significant.

         Indemnification Obligations and Assumption of Liabilities from the Distribution

        Pursuant to the Separation and Distribution Agreement entered into between Columbia and NiSource in connection with the Distribution (the "Separation and Distribution Agreement") and certain other agreements, NiSource agreed to indemnify Columbia from certain liabilities and Columbia agreed to indemnify NiSource for certain liabilities. Claims made against Columbia under such indemnities could have a significant adverse impact on the Corporation.

        Columbia negotiated all of its agreements with NiSource relating to the Separation as a wholly owned subsidiary of NiSource. If these agreements had been negotiated with unaffiliated third parties, they might have been more favorable to Columbia. Pursuant to the Separation and Distribution Agreement, Columbia assumed all past, present and future liabilities (other than certain tax liabilities which will be governed by the Tax Allocation Agreement) related to Columbia's business, and agreed to indemnify NiSource for these liabilities, among other matters. Such liabilities include unknown liabilities that could be significant. The allocation of assets and liabilities between NiSource and Columbia may not reflect the allocation that would have been reached between two unaffiliated parties. In addition, Columbia has limited remedies under the Separation and Distribution Agreement. See Note 1A, "Company Structure and Basis of Presentation" in the audited Notes to Columbia's Consolidated and Combined Financial Statements at Annex A to this prospectus for a description of these obligations and the allocation of liabilities between NiSource and Columbia.

        Third parties may seek to hold Columbia responsible for retained liabilities of NiSource. Under the agreements Columbia entered into with NiSource, NiSource agreed to indemnify Columbia for claims and losses relating to these retained liabilities. However, if those liabilities are significant and Columbia is ultimately held liable for them, it cannot be assured that the Corporation will be able to recover the full amount of Columbia's losses from NiSource.

        Under the Separation and Distribution Agreement, NiSource is obligated to indemnify Columbia for losses that a party may seek to impose upon Columbia or its affiliates for liabilities relating to the business of NiSource that are incurred through a breach of the Separation and Distribution Agreement or any ancillary agreement by NiSource or its affiliates other than Columbia or its post-Separation affiliates, or losses that are attributable to NiSource in connection with the Separation or are not expressly assumed by Columbia under its agreements with NiSource. Immediately following the Separation, any claims made against Columbia that are properly attributable to NiSource in accordance with these arrangements would require Columbia to exercise its rights under its agreements with NiSource to obtain payment. Upon completion of the Acquisition, the Corporation is exposed to the risk that, in these circumstances, NiSource cannot, or will not, make the required payment.

        Potential Treatment of Distribution as Fraudulent Conveyance

        A court could deem the Distribution or certain internal restructuring transactions undertaken by NiSource in connection with the Separation to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A court could void the transactions or impose substantial liabilities upon Columbia, which could adversely affect the Corporation's results of operations, cash flows and financial condition. Among other things, the court could require the Corporation, as shareholder of Columbia, to return to NiSource, for the benefit of its creditors, some or all of the shares of Columbia's common stock issued in the Distribution, or require Columbia to fund liabilities of other companies involved in the restructuring transaction. Whether a transaction is a fraudulent conveyance or transfer under applicable state law may vary depending upon the jurisdiction whose law is being applied.

THE CORPORATION

        The Corporation was incorporated pursuant to the provisions of the Canada Business Corporations Act (the "CBCA") on February 25, 2003 in connection with a plan of arrangement which established the Corporation as the parent company of TCPL. All of the outstanding common shares of TCPL are owned by the Corporation.

        We operate our business in three segments: Natural Gas Pipelines, Liquids Pipelines and Energy. Natural Gas Pipelines and Liquids Pipelines are principally comprised of our respective natural gas and oil pipelines in Canada, the U.S. and Mexico as well as our regulated natural gas storage operations in the U.S. Energy includes our power operations and the non-regulated natural gas storage business in Canada.

        Our principal subsidiaries as of December 31, 2015 are indicated in the diagram under the heading "TransCanada Corporation — Intercorporate Relationships" in the Annual Information Form.

        TransCanada operates a network of natural gas pipelines that extends more than 67,000 km (42,000 miles), tapping into virtually all major gas supply basins in North America. TransCanada is one of the continent's largest providers of gas storage and related services with 368 Bcf of storage capacity. TransCanada owns or has interests in over 13,100 megawatts of power generation in Canada and the United States. TransCanada operates one of North America's largest liquids delivery systems.

        TransCanada is developing quality projects under our long-term capital program. These long-life infrastructure assets are supported by long-term commercial arrangements with creditworthy counterparties or regulated business models and are expected to generate significant growth in earnings and cash flow.

        TransCanada's capital program includes $13.5 billion of near-term projects highlighted in the table below and $48 billion of commercially secured medium term and longer term projects. Such amounts exclude the impact of foreign exchange, capitalized interest and allowance for funds used during construction.

Project	Estimated Project Cost ($ billions)(1)	Expected In-Service Date

Houston Lateral & Terminal	U.S. 0.6	2016

Topolobampo	U.S. 1.0	2016

Mazatlan	U.S. 0.4	2016

Grand Rapids Phase 1	0.9	2017

Northern Courier	1.0	2017

Tuxpan-Tula	U.S. 0.5	2017

Canadian Mainline	0.7	2016-2017

NGTL System	5.4	2016-2018

Napanee	1.0	2017 or 2018

Bruce Power Life Extension	1.2	2016-2020

Total Canadian $ Equivalent(2)	13.5

(1)
TransCanada share in billions of dollars. Certain projects are subject to various conditions including corporate and regulatory approvals.

(2)
Reflects foreign exchange rate of $1.32 per U.S.$1.00 at March 11, 2016.

RECENT DEVELOPMENTS

Acquisition of Columbia

        On March 17, 2016, the Corporation announced the entering into of the Merger Agreement. See "Acquisition of Columbia".

Alberta Power Purchase Arrangements

        On March 7, 2016, the Corporation announced plans to terminate its Alberta Power Purchase Arrangements ("PPAs") by exercising a right thereunder that permits termination of the PPAs if there is a change in law that makes the agreements unprofitable. The Corporation expects that unprofitable market conditions will continue as costs related to CO2 emissions have increased and they are expected to continue to increase over the remaining term of the PPAs.

        The Corporation expects the termination of the PPAs will improve its cash flow and comparable earnings in the near term, but will result in a non-cash charge of approximately $235 million pre-tax ($175 million after-tax) for the fiscal quarter ended March 31, 2016 which represents the remaining net book value associated with the Corporation's original investment in the PPAs. This termination affects the Sheerness, Sundance A and Sundance B PPAs.

ACQUISITION OF COLUMBIA

        On March 17, 2016, the Corporation announced that TCPL, TransCanada Holdco and Merger Sub, and the Corporation (for the limited purpose of providing representations and warranties, pursuing regulatory approvals and obtaining financing for the Acquisition), had entered into an agreement to acquire Columbia through a merger of Merger Sub with and into Columbia for a total Purchase Price of U.S.$10.25 billion, which, together with approximately U.S.$2.75 billion of assumed debt, constitutes a total transaction value of approximately U.S.$13 billion. The Purchase Price represents a 11% premium to the closing price of shares of Columbia common stock on the NYSE of U.S.$23.00 as of March 16, 2016 and a 32% premium to the volume-weighted average price over the last 30 days. The Acquisition is expected to close shortly after the later of the expiration or termination of the applicable waiting period in connection with the Acquisition under the HSR Act, the receipt of Columbia Stockholder Approval, the receipt of CFIUS Clearance and the satisfaction or waiver of other customary closing conditions, provided that this date occurs on or prior to the Acquisition Outside Date, subject to any extensions of the Acquisition Outside Date in accordance with the terms of the Merger Agreement.

Acquisition Rationale

        TransCanada views this acquisition as a major part of a series of planned business changes, including the planned monetization of its U.S. Northeast merchant power business and of a minority interest in its Mexican natural gas pipeline business (as described under "— Financing of the Acquisition") that, taken together will significantly transform the Corporation's business and position it to generate significant growth, while maintaining its financial strength and flexibility. The highlights of the Acquisition include:

  •
  Creates one of North America's largest regulated natural gas transmission businesses linking the continent's fastest growing natural gas supply basins to its most attractive markets

  •
  Results in a combined $23 billion portfolio of secured, near-term growth projects

  •
  Expected to be accretive to earnings per share in first full year of ownership and thereafter as the combined $23 billion of near-term commercially secured projects enter service

  •
  Increases 2015 adjusted pro-forma EBITDA from regulated and long-term contracted assets to approximately 92 per cent

  •
  Planned monetization of U.S. Northeast merchant power assets would further enhance stability and predictability of revenue streams

  •
  Supports and may augment targeted 8 to 10 per cent expected annual dividend growth through 2020

  •
  Funding program designed to be consistent with current financial profile

  •
  Targeted annual cost, revenue and financing benefits of approximately U.S.$250 million

        The charts below show the sources of adjusted pro forma EBITDA in 2015.

*
EBITDA adjusted for asset impairment charges of $3,745 million as described under "Selected Historical and Pro Forma Financial Information — Reconciliation of Non-GAAP Financial Measures".

**
Includes Columbia, but does not reflect the planned monetization of the Corporation's U.S. Northeast merchant power assets and of a minority interest in its Mexican natural gas pipeline business or the anticipated Acquisition benefits and costs. See "Selected Historical and Pro Forma Financial Information".

        Columbia's assets include one of the largest interstate natural gas pipeline systems in the United States, providing transportation, storage and related services to a variety of customers in the U.S. Northeast, Midwest, Mid-Atlantic and Gulf Coast regions. This extensive, competitively-positioned, growing network of regulated natural gas pipeline and storage assets in the Marcellus and Utica shale gas regions complements TransCanada's existing North American footprint (see "Columbia — Description of Columbia's Business"). Combined, the 91,000 km (56,900 mile) natural gas pipeline system connects North America's supply basins to markets across the continent. The combination will result in 664 Bcf of storage capacity, including Columbia's system capacity of 296 Bcf. TransCanada will be well positioned to transport North America's natural gas supply to liquefied natural gas terminals for export to international markets.

        Columbia is currently advancing U.S.$5.6 billion of commercially secured growth projects that are subject to normal regulatory and permitting processes. The majority of these projects are within existing infrastructure corridors and are more cost competitive and expected to be easier to execute than comparable greenfield projects. They are also underpinned by long-term contracts and expected to generate growth in earnings as they enter service. Under an agreement with customers, additional growth is also anticipated from approximately U.S.$1.7 billion of modernization initiatives to be implemented through 2021. The combined U.S.$7.3 billion of growth initiatives, which are supported by predictable and growing revenue streams, are expected to support and may augment future dividend growth.

        TransCanada expects the Acquisition, net of associated financing and the planned monetization of the Corporation's U.S. Northeast merchant power assets and of a minority interest in its Mexican natural gas pipeline business, to be accretive to earnings per share in the first full year of ownership. Looking forward, TransCanada's $13.5 billion portfolio of commercially-secured near-term growth opportunities together with Columbia's $9.6 billion (U.S.$7.3 billion) portfolio of commercially secured near-term projects, are expected to create long-term shareholder value.

Merger Agreement

        On March 17, 2016, TCPL, TransCanada Holdco and Merger Sub, all direct or indirect subsidiaries of the Corporation, and the Corporation (for the limited purposes of providing representations and warranties, pursuing regulatory approvals and obtaining the financing for the Acquisition) entered into the Merger Agreement with Columbia, which provides for, among other things, the Acquisition of Columbia by TCPL, indirectly through the merger of Merger Sub with and into Columbia, with Columbia continuing as the surviving corporation. Set forth below is a summary of the material provisions of the Merger Agreement. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Merger Agreement, a copy of which will be filed with Canadian securities regulatory authorities on SEDAR at www.sedar.com and with the SEC at www.edgar.com. This summary of the Merger Agreement is not intended to be, and should not be relied upon as, disclosure of any facts and circumstances relating to the Corporation or Columbia.

  The Merger and Merger Consideration

        In accordance with the terms of and subject to the conditions set forth in the Merger Agreement, at the effective time of the closing of the Acquisition, Merger Sub will merge with and into Columbia (the "Merger") with Columbia continuing as the surviving corporation, and each issued and outstanding share of Columbia common stock will be cancelled and (other than Columbia treasury stock or shares of Columbia common stock held directly or indirectly by the Corporation) converted automatically into the right to receive U.S.$25.50 in cash, without interest (the "Per Share Merger Consideration"). In addition, all of the equity awards under Columbia's benefit plans will vest and be converted into the right to receive the Per Share Merger Consideration for each share of Columbia common stock underlying such equity awards. The aggregate amount of Per Share Merger Consideration to be paid, including with respect to equity awards under Columbia's benefit plans (the details of which are set out below), is approximately U.S.$10.25 billion in cash and does not include the outstanding long term debt of Columbia of approximately U.S.$2.75 billion. The Merger Agreement also provides for the vesting and termination of outstanding equity based awards, subject to certain conditions.

  Representations and Warranties

        Under the Merger Agreement, each of Columbia, the Corporation, TCPL, TransCanada Holdco and Merger Sub have made various representations and warranties.

        Columbia's representations and warranties relate to, among other things: the organization, standing and power of Columbia and its subsidiaries; Columbia's subsidiaries and joint ventures; capital structure; authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement; noncontravention; Columbia and Columbia MLP's public company reporting and compliance obligations and financial statements; undisclosed liabilities; absence of certain changes or events; litigation; contracts; compliance with law; permits; labour and employment matters; employee benefit matters; taxes; environmental matters; insurance; real estate matters; intellectual property; regulatory matters; related party transactions; voting requirements to approve the Merger Agreement and the transactions contemplated by the Merger Agreement; brokers and other advisors; opinions of financial advisors; and the applicability of state takeover protection statutes.

        The representations and warranties of the Corporation, TCPL, TransCanada Holdco and Merger Sub relate to, among other things: organization, standing and power of the Corporation, TCPL, TransCanada Holdco and Merger Sub; authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement; noncontravention; litigation; brokers and other advisors; the operations and ownership of Merger Sub; ownership of Columbia common stock; debt financing; access to information; CFIUS; and compliance with laws and permits.

  Covenants

        Columbia, the Corporation, TCPL, TransCanada Holdco and Merger Sub have made covenants governing the conduct of the parties to the Merger Agreement during the period between the signing of the Merger Agreement and the closing of the Acquisition, at the closing of the Acquisition, and after the closing of the Acquisition.

  Conduct of Business

        Columbia has agreed, among other things, from the date of the Merger Agreement until the closing of the Acquisition to, and to cause its subsidiaries to, except as otherwise contemplated by the Merger Agreement or with the prior written consent of TCPL, conduct its business in the ordinary course consistent with past practices and to use commercially reasonable efforts to preserve its current business organizations and to preserve in all material respects its relationships and goodwill with governmental entities, customers, suppliers, creditors, lessors, lessees, officers and employees.

        The Merger Agreement also contains specific restrictive covenants as to certain restricted activities of Columbia and its subsidiaries (subject, in certain cases, to specified exceptions, including an exception related to a drop-down transaction involving Columbia MLP) which require TCPL's consent, including, but not limited to: (i) paying dividends; (ii) certain changes to the corporate structure and capital stock of Columbia or its subsidiaries; (iii) engaging in certain transactions with respect to the shares, equity or other related securities of Columbia or its subsidiaries; (iv) amending organizational documents; (v) acquiring or selling assets with a value greater than $10 million; (vi) taking certain actions with respect to the indebtedness of Columbia or any of its subsidiaries; (vii) making capital expenditures in the aggregate in excess of $40 million in any three month period (other than those set forth in Columbia's capital expenditures plan, among other exceptions); (viii) settling certain kinds of claims; (ix) modifying, terminating or entering into certain types of Material Contracts (as defined in the Merger Agreement); (x) terminating any material permit or allowing a material permit to lapse; and (xi) making or agreeing to make certain changes to insurance policies.

  Deal Protections

        The Merger Agreement provides that Columbia is restricted from initiating, soliciting, negotiating, facilitating or engaging in discussions with respect to or providing any information to any person relating to an "Acquisition Proposal" (as defined in the Merger Agreement), except that Columbia may engage in discussions and provide information with respect to "Acquisition Proposals" that constitute or are reasonably likely to constitute a "Superior Proposal" (as defined in the Merger Agreement) and for which Columbia's board of directors determines in good faith (after consultation with its outside advisors) that failure to take such actions would reasonably be expected to result in a breach of its fiduciary duties under applicable law. In addition, the board of directors of Columbia is restricted from changing its recommendation regarding the Acquisition or supporting another Acquisition Proposal, except in respect of an Intervening Event (as defined in the Merger Agreement) or a Superior Proposal (but subject in each case to certain notice and matching rights granted to TCPL under the Merger Agreement) for which Columbia's board of directors determines in good faith (after consultation with its outside advisors) that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Furthermore, Columbia has a right to terminate the Merger Agreement in favour of a Superior Proposal, but subject to certain notice and matching rights granted to TCPL under the Merger Agreement and the good faith determination by Columbia's board of directors (after consultation with its outside advisors) that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

  Regulatory Approvals

        The Merger Agreement provides that Columbia, the Corporation and TCPL shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under the Merger Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including, but not limited to, preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity, including any government antitrust authority, in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement. The Merger Agreement also includes specific covenants with respect to filings under the HSR Act and with respect to filings with the Committee on Foreign Investment in the United States ("CFIUS"), including a covenant that the Corporation will take all actions to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, and obtain clearance under the HSR Act and obtain the CFIUS Clearance, except, in each case, to the extent that such actions would have a material adverse effect on Columbia and its subsidiaries or the Corporation and its subsidiaries.

  Post-Closing Covenants

        Under the Merger Agreement, TCPL and TransCanada Holdco have agreed, subject to certain specified exceptions and limitations, to provide continuing levels of compensation and certain benefits of the employees of Columbia and its subsidiaries until December 31, 2017 and to recognize the past service of such employees for the purposes of their entitlements under the Corporation's applicable employee benefit plans. TCPL has also agreed to indemnify the directors and officers of Columbia from certain liabilities in connection with their service as directors and officers of Columbia or any of its subsidiaries. In addition, TCPL has agreed to use commercially reasonable efforts to continue division-related headquarter functions in Charleston, West Virginia and to maintain employment levels and community presence in certain locations in the U.S. until the second anniversary of the closing date.

  Closing Conditions

        The Acquisition is subject to a number of customary closing conditions, including, but not limited to, the approval of the Merger Agreement by holders of a majority of Columbia's common stock ("Columbia Stockholder Approval"), the expiry or early termination of the waiting period under the HSR Act, completion of the clearance process undertaken by the Committee on Foreign Investment in the United States under the Defense Production Act of 1950 ("CFIUS Clearance") and the absence of a "Material Adverse Effect" (as defined in the Merger Agreement).

  Termination

        The Merger Agreement may be terminated prior to the closing in certain circumstances, including if the Merger is not consummated on or before the Acquisition Outside Date; provided, however, that if additional time is necessary in order to obtain expiry or early termination of the waiting period under the HSR Act, the Acquisition Outside Date may be automatically extended for two additional three month periods.

        In the event that the Merger Agreement is terminated (i) by Columbia to accept a Superior Proposal, (ii) (A) by TCPL or Columbia for failure to obtain the Columbia Stockholder Approval or failure to close by the Acquisition Outside Date or (B) by TCPL for Columbia's material breach of the Merger Agreement and, in each case, Columbia subsequently consummates or enters into an agreement with respect to an Acquisition Proposal within twelve months of such termination or (iii) by TCPL for a change of recommendation by Columbia's board or Columbia's breach of the no-shop covenant included in the Merger Agreement, Columbia has agreed to pay a termination payment of U.S.$309 million. If the Merger Agreement is terminated in certain other circumstances, Columbia has agreed to reimburse TCPL's reasonable out-of-pocket expenses up to U.S.$40 million.

Financing of the Acquisition

        The Purchase Price and the expenses related to the Acquisition will be financed at the closing of the Acquisition, directly or indirectly, with a combination of some or all of the following: (i) net proceeds of the Offering, (ii) amounts drawn under the Acquisition Credit Facilities, and (iii) existing cash on hand and other sources available to the Corporation, including the planned monetization of the Corporation's U.S. Northeast merchant power assets and a minority interest in its Mexican natural gas pipeline business. The Offering is expected to comprise U.S.$    •     billion to U.S.$    •     billion of the long term financing for the Acquisition. An additional approximately U.S.$    •     billion of the Purchase Price, which may initially be funded through the Acquisition Credit Facilities, will ultimately be satisfied by the sale of a whole or partial interest in certain of TransCanada's existing assets within the 24 month period following the earlier of the funding date of the

Acquisition Credit Facilities or the Acquisition Closing Date. The remainder, if any, of the Purchase Price is expected to be financed from existing cash on hand and other sources available to the Corporation, including normal course financing activities.

        The Corporation expects that with the Offering, it will have fulfilled its common equity financing goals with respect to the Acquisition.

        The Corporation's overall financing plan in respect of the Acquisition is designed to be consistent with the Corporation's current financial profile.

        See "Risk Factors" for a discussion of certain risks relating to the financing of the Acquisition.

  Acquisition Credit Facilities

        For purposes of financing the Purchase Price, on March 17, 2016, TCPL engaged Royal Bank of Canada, JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank, Wells Fargo Bank, N.A. and certain of their respective affiliates to provide, on a fully underwritten basis, senior unsecured bridge term loan credit facilities in an aggregate principal amount of up to U.S.$10.3 billion (the "Acquisition Credit Facilities"). The Acquisition Credit Facilities consist of (i) an equity bridge term loan credit facility in an aggregate principal amount of U.S.$3.2 billion (the "Equity Bridge Facility"), (ii) an asset sale bridge term loan credit facility (the "Cdn. Asset Sale Bridge Facility"), and (iii) an asset sale bridge term loan credit facility (the "U.S. Asset Sale Bridge Facility" and together with the Cdn. Asset Sale Bridge Facility, the "Asset Sale Bridge Facilities"). The aggregate principal amount of the Asset Sale Bridge Facilities is U.S.$7.1 billion. TransCanada Holdco will be the borrower under the U.S. Asset Sale Bridge Facility and TCPL will be the borrower under the remainder of the Acquisition Credit Facilities and will be a guarantor under the U.S. Asset Sale Bridge Facility (TCPL and TransCanada Holdco, together, the "Borrowers").

        The Asset Sale Bridge Facilities are intended to be repaid through the sale of the Corporation's U.S. Northeast merchant power assets, comprised of Ravenswood, Ironwood, Ocean State Power, TC Hydro and Kibby Wind. These assets provide electricity supply to commercial, industrial and institutional customers in Massachusetts, Rhode Island, Maine, New Hampshire, Connecticut, Pennsylvania and New York. The Corporation also intends to monetize a portion of the Corporation's Mexican natural gas pipeline business, which currently includes the Guadalajara Pipeline which connects to an LNG regasification facility located near Manzanillo on the Pacific Coast of Mexico, and the Tamazunchale Pipeline, a natural gas pipeline in east Central Mexico that connects facilities of Mexico's state-owned petroleum company to natural gas power generation plants near Tamazunchale, Mexico and other projects under construction or development.

        The Equity Bridge Facility will mature 364 days following the earlier of the funding date and the Acquisition Closing Date and the Asset Sale Bridge Facilities will mature 24 months following the earlier of the funding date and the Acquisition Closing Date.

        The credit agreement or agreements pursuant to which the Acquisition Credit Facilities will be extended (the "Acquisition Credit Agreement") will contain certain prepayment options in favour of the Borrowers and certain mandatory prepayment obligations upon the occurrence of certain events. In particular, the Borrowers will be required to effect reductions or make certain mandatory prepayments of the Acquisition Credit Facilities, which will permanently reduce the commitments of the lenders and/or require the mandatory repayment of indebtedness under the Acquisition Credit Facilities, in an amount equal to the net cash proceeds from: (i) any issuance of equity and/or subscription receipts or other equity securities by the Corporation or any of its subsidiaries, other than pursuant to certain prescribed exceptions, including to fund projected capital expenditures, (ii) any issuance of debt securities or incurrence of other indebtedness for borrowed money by the Corporation or any of its subsidiaries, other than certain prescribed exceptions (including amounts borrowed from time to time under existing credit facilities and commercial paper programs or to fund projected capital expenditures), and (iii) all asset sales or other dispositions of property by the Corporation or any of its subsidiaries, subject to certain prescribed exceptions.

        The Acquisition Credit Agreement will contain (i) customary representations and warranties and affirmative and negative covenants of the Borrowers that will be nearly identical to those in TCPL's existing credit agreement dated October 14, 2011, and (ii) certain additional representations and warranties as are customary for acquisition financings of the nature contemplated by the Acquisition Credit Facilities. The drawdown of the Acquisition Credit Facilities will also be subject to certain customary conditions for acquisition financings of the nature contemplated by the Acquisition Credit Facilities.

        Customary fees for acquisition financings of the nature contemplated by the Acquisition Credit Facilities are payable by the Borrowers and amounts outstanding under the Acquisition Credit Facilities will bear interest at rates as are market for acquisition financings of the nature contemplated by the Acquisition Credit Facilities.

COLUMBIA

        Columbia is a growth-oriented Delaware corporation which was formed by NiSource Inc. ("NiSource") on September 26, 2014 to own, operate and develop a portfolio of pipeline, storage and related midstream assets. On July 1, 2015, NiSource distributed, pursuant to an effective registration statement on Form 10, 317.6 million shares, one share of Columbia common stock for every one share of NiSource common stock held by NiSource stockholders on the record date. Columbia has been an independent, publicly traded company since July 1, 2015. Columbia's common stock trades under the ticker symbol "CPGX" on the NYSE. On December 7, 2015, Columbia completed the issuance of 82.2 million common shares including 10,725,000 common shares that were issued pursuant to the exercise in full of the underwriters' over-allotment option. Columbia received net proceeds of U.S.$1,394.7 million, net of underwriting discounts and estimated expenses of the offering of approximately U.S.$42.2 million.

        Columbia owns approximately 15,000 miles (24,140 km) of strategically located interstate natural gas pipelines extending from New York to the Gulf of Mexico and one of the U.S.'s largest underground natural gas storage systems, with approximately 296 Bcf of working gas capacity, as well as related gathering and processing assets. For the year ended December 31, 2015, 94.6% of Columbia's revenue, excluding revenues generated from cost recovery under certain regulatory tracker mechanisms, was generated under firm revenue contracts. As of December 31, 2015, these contracts had a weighted average remaining contract life of 4.8 years. Columbia owns these assets through CPG OpCo LP ("Columbia OpCo"), a partnership between Columbia's wholly owned subsidiary Columbia Energy Group ("CEG") and Columbia Pipeline Partners LP ("Columbia MLP"). Columbia MLP is a fee-based, growth-oriented Delaware limited partnership formed to own, operate and develop a portfolio of pipelines, storage and related midstream assets.

        Through its wholly owned subsidiary CEG, Columbia owns the general partner of Columbia MLP, all of Columbia MLP's incentive distribution rights and all of Columbia MLP's subordinated units, which, in the aggregate, represent a 46.5% limited partner interest in Columbia MLP. Columbia MLP completed its initial public offering on February 11, 2015, selling 53.5% of its limited partner interests.

Organizational Structure

        The following is a simplified diagram of Columbia's ownership structure, including key operating subsidiaries:

Description of Columbia's Business

  Interstate Pipeline and Storage Assets.

        Columbia owns the Federal Energy Regulatory Commission ("FERC") regulated natural gas transportation and storage assets described below.

  Columbia Gas Transmission

        Columbia Gas Transmission owns and operates a FERC-regulated interstate natural gas transportation pipeline and storage system, which has historically largely operated as a means to transport gas from the Gulf Coast, via Columbia Gulf, from various pipeline interconnects, and from production areas in the Marcellus/Utica region to markets in the Midwest, Atlantic, and Northeast regions. As Marcellus and Utica shale gas production has grown, Columbia Gas Transmission's operations and assets also have grown due to the increased production within the pipeline's operating area. As the market continues to evolve, Columbia Gas Transmission is in various phases of execution and construction on a multitude of growth projects to help move the growing production of gas out of the Marcellus and Utica shale plays and into on-system markets in the northeast and mid-Atlantic markets as well as off-system markets in the Gulf Coast.

        Columbia Gas Transmission's pipeline system consists of 11,272 miles (18,141 km) of natural gas transmission pipeline. It has a transportation capacity of approximately 10 Bcf/day, transports an average of approximately 3.9 Bcf/day and serves communities in Delaware, Kentucky, Maryland, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia and West Virginia. Columbia Gas Transmission owns and leases approximately 819,500 acres (331,639 hectares) of underground storage, 3,432 storage wells, which includes 35 storage fields in four states with approximately 620 Bcf in total operational capacity, with approximately 286 Bcf of working gas capacity.

        Columbia also owns a 47.5% ownership interest in Millennium Pipeline, which transports an average of 1.1 Bcf/day of natural gas primarily sourced from the Marcellus shale to markets across southern New York and the lower Hudson Valley, as well as to the New York City market through its pipeline interconnections. Millennium Pipeline has access to the Northeast Pennsylvania Marcellus shale natural gas supply and is pursuing growth opportunities to expand its system. The Millennium Pipeline system consists of approximately 253 miles (407 km) of natural gas transmission pipeline and three compressor stations with over 43,000 horsepower of installed capacity. Columbia Gas Transmission acts as operator of Millennium Pipeline, and DTE Millennium Company and National Grid Millennium LLC each own an equal remaining share of Millennium Pipeline.

  Columbia Gulf

        The Columbia Gulf pipeline system is a FERC-regulated interstate natural gas transportation pipeline system, which consists of 3,341 miles (5,377 km) of natural gas transmission pipeline and transports an average of approximately 1.5 Bcf/day. The system offers shippers access to two actively traded market hubs — the Columbia Gulf Mainline Pool and the Columbia Gulf Onshore Pool. In addition, Columbia Gulf interconnects with the Henry Hub in South Louisiana and the Columbia Gas Transmission Pool near Leach, Kentucky. Through its interstate and intrastate pipeline interconnections, Columbia Gulf provides upstream supply to serve growing markets in the mid-atlantic, midwest, Florida and southeast. Columbia Gulf also has a project underway that will connect its system with the Cameron LNG export facility. In addition, Columbia Gulf recently reconfigured its system so that it can reverse flow on one of its three pipelines. Flows on the other two pipelines will be reversed as part of expansion projects that are underway.

  Gathering, Processing and Other Assets.

        Through Columbia's ownership interests in Columbia OpCo, Columbia owns the gathering, processing and other assets described below.

  Columbia Midstream

        Columbia Midstream Group, LLC ("Columbia Midstream") provides natural gas producer services including gathering, treating, conditioning, processing, compression and liquids handling in the Marcellus/Utica

Basins. Columbia Midstream owns approximately 123 miles (198 km) of natural gas gathering pipeline and one compressor station with 6,800 horsepower of installed capacity and also owns a 47.5% ownership interest in Pennant Midstream, LLC, which owns approximately 49 miles (79 km) of natural gas gathering pipeline infrastructure, a cryogenic processing plant and a 36 mile (58 km) NGL pipeline. Columbia Midstream supports the growing production in the Utica and Marcellus resource plays.

  Current System Expansion Opportunities

        The unique location and capabilities of Columbia's pipeline assets place it in a strategically advantageous position to continue to capitalize on production from the Marcellus and Utica shales. According to the U.S. Energy Information Administration, production in the Marcellus and Utica shale regions grew from approximately 2.7 Bcf/day of natural gas in 2010 to approximately 19.6 Bcf/day in 2015, and, according to IHS CERA, natural gas production in these regions is anticipated to grow to above 30 Bcf/day by the end of 2020. To that end, Columbia has recently placed into service or is currently pursuing significant expansion projects that are underpinned by long-term contracts and expected to generate growth in earnings as they enter service, the most significant of which include:

  •
  Gibraltar Pipeline Project.  Columbia expects to invest approximately U.S.$270 million to construct an approximately 1 Bcf/day dry gas header pipeline in southwest Pennsylvania. Columbia expects this to be the first of multiple phases with a projected initial in-service date in the fourth quarter of 2016.

  •
  Leach XPress.  This project, which has been filed with the FERC, will provide approximately 1.5 Bcf/day of capacity from the Marcellus and Utica production regions to the Leach compressor station located on the Columbia Gulf system, TCO Pool, and other markets on the Columbia Gas Transmission system. Columbia expects the project, which involves an estimated investment of approximately U.S.$1.4 billion, to be placed into service in the fourth quarter of 2017.

  •
  Rayne XPress.  This project, which has been filed with the FERC, will transport approximately 1 Bcf/day of southwest Marcellus and Utica production from the Leach, Kentucky interconnect with Columbia Gas Transmission towards the Rayne compressor station in southern Louisiana to reach various Gulf Coast markets. Columbia expects the project, which involves an estimated investment of approximately U.S.$380 million, to be placed into service in the fourth quarter of 2017.

  •
  Cameron Access Project.  This project, which has been approved by the FERC, and involves an investment of approximately U.S.$310 million, will provide 0.8 Bcf/day of transportation capacity on the Columbia Gulf system to the Cameron LNG export terminal in Louisiana. Columbia expects the project to be placed into service in the first quarter of 2018.

  •
  WB XPress.  This project, which has been filed with the FERC, and involves an investment of approximately U.S.$850 million, will expand Columbia Gas Transmission's WB system in order to transport approximately 1.3 Bcf/day of Marcellus production to pipeline interconnects and East Coast markets, including access to the Cove Point LNG terminal. Columbia expects this project to be placed into service in the fourth quarter of 2018.

  •
  Mountaineer XPress.  This approximately U.S.$2.0 billion project, which has not yet been filed with the FERC, will provide new takeaway capacity for Marcellus and Utica production. The project will provide up to 2.7 Bcf/day of firm transportation capacity on the Columbia Gas Transmission system. Columbia expects this project to be placed into service in the fourth quarter of 2018.

  •
  Gulf XPress.  This project, which has not yet been filed with the FERC, will provide 0.9 Bcf/day of firm transportation capacity for Marcellus and Utica production on the Columbia Gulf system. This project involves an investment of approximately U.S.$0.7 billion and is expected by Columbia to be placed into service in the fourth quarter of 2018.

        The schematic below illustrates the expected gas flow direction and capacity of each of the growth projects described above (other than the Gibraltar Pipeline Project):

(1)
Shaded area represents the Marcellus and Utica shale gas production areas.

        In 2013, the FERC approved the modernization settlement entered into by Columbia Gas Transmission and its customers that provided recovery and return on an investment of up to U.S.$1.5 billion over a five-year period to modernize its system to improve system integrity and enhance service reliability and flexibility. The modernization program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities and improvements in control systems. In January 2016, the FERC approved Columbia Gas Transmission's third annual filing for recovery under this program. Columbia Gas Transmission has placed approximately U.S.$937 million in modernization investments into service as of February 2016. The remaining U.S.$0.6 billion of modernization investment is expected to be placed into service in 2017 and 2018.

        In December 2015, Columbia Gas Transmission filed an extension of this settlement and has requested FERC's approval of the customer agreement by March 31, 2016. This extension will allow Columbia Gas Transmission to invest an additional U.S.$1.1 billion over an additional three-year period through 2020, with expected in-service dates in 2019 through 2021. This new agreement also expands the scope of facility investments covered by the program to include storage facilities.

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following tables set forth certain selected historical consolidated financial information as at December 31, 2015 and 2014 (the "Historical Financial Information") and selected unaudited pro forma condensed consolidated financial information for the year ended December 31, 2015 (the "Pro forma Financial Information").

        The Historical Financial Information has been derived from, and should be read in conjunction with our audited consolidated financial statements as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, which were prepared in accordance with U.S. GAAP, copies of which have been incorporated by reference in this prospectus and have been filed on our SEDAR profile at www.sedar.com, and the audited consolidated and combined financial statements of Columbia as of and for the years ended December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, which were prepared in accordance with U.S. GAAP and which are attached to this prospectus in Annex A (the "Columbia Financial Statements").

        The Pro Forma Financial Information has been derived from and should be read in conjunction with our unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2015 and our unaudited pro forma condensed consolidated balance sheet as at December 31, 2015 reflecting in each case the Acquisition and certain other assumptions relating thereto, as described therein which are attached to this prospectus in Annex A (the "Unaudited Pro Forma Financial Statements"). Pro forma adjustments assume that the Purchase Price and acquisition costs will be financed through proceeds from the sale of Subscription Receipts, amounts drawn under Acquisition Credit Facilities, existing cash on hand and other sources available to the Corporation. The Acquisition Credit Facilities are intended to be repaid through the planned monetization of the Corporation's U.S. Northeast merchant power assets and of a minority interest in its Mexican natural gas pipeline business. The impact of this expected repayment is not included in the unaudited pro forma financial information. The Unaudited Pro Forma Financial Statements have been derived from and should be read in conjunction with the Corporation's historical audited financial statements and the Columbia Financial Statements.

        See "Caution Regarding Unaudited Pro Forma Condensed Consolidated Financial Statements".

Historical and Unaudited Pro Forma Statement of Income Statement Items

	Year ended December 31,
	2015	2014	2015	2014	2015
	TransCanada		Columbia		Pro Forma(1)
	($ millions, except per share amounts)		(U.S.$ millions, except per share amounts)		($ millions, except per share amounts)
Revenues	11,300	10,185	1,335	1,348	13,009
Income from equity investments	440	522	61	47	518
Operating and other expenses
Plant operating costs and other	3,250	2,973	705	752	4,152
Commodity purchases resold	2,237	1,836	—	—	2,237
Property taxes	517	473	75	67	613
Depreciation and amortization	1,765	1,611	140	119	1,958
Asset impairment charges	3,745	—	—	—	3,745
Loss/(Gain) on assets held for sale/sold	125	(117)	(53)	(35)	57

	11,639	6,776	867	903	12,762
Financial Charges	1,207	1,107	68	53	•

(Loss)/income before income taxes	(1,106)	2,824	461	439	•
Income tax expense	34	831	153	170	•
(Loss)/income from Discontinued Operations — net of taxes	—	—	(1)	(1)	(1)

Net (loss)/income	(1,140)	1,993	307	268	•
Net income attributable to non-controlling interests	6	153	40	—	57

Net (loss)/income attributable to controlling interests	(1,146)	1,840	267	268	•
Preferred share dividends	94	97	—	—	94

Net (loss)/income attributable to common shares	(1,240)	1,743	267	268	•

EBITDA(2)	1,866	5,542	668	610	2,722
Adjusted EBITDA(2)	5,611				6,467

(1)
Amounts relating to Columbia have been translated from U.S. dollars at the average exchange rate in effect during the reporting period. The incremental interest expense is a result of interest on the Acquisition Credit Facilities used to partially finance the Acquisition. See note 3 to the accompanying unaudited pro forma financial statements, included in Annex A hereto.

(2)
EBITDA and Adjusted EBITDA are non-GAAP measures. See "Non-GAAP Financial Measures" and "Selected Historical and Pro Forma Financial Information — Reconciliation of Non-GAAP Measures".

Historical and Unaudited Pro Forma Balance Sheet Items

	As at December 31,
	2015	2014	2015	2014	2015
	TransCanada		Columbia		Pro Forma(1)
	($ millions)		(U.S.$ millions)		($ millions)
Cash and cash equivalents	850	489	931	1	•
Total assets	64,483	58,525	10,056	8,158	•
Notes payable	1,218	2,467	—	—	1,218
Current portion of long-term debt	2,547	1,797	—	116	2,547
Long-term debt	29,037	22,960	2,746	1,473	•
Junior subordinated notes	2,422	1,160	—	—	2,422
Preferred shares	2,499	2,255	—	—	2,499
Common shareholder's equity	13,939	16,815	4,057	4,176	•

(1)
Amounts relating to Columbia have been translated from U.S. dollars at the exchange rate in effect as at December 31, 2015. See note 3 to the accompanying unaudited pro forma financial statements, included in Annex A hereto.

Reconciliation of Non-GAAP Financial Measures

        The following table reconciles net (loss)/income to EBITDA and EBITDA to Adjusted EBITDA based on the audited financial statements of the Corporation and Columbia for the periods indicated and on the unaudited pro forma condensed consolidated financial statements, included in Annex A hereto.

	Year ended December 31,
	2015	2014	2015	2014	2015
	TransCanada		Columbia		Pro Forma
	($ millions)		(U.S.$ millions)		($ millions)
Net (loss)/income	(1,140)	1,993	307	268	•
Depreciation and amortization	1,765	1,611	140	119	1,958
Financial charges	1,207	1,107	68	53	•
Income tax expense	34	831	153	170	•

EBITDA	1,866	5,542	668	610	2,722
Adjustment for asset impairment charges(1)	3,745				3,745

Adjusted EBITDA	5,611				6,467

(1)
See "Non-GAAP Financial Measures".

 USE OF PROCEEDS

        The gross proceeds from the Offering will, from the Offering Closing Date until the earlier of the delivery of the Escrow Release Notice and the Termination Time, be held in escrow by the Escrow Agent and invested pursuant to the terms of the Subscription Receipt Agreement (as defined herein) in interest-bearing deposits with banks and other financial institutions with issuer credit ratings from Standard & Poor's ("S&P") of at least A, provided that Dividend Equivalent Payments may be made from the Escrowed Funds and the interest credited or received thereon from time to time, as described herein (see "Details of the Offering").

        If the Escrow Release Notice is delivered prior to the Termination Time, the remaining proceeds from the sale of the Subscription Receipts, (together any remaining interest credited or received thereon), less any amounts required to satisfy any unpaid Dividend Equivalent Payments, will be released by the Escrow Agent to or as directed by the Corporation and will be used, directly or indirectly, to pay a portion of the Purchase Price or to repay a portion of the indebtedness incurred to finance a portion of the Purchase Price.

        If the Escrow Release Notice is not delivered on or prior to the Termination Time, the Escrow Agent will pay to each holder of Subscription Receipts, commencing on the third business day following the Termination Time, as the case may be, the Termination Payment. The Termination Payment will be made from the balance of the Escrowed Funds at the Termination Time, including from interest credited or received on the Escrowed Funds, provided that if the balance of the Escrowed Funds, together with any such interest, are insufficient to cover the full amount of the Termination Payment, under the Subscription Receipt Agreement, TransCanada will be required to pay to the Escrow Agent as agent on behalf of the holders of Subscription Receipts the deficiency if any, between the amount of Escrowed Funds, together with any such interest, at the Termination Time and the aggregate of the Termination Payments due to the holders of Subscription Receipts. See "Details of the Offering". If any amount of such interest on the Escrowed Funds remains unused after the full payment of the Termination Payment, it shall be paid by the Escrow Agent to the Corporation.

        If the Escrow Release Notice is delivered prior to the Termination Time and the Acquisition Closing Date occurs, the net proceeds to the Corporation from the Offering will be approximately $    •    after deducting the Underwriters' fee of approximately $    •    and before deducting expenses of the Offering and excluding any interest that may be earned on the Escrowed Funds. If the Underwriters exercise the Over-Allotment Option in full and the Escrow Release Notice is delivered prior to the Termination Time and the Acquisition Closing Date occurs, the net proceeds of the Offering will be approximately $    •    after deducting the Underwriters' fee of approximately $    •    and before deducting the expenses of the Offering and excluding any interest that may be earned on the Escrowed Funds. See "Acquisition of Columbia".

        The expenses of the Offering and the Underwriters' fee will be paid from the general funds of the Corporation.

 CONSOLIDATED CAPITALIZATION

        Other than the issuance by TCPL of U.S.$400 million principal amount of 3.125% senior notes due 2019 (the "January 2016 3.125% Senior Notes") and U.S.$850 million principal amount of 4.875% senior notes due 2026, on January 27, 2016 (the "January 2016 4.875% Senior Notes" and, collectively with the January 2016 3.125% Senior Notes, the "January 2016 Notes"), there have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, from December 31, 2015 to the date of this prospectus. After giving effect to the Offering and assuming that the Acquisition Closing Date occurs prior to the Termination Time, the equity of the Corporation will increase by the amount of the gross proceeds of the Offering and the issued and outstanding Common Shares will increase by     •    shares. In the event of the exercise in full of the Over-Allotment Option, the equity of the Corporation will increase by an additional $    •    and the number of issued and outstanding Common Shares will increase by an additional    •    Common Shares.

        The following table sets forth our consolidated capitalization as at December 31, 2015, both on an actual basis and on a pro forma basis giving effect to the Offering (assuming no exercise of the Over-Allotment Option), the anticipated borrowings under the Acquisition Credit Facilities and the completion of the Acquisition, in each case as if the completion of the Offering and the Acquisition had occurred as at December 31, 2015.

	As at December 31, 2015
	Actual	Pro Forma
	(millions of $)
Indebtedness
Notes payable	1,218	1,218
Long-term debt current	2,547	2,547
Long-term debt	29,037	•
Junior subordinated notes	2,422	2,422

Total Indebtedness	35,134	•

Shareholders' equity
Common Shares	12,102	12,102
Securities Offered	—	•
Preferred Shares	2,499	2,499
Additional Paid-in Capital	7	7
Retained Earnings	2,769	2,636
Accumulated Other Comprehensive Loss	(939)	(939)

Total Shareholders' equity	16,438	•

Total Capitalization	51,572	•

        See "Caution Regarding Unaudited Pro Forma Condensed Consolidated Financial Statements".

 DESCRIPTION OF SHARE CAPITAL

        We are authorized to issue an unlimited number of Common Shares, of which approximately 702,344,195 were issued and outstanding as of March 11, 2016; an unlimited number of First Preferred Shares, issuable in series, of which 9,498,423 Series 1 Shares, 12,501,577 Series 2 Shares, 8,533,405 Series 3 Shares, 5,466,595 Series 4 Shares, 12,714,261 Series 5 Shares, 1,285,739 Series 6 Shares, 24 million Series 7 Shares, 18 million Series 9 Shares and 10 million Series 11 Shares were outstanding as of March 11, 2016; and an unlimited number of Second Preferred Shares, issuable in series, of which none were outstanding as of March 11, 2016.

        The following description of each of the Common Shares, First Preferred Shares and Second Preferred Shares is a summary of certain of their material attributes and characteristics which does not purport to be complete.

Common Shares

        The Common Shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the Preferred Shares, whether as a class or a series, and to any other class or series of shares of the Corporation which rank prior to the Common Shares, entitle the holders thereof to receive: (i) dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the board of directors of the Corporation may from time to time determine; and (ii) the remaining property of the Corporation upon a dissolution.

First Preferred Shares

        Subject to certain limitations, the board of directors of the Corporation may, at any time, and from time to time, issue First Preferred Shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The First Preferred Shares, as a class, have, among others, provisions to the effect set forth below.

        The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series, and shall be entitled to preference over the Common Shares, the Second Preferred Shares and any other shares ranking junior to the First Preferred Shares with respect to the payment of dividends, the repayment of capital and the distribution of the assets of the Corporation in the event of a liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and may also be given such other preferences not inconsistent with the provisions of the articles of the Corporation.

        Except as provided by the CBCA or as referred to below, the holders of the First Preferred Shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of First Preferred Shares will, if the directors of the Corporation so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the directors if the Corporation fails to pay dividends on that series of First Preferred Shares for any period as may be so determined by the directors.

        Subject to the provisions of the CBCA and any provisions relating to any particular series, the Corporation, upon giving proper notice, may redeem out of capital or otherwise at any time, or from time to time, the whole or any part of the then outstanding First Preferred Shares of any one or more series on payment for each such First Preferred Share of such price or prices as may be applicable to such series. Subject to the foregoing, in case a part only of the then outstanding First Preferred Shares of any particular series is at any time redeemed, the shares to be redeemed will be selected by lot in such manner as the directors or the transfer agent for the First Preferred Shares, if any, decide, or if the directors so determine, may be redeemed pro rata disregarding fractions.

        The provisions attaching to the First Preferred Shares as a class may be modified, amended or varied only with the approval of the holders of the First Preferred Shares as a class. Any such approval to be given by the holders of the First Preferred Shares may be given by the affirmative vote of the holders of not less than 66 2/3 per cent of the First Preferred Shares represented and voted at a meeting or adjourned meeting of such holders.

Second Preferred Shares

        The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares are substantially identical to those attaching to the First Preferred Shares, except that the Second Preferred Shares are junior to the First Preferred Shares with respect to the payment of dividends, repayment of capital and the distribution of the assets of the Corporation in the event of a liquidation, dissolution or winding up of the Corporation.

DIVIDENDS

        We increased the quarterly dividend on our outstanding common shares by nine per cent to $0.565 per Common Share for the quarter ending March 31, 2016 which equates to an annual dividend of $2.26 per Common Share and reflects our commitment to grow our Common Share dividend at an average annual rate of eight to ten per cent through 2020. This is the 16th consecutive year we have increased the dividend on our common shares.

        We declared dividends per Common Share of $1.84 in 2013, $1.92 in 2014, and $2.08 in 2015.

PRIOR SALES

        The Corporation has not sold or issued any Common Shares, or securities convertible into Common Shares, during the twelve month period ending prior to the date of this prospectus, other than an aggregate of 495,498 Common Shares at a weighted average exercise price of $34.26 on the exercise of options granted pursuant to the Corporation's stock option plans, for aggregate consideration of approximately $16,975,761.

TRADING PRICE AND VOLUME

        The Common Shares are listed for trading on the TSX and the NYSE under the symbol "TRP". The following table sets forth the reported monthly high, low and closing trading prices and monthly trading volumes of the Common Shares for the period from February 1, 2015 to March 16, 2016 on each of the TSX and the NYSE.

	Common Shares — TSX				Common Shares — NYSE
	Share Price Trading Range				Share Price Trading Range
	High	Low	Close	Volume	High	Low	Close	Volume
	($ per share)				(U.S.$ per share)
2015
February	59.50	53.69	54.79	25,994,936	48.08	42.89	43.83	23,970,762
March	56.51	53.06	54.16	27,402,084	45.13	41.51	42.72	20,963,691
April	58.12	53.57	56.00	22,163,117	48.10	42.37	46.42	19,510,057
May	56.64	52.98	53.90	19,687,840	46.87	42.50	43.37	14,462,998
June	54.35	50.15	50.76	37,765,436	43.78	39.84	40.62	23,904,092
July	52.16	48.46	50.83	22,653,037	40.78	37.22	38.91	21,681,361
August	51.13	41.95	45.90	27,618,517	39.44	31.63	34.62	22,366,364
September	45.84	41.10	42.20	34,144,320	34.61	30.60	31.58	22,375,140
October	46.43	41.67	44.00	34,162,593	35.57	31.43	33.59	22,296,937
November	45.54	40.68	42.14	32,389,719	34.59	30.48	31.59	21,251,858
December	48.44	40.58	45.19	57,859,047	35.17	29.89	32.59	34,563,574
2016
January	48.80	41.51	48.65	38,245,478	34.85	28.40	34.56	26,228,464
February	51.25	46.63	49.65	32,492,216	37.38	33.20	36.39	23,015,063
March 1-16	50.90	46.81	48.15	22,002,638	42.81	35.06	42.55	19,958,100

 DETAILS OF THE OFFERING

        The Offering consists of    •    Subscription Receipts at a price of $    •    per Subscription Receipt.

        Set forth below is a summary of the material attributes and characteristics of the Subscription Receipts. This summary does not purport to be complete. The subscription receipt agreement governing the terms of the Subscription Receipts to be dated as of the Offering Closing Date among the Corporation, the Underwriters, and the Escrow Agent (the "Subscription Receipt Agreement") will be filed with the securities regulatory authorities in Canada and with the SEC on the Offering Closing Date.

Automatic Exchange

        Each Subscription Receipt will entitle the holder thereof to receive automatically, upon the closing of the Acquisition, without any further action on the part of the holder thereof and without payment of additional consideration, one Common Share of the Corporation.

        Provided that the closing of the Acquisition occurs prior to the Termination Time, the Escrow Agent will automatically issue and deliver the appropriate number of Common Shares to each registered holder of Subscription Receipts without any further action required by such holder and without payment of additional consideration and thereafter the former holders of Subscription Receipts will be entitled, as holders of Common Shares, to receive dividends if, as and when declared by the board of directors of the Corporation from time to time, to vote and to all other rights available to holders of Common Shares (see "Description of Share Capital — Common Shares"). Contemporaneously with the issuance and delivery of the Common Shares to the holders of Subscription Receipts, the Corporation will issue a press release specifying that Common Shares have been so issued and delivered to holders of Subscription Receipts. Following the Acquisition Closing Date any unpaid Dividend Equivalent Payment will be paid by the Escrow Agent from the Escrowed Funds and any interest credited or recorded thereon to Subscription Receipt holders of record on the record date for the corresponding dividend.

Dividend Equivalent Payments

        Holders of Subscription Receipts will be entitled to Dividend Equivalent Payments in respect of, and paid concurrently with, any dividends on the Common Shares for which record dates occur during the period commencing on the Offering Closing Date to, but excluding, the last day on which the Subscription Receipts remain outstanding.

        Notwithstanding the foregoing, holders of Subscription Receipts of record at the close on April 15, 2016 will be entitled to a Dividend Equivalent Payment in respect of the $0.565 per Common Share dividend payable by TransCanada on April 29, 2016 to Common Share holders of record at the close on March 31, 2016 even though the Subscription Receipt holders were not holders of record on the record date for such Common Share dividend. In the event that the Termination Time occurs after a dividend has been declared on the Common Shares but before the record date for such dividend, holders of Subscription Receipts will receive, as part of the Termination Payment, a pro rata Dividend Equivalent Payment in respect of such dividend declared on the Common Shares based on the ratio of the time between (i) the date of the prior Dividend Equivalent Payment (or, if none, the Offering Closing Date) and the Termination Time to (ii) the date of the prior Dividend Equivalent Payment (or, if none, the prior payment date for dividends on the Common Shares) and the dividend payment date for the dividend so declared. If the Termination Time occurs on a record date or following a record date but on or prior to the payment date, holders will be entitled to receive the full Dividend Equivalent Payment.

        Any Dividend Equivalent Payments will be made first out of any interest that has been credited or received on the Escrowed Funds and then out of the Escrowed Funds, and will be paid net of any applicable withholding taxes.

Escrowed Funds

        The Subscription Receipts will be issued pursuant to the Subscription Receipt Agreement entered into on the Offering Closing Date. The Escrowed Funds will be delivered to and held in escrow by the Escrow Agent as agent and bailee on behalf of the holders of Subscription Receipts and will be invested pursuant to the terms of the Subscription Receipt Agreement (as defined herein) in interest-bearing deposits with banks and other financial institutions with issuer credit ratings from S&P of at least A, pending: (i) receipt of a notice in accordance with the terms and conditions to be set out in the Subscription Receipt Agreement, signed by the Corporation and the Underwriters confirming that the Escrow Release Condition has occurred (the "Escrow Release Notice"); or (ii) the Termination Time; provided that Dividend Equivalent Payments may be made from the Escrowed Funds and the interest credited or received thereon from time to time, as described herein.

        Once the parties to the Merger Agreement are able to complete the Acquisition in all material respects in accordance with the terms of the Merger Agreement, but for the payment of the Purchase Price, and the Corporation has available to it all other funds required to complete the Acquisition (the "Escrow Release Condition"), the Corporation will provide the Escrow Release Notice to the Escrow Agent and the Escrow Agent will release the Escrowed Funds, less any amounts required to satisfy payment of any unpaid Dividend Equivalent Payment, to or at the direction of the Corporation. Under the terms of the Subscription Receipt Agreement, the Escrowed Funds may, at the election of the Corporation, be so released up to six "Business Days" (defined in the Subscription Receipt Agreement for these purposes as any day other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized to be closed) prior to the anticipated closing of the Acquisition.

        In the event that the Escrowed Funds are released pursuant to an Escrow Release Notice and the closing of the Acquisition does not occur within six Business Days of such release, the Corporation will cause the Escrowed Funds to be returned to the Escrow Agent and the Escrowed Funds will either continue to be held by the Escrow Agent pursuant to the terms of the Subscription Receipt Agreement or returned to the holders of Subscription Receipts, as applicable.

Termination

        In the event that the Escrow Release Notice is not delivered on or prior to the Termination Time or the Escrowed Funds are released pursuant to an Escrow Release Notice but subsequently returned to the Escrow Agent and no further Escrow Release Notice is delivered on or prior to the Termination Time, the Escrow Agent will pay to each holder of Subscription Receipts, commencing on the third business day following the Termination Time, the Termination Payment.

        The Termination Payment will be made from the balance of the Escrowed Funds at the Termination Time, including from any interest credited or received on the Escrowed Funds, provided that if the balance of the Escrowed Funds, together with any such interest, is insufficient to cover the full amount of the Termination Payment, TransCanada will be required, under the Subscription Receipt Agreement, to pay to the Escrow Agent as agent on behalf of the holders of Subscription Receipts the deficiency, if any, between the amount of Escrowed Funds, together with any such interest, at the Termination Time and the aggregate of the Termination Payments due to the holders of Subscription Receipts. If any amount of such interest on the Escrowed Funds remains unused after the full payment of the Termination Payment, it shall be paid by the Escrow Agent to the Corporation.

Rescission

        Under the Subscription Receipt Agreement, original purchasers of Subscription Receipts pursuant to the Offering will have a contractual right of rescission following the issuance of Common Shares to such purchaser upon the exchange of the Subscription Receipts to receive the amount paid for the Subscription Receipts if this prospectus (including documents incorporated herein by reference) or any amendment hereto contains a misrepresentation (as defined in the Securities Act (Alberta)) or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days of the Offering Closing Date.

Amendments

        From time to time while the Subscription Receipts are outstanding, the Corporation, the Underwriters and the Escrow Agent, without the consent of the holders of the Subscription Receipts, may amend or supplement the Subscription Receipt Agreement for certain purposes, including making any change that, in the opinion of the Escrow Agent, does not prejudice the rights of the holders of the Subscription Receipts. The Subscription Receipt Agreement provides for other modifications and alterations thereto and to the Subscription Receipts issued thereunder by way of an extraordinary resolution. The term "extraordinary resolution" is defined in the Subscription Receipt Agreement to mean, in effect, a resolution passed by the affirmative votes of the holders of not less than 66 2/3% of the number of outstanding Subscription Receipts represented and voting at a meeting of Subscription Receipt holders or an instrument or instruments in writing signed by the holders of not less than 66 2/3% of the number of outstanding Subscription Receipts.

DEPOSITORY SERVICES

        The Subscription Receipts and the Common Shares issuable upon the exchange of the Subscription Receipts will be issued in "book entry only" form and must be purchased or transferred through a participant in the CDS depository service ("CDS Participant"). The Corporation will cause a global certificate or certificates representing any newly issued Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts to be delivered to, and registered in the name of, CDS or its nominee. All rights of holders of Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts must be exercised through, and all payments or other property to which such holders of Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts, as the case may be, is entitled, will be made or delivered by, CDS or the CDS Participant through which the holders of Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts holds such Subscription Receipts or Common Shares. Each person who acquires Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts will receive only a customer confirmation of purchase from the registered dealer from or through which the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts are acquired in accordance with the practices and procedures of that registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. CDS is responsible for establishing and maintaining book entry accounts for its CDS Participants having interests in the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts.

        The ability of a beneficial owner of Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts to pledge such Subscription Receipts or Common Shares or otherwise take action with respect to such owner's interest in such Subscription Receipts or Common Shares (other than through a CDS Participant) may be limited due to the lack of a physical certificate.

        The Corporation has the option to terminate registration of the Subscription Receipts and Common Shares issuable upon the exchange of the Subscription Receipts through the book entry only system, in which event certificates for Subscription Receipts and Common Shares issuable upon the exchange of the Subscription Receipts in fully registered form will be issued to the beneficial owners of such shares or their nominees.

        Neither the Corporation nor the Underwriters will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts held by CDS or the payments relating thereto; (b) maintaining, supervising or reviewing any records relating to the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts; or (c) any advice or representation made by or with respect to CDS and those contained in this prospectus and relating to the rules governing CDS or any action to be taken by CDS or at the direction of its CDS Participants. The rules governing CDS provide that it acts as the agent and depository for the CDS Participants. As a result, CDS Participants must look solely to CDS and persons, other than CDS Participants, having an interest in the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts must look solely to CDS Participants for payments made by or on behalf of the Corporation to CDS in respect of the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts.

        If (i) required by applicable law, (ii) the book entry only system ceases to exist, (iii) the Corporation determines that CDS is no longer willing or able to discharge properly its responsibilities as depository with respect to the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts and the Corporation is unable to locate a qualified successor, or (iv) the Corporation, at its option, decides to terminate the book entry only system, then certificates representing the Subscription Receipts or Common Shares issuable upon the exchange of the Subscription Receipts, as applicable, will be made available.

 PLAN OF DISTRIBUTION

        Pursuant to an underwriting agreement (the "Underwriting Agreement") dated March     •    , 2016 among the Corporation and the Underwriters, the Corporation has agreed to sell an aggregate of    •     Subscription Receipts to the Underwriters, and the Underwriters have severally (and not jointly or jointly and severally) agreed to purchase from the Corporation, as principals, such Subscription Receipts at a price of $    •    per Subscription Receipt payable in cash against delivery on the Offering Closing Date. The Underwriting Agreement provides that, in consideration of the services of the Underwriters in connection with the Offering, the Corporation will pay the Underwriters a fee of $    •    per Subscription Receipt issued and sold by the Corporation as part of the Offering, for an aggregate fee payable by the Corporation of $    •    . The Underwriters' fee is payable as to 50% on the Offering Closing Date and 50% upon the closing of the Acquisition. In the event the Escrowed Funds are refunded to purchasers, the fee payable to the Underwriters in respect of the Subscription Receipts will consist solely of the amount payable on the Offering Closing Date.

        The Corporation has granted to the Underwriters the Over-Allotment Option exercisable at any time until 30 days following the Offering Closing Date to purchase up to an additional     •    Subscription Receipts at a price of $    •    per Subscription Receipt. If the Over-Allotment Option is exercised in full, the total price to the public, the Underwriters' fee and the net proceeds to the Corporation, before expenses and interest, will be $    •    , $    •    and $    •    , respectively. The distribution of the Subscription Receipts that may be issued on the exercise of the Over-Allotment Option are also qualified under this prospectus. A purchaser who acquires any of the Subscription Receipts forming part of the Underwriters' over-allocation position acquires these securities under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

        The terms of the Offering were established through negotiations between the Corporation and the Underwriters.

        The obligations of the Underwriters under the Underwriting Agreement are several (and not joint or joint and several) and may be terminated at their discretion upon the occurrence of certain stated events. Such events include, but are not limited to: (a) there shall occur any change in the business, affairs, operations, assets, liabilities, earnings, capital or ownership or condition of the Corporation on a consolidated basis or any material change in the terms of the Acquisition or the termination of the Merger Agreement, in either case resulting in a misrepresentation in this prospectus and the documents incorporated by reference herein; (b) as a result of investigations after the date hereof, the Underwriters (or any one of them) determine that there exists any fact or circumstance which existed prior to the date hereof and had not been disclosed prior to the date hereof, which in their sole opinion, acting reasonably, would be expected to have a material adverse effect on the market price or value of the Subscription Receipts or the underlying Common Shares; and (c) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, or any law or regulation which, in the opinion of the Underwriters (or any one of them) acting reasonably, may materially adversely affect or involve the financial markets in Canada or the U.S. or the business, operations or affairs of the Corporation and its subsidiaries, take as a whole or is expected to prevent, suspend or materially restrict the trading in the Subscription Receipts or the underlying Common Shares.

        If an Underwriter fails to purchase the Subscription Receipts which it has agreed to purchase, the other Underwriters may, but are not obligated to, purchase such Subscription Receipts, provided that, if the aggregate number of Subscription Receipts not purchased is less than or equal to 10% of the aggregate number of Subscription Receipts agreed to be purchased by the Underwriters, then each of the other Underwriters is obligated to purchase severally the Subscription Receipts not taken up, on a pro rata basis or as they may otherwise agree as between themselves. The Underwriters are, however, obligated to take up and pay for all Subscription Receipts if any Subscription Receipts are purchased under the Underwriting Agreement. The Underwriting Agreement also provides that the Corporation will indemnify the Underwriters and their respective directors, officers, shareholders, agents and employees against certain liabilities and expenses.

        The Underwriters propose to offer the Subscription Receipts initially at the public offering price specified on the cover page of this prospectus. After the Underwriters have made a reasonable effort to sell all of the Subscription Receipts offered by this prospectus at the price specified herein, the offering price may be decreased and may be further changed from time to time to an amount not greater than that specified on the cover page of this prospectus. In the event the offering price of the Subscription Receipts is reduced, the compensation received by the Underwriters will be decreased by the amount by which the aggregate price paid by the purchasers for the Subscription Receipts is less than the gross proceeds paid by the Underwriters to the Corporation for the Subscription Receipts. Any such reduction will not affect the proceeds received by the Corporation.

        Subscriptions for Subscription Receipts will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice.

        There is currently no market through which the Subscription Receipts may be sold and purchasers may not be able to resell Subscription Receipts purchased under this prospectus.

        The Corporation has agreed that, subject to certain exceptions, it shall not issue or agree to issue any Common Shares or other securities convertible into, or exchangeable for, Common Shares prior to 90 days after the Offering Closing Date without the prior consent of RBC Dominion Securities Inc. and TD Securities Inc., which consent shall not be unreasonably withheld. This 90 day period may be extended under certain circumstances.

        Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Subscription Receipts or Common Shares. The policy statements allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Subscription Receipts or Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Subscription Receipts or Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

Conflicts of Interest

        As described in "Use of Proceeds", a portion of the net proceeds of the Offering may be used, directly or indirectly, to repay a portion of the indebtedness incurred to finance a portion of the Purchase Price. See "Use of Proceeds". As a result, one or more of the Underwriters or their affiliates may receive more than 5% of the net proceeds of the Offering in the form of the repayment of such indebtedness. Accordingly, the Offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with the Offering, because the conditions of Rule 5121(a)(1)(B) are satisfied.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "relevant member state"), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the "relevant implementation date"), an offer of the Subscription Receipts described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Subscription Receipts that has been approved by the competent authority in that relevant member state and published in accordance with the Prospectus Directive as implemented in the relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of Subscription Receipts may be made to the public in that relevant member state at any time:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Subscription Receipts will result in the requirement of the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each purchaser of a Subscription Receipt described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this notice, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Subscription Receipts to be offered so as to enable an investor to decide to purchase or subscribe for the Subscription Receipts, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto).

        The sellers of the Subscription Receipts have not authorized and do not authorize the making of any offer of the Subscription Receipts through any financial intermediary on their behalf, other than offers made by the Underwriters with a view to the final placement of the Subscription Receipts as contemplated in this prospectus.

        Accordingly, no purchaser of Subscription Receipts, other than the Underwriters, is authorized to make any further offer of Subscription Receipts on behalf of the sellers or the Underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus and any other material in relation to the Subscription Receipts described herein are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (and amendments thereto) and Section 86(7) of the Financial Services and Markets Act 2000 (United Kingdom), as amended (the "FSMA") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Subscription Receipts are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Subscription Receipts will be engaged only with, relevant persons.

        This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        No invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Subscription Receipts may be communicated or caused to be communicated except in circumstances in which Section 21(1) of the FSMA does not apply to us or the Underwriters. In addition, all applicable provisions of the FSMA must be complied with in relation to anything done to the Subscription Receipts in, from or otherwise involving the United Kingdom.

RELATIONSHIP BETWEEN THE CORPORATION AND THE UNDERWRITERS

        The Underwriters and their respective affiliates have, from time to time, performed, and in the future may perform, commercial and investment banking and advisory services for us for which they have received or will receive customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        Each of RBC Dominion Securities Inc. and TD Securities Inc. is, directly or indirectly, a subsidiary of certain lenders (the "Lenders") which have extended (or will extend) credit facilities (collectively, the

"Facilities") to the Corporation or its affiliates (see "Acquisition of Columbia — Financing of the Acquisition"). Accordingly, the Corporation may be considered to be a "connected issuer" of such Underwriters under applicable securities legislation. The Facilities consist of the following committed syndicated facilities: TCPL's $3.0 billion amended and restated credit agreement; TCPL's U.S.$1.0 billion credit agreement; a TransCanada Holdco U.S.$0.5 billion credit agreement; a TransCanada American Investments Ltd. and TransCanada Power Marketing Ltd., as co-borrowers, U.S.$1.5 billion credit agreement; a TC PipeLines, LP U.S.$500 million first amendment to a second amended and restated revolving credit and term loan agreement; a TC PipeLines, LP U.S.$500 million term loan agreement; a TC PipeLines, LP U.S.$170 million term loan agreement; a Northern Border Pipeline Company U.S.$200 million revolving amended and restated credit agreement; a Gas Transmission Northwest LLC U.S.$75 million term loan agreement; a TQM Pipeline and Company, Limited Partnership $135 million revolving and term loan agreement, each as amended; and also consist of certain other demand bank facilities with aggregate commitments of approximately $1.7 billion. As of January 31, 2016, we had approximately $2.9 billion outstanding under the Facilities. Royal Bank of Canada and The Toronto-Dominion Bank, inter alia, have provided the Corporation with a commitment letter for the Acquisition Facilities described under "Acquisition of Columbia — Financing of the Acquisition".

        As of the date hereof, the Corporation and its affiliates are in material compliance with all material terms of the agreements governing the Facilities and none of the Lenders has waived any material breach by the Corporation or its affiliates of those agreements since the Facilities were established. The financial position of the Corporation has not changed substantially and adversely since the indebtedness under the Facilities was incurred. None of the Lenders have been or will be involved in the decision to offer the Subscription Receipts and none have been or will be involved in the determination of the terms of any distribution of Subscription Receipts. Before the closing of the Acquisition, proceeds from the sale of the Subscription Receipts may, from time to time, be invested in short-term deposits or securities, including with the Underwriters or their affiliates and may, upon the satisfaction of the Escrow Release Condition, be used to reduce indebtedness which the Corporation or its subsidiaries may have with one or more of the lenders which are related to certain Underwriters. See "Use of Proceeds".

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation incorporated under and governed by the CBCA. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the U.S., and all or a substantial portion of their assets, and a substantial portion of the Corporation's assets which are held through subsidiaries, are located outside the U.S. We have appointed an agent for service of process in the U.S., but it may be difficult for holders of Subscription Receipts who reside in the U.S. to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. It may also be difficult for holders of Subscription Receipts who reside in the U.S. to realize in the U.S. upon judgments of courts of the U.S. predicated upon the Corporation's civil liability and the civil liability of the directors and officers of the Corporation and experts under U.S. federal securities laws.

        We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is real doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

        We have filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed TransCanada Pipeline USA Ltd. as our agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of Subscription Receipts under this prospectus.

 CERTAIN CANADIAN INCOME TAX CONSIDERATIONS

        In the opinion of Blake, Cassels & Graydon LLP, counsel to the Corporation, and Norton Rose Fulbright Canada LLP, counsel to the Underwriters, the following summary, as of the date hereof, describes the principal Canadian federal income tax considerations in respect of a holder who acquires Subscription Receipts issued pursuant to the Offering and Common Shares pursuant to the Subscription Receipts. This summary is generally applicable to a beneficial owner of Subscription Receipts and Common Shares issued pursuant to the Subscription Receipts (the "Offered Securities") who, for purposes of the Tax Act and at all relevant times, holds the Offered Securities as capital property, deals at arm's length with the Corporation and the Underwriters, and is not affiliated with the Corporation (a "Holder"). Generally, Offered Securities will be considered to be capital property to a Holder provided the Holder does not hold the Offered Securities in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

        This summary is based upon the current provisions of the Tax Act in force as of the date hereof and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes the Proposed Amendments will be enacted in the form proposed. No assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the Canada Revenue Agency, nor does it take into account other federal or any provincial, territorial or foreign tax considerations, which may differ materially from those described in this summary.

        This summary is not applicable to a Holder (i) that is a "financial institution" for purposes of certain rules in the Tax Act (referred to as the mark-to-market rules applicable to securities held by financial institutions), (ii) an interest in which is a "tax shelter investment", (iii) that is a "specified financial institution", (iv) that reports its "Canadian tax results" in a currency other than the Canadian currency, or (v) that has entered, or will enter, into a "derivative forward agreement" with respect to the Offered Securities, each as defined in the Tax Act. Such Holders should consult their own tax advisors.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders are urged to consult their own legal and tax advisors with respect to the tax consequences to them of acquiring Offered Securities pursuant to the Offering, having regard to their particular circumstances.

        This summary is based upon the understanding of counsel that a Subscription Receipt evidences a contractual right to acquire a Common Share on the satisfaction of certain conditions. No advance tax ruling in respect of the Offering has been sought from the Canada Revenue Agency and counsel is not aware of any judicial authority relating to this characterization.

Holders Resident In Canada

        This part of the summary is applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is, or is deemed to be, resident in Canada (a "Resident Holder"). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Common Shares (and all other "Canadian securities", as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. This election is not available in respect of Subscription Receipts.

Holding and Disposing of Subscription Receipts

  Acquisition of Common Shares pursuant to terms of the Subscription Receipts

        A Resident Holder of Subscription Receipts will not be considered to dispose of the Subscription Receipt and will not realize any capital gain or capital loss upon the acquisition of Common Shares pursuant to the terms of the Subscription Receipts. The cost of a Common Share received pursuant to a Subscription Receipt will generally be the total of (i) the amount paid to acquire the Subscription Receipt and (ii) the Resident Holder's pro rata share of interest credited or received on the Escrowed Funds that is included in the Resident Holder's income and remitted to the Corporation upon the acquisition of the Common Share pursuant to the Subscription Receipt, less (iii) the aggregate of all Dividend Equivalent Payments received by or, in the event that the Dividend Equivalent Payment is received after the issuance of the Common Share pursuant to the terms of the Subscription Receipt, receivable by, the Resident Holder out of the Escrowed Funds that are a partial refund of the issue price for the Subscription Receipt and that reduce the cost to the Resident Holder of the Subscription Receipt as described under "Holders Resident in Canada — Holding and Disposing of Subscription Receipts — Dividend Equivalent Payment". The adjusted cost base to a Resident Holder of Common Shares issued pursuant to the Subscription Receipts at any time will be determined by averaging the cost of such Common Shares with the adjusted cost base immediately before that time of any other Common Shares owned by the Resident Holder as capital property at such time.

  Other Dispositions of Subscription Receipts

        A disposition or deemed disposition by a Resident Holder of a Subscription Receipt (which does not include the acquisition of a Common Share pursuant to the terms of the Subscription Receipt) other than upon the repayment of the issue price of the Subscription Receipt as a consequence of the Acquisition failing to close on or prior to the Termination Time, will generally result in the Resident Holder realizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition received in respect of the Subscription Receipt exceed (or are less than) the aggregate of the adjusted cost base to the Resident Holder thereof and any reasonable costs of disposition. Such capital gain (or capital loss) will be subject to the tax treatment described below under "Holders Resident in Canada — Holding and Disposing of Common Shares — Taxation of Capital Gains and Capital Losses".

        The cost to a Resident Holder of a Subscription Receipt at any particular time will generally be the amount paid to acquire the Subscription Receipt less the aggregate of all Dividend Equivalent Payments received by the Resident Holder at or before that time in respect of the Subscription Receipt that are a partial refund of the issue price for the Subscription Receipt and that reduce the cost to the Resident Holder of the Subscription Receipt as described under "Holders Resident in Canada — Holding and Disposing of Subscription Receipts — Dividend Equivalent Payment". The adjusted cost base of a Subscription Receipt acquired at any time will be determined by averaging the cost of such Subscription Receipt immediately before such time with the adjusted cost base of any other Subscription Receipts owned by the Resident Holder as capital property at such time.

  Acquisition Failing to Close

        In the event the Acquisition fails to close on or prior to the Termination Time, the Escrow Agent will pay to each holder of Subscription Receipts, the Termination Payment. The Termination Payment will be an amount equal to (i) the aggregate issue price of such holder's Subscription Receipts, plus (ii) any unpaid Dividend Equivalent Payments owing to such holders of Subscription Receipts. The Termination Payment will be comprised of the balance of the Escrowed Funds at the Termination Time, including interest credited or received on the Escrowed Funds and, if the balance of the Escrowed Funds together with such interest is insufficient to cover the full amount of the Termination Payment, TransCanada will be contractually required to pay to the Escrow Agent as agent on behalf of holders of Subscription Receipts the deficiency, if any, between the amount of Escrowed Funds (including any interest credited or received) at the Termination Time and the aggregate of the Termination Payments due to the holders of Subscription Receipts (the "Top Up").

        The repayment of the issue price of the Subscription Receipt out of the Escrowed Funds as a consequence of the Acquisition failing to close on or prior to the Termination Time will generally result in the Resident Holder realizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition received in respect of the Subscription Receipt exceed (or are less than) the aggregate of the adjusted cost base to the Resident Holder thereof and any reasonable costs of disposition. Any part of the Termination Payment that represents interest credited or received on the Escrowed Funds will be, and the Top Up should be, excluded from the Resident Holder's proceeds of disposition of the Subscription Receipt. The cost to a Resident Holder of a Subscription Receipt at any particular time will generally be the amount paid to acquire the Subscription Receipt less the aggregate of all Dividend Equivalent Payments received by the Resident Holder at or before that time in respect of the Subscription Receipt that are a partial refund of the issue price for the Subscription Receipt and that reduce the cost to the Resident Holder of the Subscription Receipt as described under "Holders Resident in Canada — Holding and Disposing of Subscription Receipts — Dividend Equivalent Payment". The adjusted cost base of a Subscription Receipt at any time will be determined by averaging the cost of such Subscription Receipt immediately before such time with the adjusted cost base of any other Subscription Receipts owned by the Resident Holder as capital property at such time. Such capital gain (or capital loss) will be subject to the tax treatment described below under "Holders Resident in Canada — Holding and Disposing of Common Shares — Taxation of Capital Gains and Capital Losses".

        Any part of the Termination Payment that represents interest credited or received on the Escrowed Funds must be included in the income of the Resident Holder. The Top Up should be included in the income of the Resident Holder. For greater certainty, the Top Up should be taxed as ordinary income and will not be treated as a dividend for the purposes of the Tax Act and no part of the amount will benefit from the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received by individuals from "taxable Canadian corporations" (as defined in the Tax Act). Where the Top Up is received by a corporation, the amount will not be deductible in computing the corporation's taxable income and will not result in the requirement to pay the refundable Part IV tax.

  Pro Rata Share of Interest

        In the event that a Termination Event occurs, a portion of the Termination Payment paid to a Resident Holder will be comprised of the Resident Holder's pro rata share of interest credited or received on the Escrowed Funds, if any. In addition, a portion of the Dividend Equivalent Payments paid to a Resident Holder will be comprised of the Resident Holder's pro rata share of interest credited or received on the Escrowed Funds to the date of the applicable payment, if any.

        A Resident Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year the amount of any interest accrued to the Resident Holder to the end of the Resident Holder's taxation year, or that is receivable or received by the Resident Holder before the end of that taxation year, except to the extent that such interest was included in computing the Resident Holder's income for a preceding taxation year. This will include any interest accrued on the Escrowed Funds, whether or not such amounts are received or receivable by such Resident Holder. However, in certain circumstances, an offsetting deduction may be available for any such interest which is remitted to the Corporation upon the acquisition of Common Shares pursuant to the Subscription Receipts or in the event that a Termination Event occurs.

        Any other Resident Holder, including an individual, that is entitled to receive its share of interest credited or received on the Escrowed Funds will be required to include in computing income for a taxation year such interest that is receivable or received by the Resident Holder or by the Escrow Agent on behalf of the Resident Holder in that taxation year, depending upon the method regularly followed by the Resident Holder in computing income. A Resident Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on its "aggregate investment income", which is defined in the Tax Act to include interest income and may also include the Top Up.

  Dividend Equivalent Payment

        As described above under the heading "Details of the Offering", the holders of Subscription Receipts will be entitled to receive cash payments out of the Escrowed Funds (including from the interest credited or received thereon) equal to the Dividend Equivalent Payment concurrently with the payment of any dividends on the

Common Shares in respect of which record dates occur during the period commencing on the Offering Closing Date to, but excluding, the last day on which the Subscription Receipts remain outstanding. In addition, in the event that the Escrow Release Condition is not satisfied and the Termination Time occurs after dividends have been declared on the Common Shares but before the record date for such dividends, holders of Subscription Receipts will receive a pro rata Dividend Equivalent Payment in respect of such dividends declared on the Common Shares based on the ratio of the time between (i) the holder's last Dividend Equivalent Payment and the Termination Time to (ii) the holder's last Dividend Equivalent Payment and the dividend payment date for the dividends so declared. The Dividend Equivalent Payment, if any, will first be by way of a pro rata share of interest credited or received on the Escrowed Funds and thereafter out of the Escrowed Funds as a refund of a portion of the issue price of the Subscription Receipt.

        The amount of such interest will generally be included in computing the Resident Holder's income as described under "Holders Resident in Canada — Holding and Disposing of Subscription Receipts — Pro Rata Share of Interest". If the amount of interest credited or received on the Escrowed Funds is less than the Dividend Equivalent Payment, an amount will be paid by the Escrow Agent out of the Escrowed Funds to the Resident Holder up to the amount of any shortfall as a partial refund of the issue price for the Subscription Receipt. Such refund amount generally will not be included in the Resident Holder's income and should reduce the cost of the Subscription Receipt to the Resident Holder.

        For greater certainty, the Dividend Equivalent Payment will not be treated as a dividend for the purposes of the Tax Act and no part of the Dividend Equivalent Payment will benefit from the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received by individuals from "taxable Canadian corporations" (as defined in the Tax Act). Where the Dividend Equivalent Payment is received by a corporation, the amount will not be deductible in computing the corporation's taxable income and will not result in the requirement to pay the refundable Part IV tax.

Holding and Disposing of Common Shares

  Disposition of Common Shares

        A disposition or a deemed disposition of a Common Share by a Resident Holder (other than a tax-deferred transaction or a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) will generally result in the Resident Holder realizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceed (or are less than) the aggregate of the adjusted cost base to the Resident Holder thereof and any reasonable costs of disposition. Such capital gain (or capital loss) will be subject to the tax treatment described under "Holders Resident in Canada — Holding and Disposing of Common Shares — Taxation of Capital Gains and Capital Losses".

  Taxation of Capital Gains and Capital Losses

        Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder in a taxation year must be included in the Resident Holder's income for the year. One-half of any capital loss (an "allowable capital loss") realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in the year of disposition. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

        The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by it on such Common Share (or on a share for which the Common Share has been substituted) to the extent and under the circumstances described by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares.

        A Resident Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional a refundable tax on its "aggregate investment income", which is defined in the Tax Act to include taxable capital gains.

        Capital gains realized by a Resident Holder who is an individual (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

  Receipt of Dividends on Common Shares

        Dividends received or deemed to be received on Common Shares held by a Resident Holder will be included in computing the Resident Holder's income for the purposes of the Tax Act. Such dividends received by a Resident Holder who is an individual (other than certain trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Corporation as eligible dividends in accordance with the provisions of the Tax Act. By notice in writing on the Corporation's website, the Corporation has advised its shareholders that all dividends paid by the Corporation will be "eligible dividends" unless the Corporation otherwise notifies its shareholders.

        Taxable dividends received by a Resident Holder who is an individual (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

        A Resident Holder that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act (as proposed to be amended by Proposed Amendments released on July 31, 2015) will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their particular circumstances.

        A Resident Holder that is a "private corporation" or "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 38 1/3% of dividends received or deemed to be received on the Common Shares to the extent such dividends are deductible in computing the Resident Holder's taxable income. A Resident Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on its "aggregate investment income", which is defined in the Tax Act to include dividends received or deemed to be received that are not deductible in computing income for a year.

Holders Not Resident In Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act is not, and is not deemed to be, resident in Canada and does not use or hold the Offered Securities in a business carried on in Canada (a "Non-Resident Holder"). This part of the summary is not applicable to Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere.

Holding and Disposing of Subscription Receipts

  Acquisition of Common Shares pursuant to terms of the Subscription Receipts

        A Non-Resident Holder of Subscription Receipts will not realize any capital gain or capital loss upon the acquisition of Common Shares pursuant to the terms of Subscription Receipts.

  Other Dispositions of Subscription Receipts

        On a disposition of a Subscription Receipt (other than on the acquisition of a Common Share pursuant to the terms of Subscription Receipts as discussed above), a Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized and may not recognize any capital loss incurred by such Non-Resident Holder, unless the Subscription Receipt constitutes "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and in respect of any capital gain, the Non-Resident Holder is not entitled to relief under an applicable income tax convention.

        Provided the Common Shares are listed on a designated stock exchange (which currently includes the TSX) at the time of disposition of a Subscription Receipt, the Subscription Receipts will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition of the Subscription Receipt: (a) one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder does not deal at arm's length, (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the Corporation, and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; and (iv) options in respect of, or interests in or for civil law rights in, property in any of the foregoing whether or not the property exists.

        A Non-Resident Holder contemplating a disposition of Subscription Receipts that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

  Acquisition Failing to Close

        In the event the Acquisition fails to close on or prior to the Termination Time, the Escrow Agent will pay to each holder of Subscription Receipts, the Termination Payment. The Termination Payment will be an amount equal to (i) the aggregate issue price of such holder's Subscription Receipts, plus (ii) any unpaid Dividend Equivalent Payments owing to such holders of Subscription Receipts. The Termination Payment will be comprised of the balance of the Escrowed Funds at the Termination Time, including any interest credited or received on the Escrowed Funds and, if the balance of the Escrowed Funds together with such interest is insufficient to cover the full amount of the Termination Payment, TransCanada will be contractually required to pay to the Escrow Agent as agent on behalf of holders of Subscription Receipts the Top Up.

        The Top Up will be treated and reported as a dividend paid to a Non-Resident Holder and will be subject to Canadian withholding tax at the statutory rate of 25% of the gross amount thereof (subject to reduction under an applicable income tax convention between Canada and the Non-Resident Holder's country of residence). For instance, where the Non-Resident Holder is a resident of the United States that is entitled to full benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the payment, the rate of Canadian withholding tax is generally reduced to 15%.

  Pro Rata Share of Interest

        In the event that a Termination Event occurs, a portion of the Termination Payment paid to a Non-Resident Holder will be comprised of the Non-Resident Holder's pro rata share of interest credited or received on the Escrowed Funds, if any. A Non-Resident Holder will generally not be subject to Canadian withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Escrow Agent as, on account or in lieu of payment of, or in satisfaction of, any such interest credited or received on the Escrowed Funds.

  Dividend Equivalent Payment

        As described above under "Details of the Offering" the holders of Subscription Receipts will be entitled to receive cash payments out of the Escrowed Funds (including from the interest credited or received thereon) equal to the Dividend Equivalent Payment concurrently with the payment of any dividends on the Common Shares in respect of which record dates occur during the period commencing on the Offering Closing Date to, but excluding, the last day on which the Subscription Receipts remain outstanding. In addition, in the event that the Escrow Release Condition is not satisfied and the Termination Time occurs after dividends have been declared on the Common Shares but before the record date for such dividends, holders of Subscription Receipts will receive a pro rata Dividend Equivalent Payment in respect of such dividends declared on the Common Shares based on the ratio of the time between (i) the holder's last Dividend Equivalent Payment and the Termination Time to (ii) the holder's last Dividend Equivalent Payment and the dividend payment date for the dividends so declared. The Dividend Equivalent Payment, if any, will be paid first by way of a pro rata share of interest credited or received on the Escrowed Funds and thereafter out of the Escrowed Funds as a refund of a portion of the issue price of the Subscription Receipt.

        The amount of such interest payable to a Non-Resident Holder will not be subject to tax under the Tax Act provided that such interest is not "participating debt interest" (within the meaning of the Tax Act). If such interest is considered to be participating debt interest, the amount paid to a Non-Resident Holder would be subject to Canadian withholding tax at the statutory rate of 25% (subject to reduction under an applicable income tax convention between Canada and the Non-Resident Holder's country of residence).

        In this respect, it is uncertain whether or not such interest would constitute "participating debt interest" for purposes of the Tax Act. The Escrow Agent intends to withhold at the statutory rate of 25% (subject to reduction under an applicable income tax convention between Canada and the Non-Resident Holder's country of residence) on the portion of any Dividend Equivalent Payment which is paid by way of a pro rata share of interest credited or received on the Escrowed Funds that is paid to a Non-Resident Holder.

        If the amount of the interest credited or received on the Escrowed Funds is less than the Dividend Equivalent Payment, an amount will be paid by the Escrow Agent out of the Escrowed Funds to the Non-Resident Holder up to the amount of any shortfall as a partial refund of the subscription price paid for the Subscription Receipt. Such shortfall amount generally should reduce the cost to the Non-Resident Holder of the Common Shares acquired on the exchange of the Subscription Receipts and should not be subject to Canadian withholding tax.

        Non-Resident Holders are advised to consult their own tax advisors regarding the tax consequences of the receipt of a Dividend Equivalent Payment.

Holding and Disposing of Common Shares

  Dividends on Common Shares

        Any dividends paid or credited, or deemed to be paid or credited, on the Common Shares to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend or deemed dividend unless the rate is reduced under the provisions of an applicable income tax convention, which the Non-Resident Holder is entitled to the benefits of, between Canada and the Non-Resident Holder's country of residence. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to full benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%.

  Disposition of Common Shares

        A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a Common Share, and may not recognize any capital loss realized, unless the Common Shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention. For a description of "taxable Canadian property", see "Other Dispositions of Subscription Receipts" above as analogous tests will apply in respect of the Common Shares. A Non-Resident Holder contemplating a disposition of Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  General

        The following summary describes the material United States federal income tax consequences relating to an investment in each of the Subscription Receipts and the Common Shares. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing final, temporary and proposed Treasury Regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to prospective and retroactive rulings and changes. The Corporation will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to investment in the Subscription Receipts or the Common Shares and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

        This summary does not purport to address all United States federal income tax consequences that may be relevant to a particular investor and each investor is urged to consult its own tax advisor regarding its specific tax situation. The summary applies only to holders who hold Subscription Receipts and the Common Shares as "capital assets" (generally, property held for investment) under the Code, and does not address the tax consequences that may be relevant to investors in special tax situations including, for example:

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  insurance companies;

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  regulated investment companies and real estate investment trusts;

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  tax-exempt organizations;

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  broker-dealers;

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  traders in securities that elect to mark to market;

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  banks or other financial institutions;

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  investors whose functional currency is not the U.S. dollar;

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  United States expatriates;

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  investors that hold the Subscription Receipts or the Common Shares as part of a hedge, straddle or conversion transaction;

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  holders that purchase or otherwise acquire Subscription Receipts or the Common Shares other than through this Offering; or

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  holders that own, directly, indirectly, or constructively 10.0% or more of the Corporation's total combined voting stock.

        Further, this summary does not address the alternative minimum tax consequences of an investment in Subscription Receipts or the Common Shares or the indirect consequences to holders of equity interests in entities that own the Subscription Receipts or the Common Shares. In addition, this summary does not address the United States federal estate and gift, state, local and foreign tax consequences of an investment in the Subscription Receipts or the Common Shares. Each investor is urged to consult its own tax advisor regarding the United States federal, state, local and foreign and other tax consequences of purchasing, owning, and disposing of the Subscription Receipts and the Common Shares in its particular circumstances.

        An investor is a "United States holder" if it is a beneficial owner of Subscription Receipts or Common Shares and is:

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  an individual citizen or resident of the United States;

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  a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

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  an estate the income of which is subject to United States federal income tax regardless of its source;

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  or a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election to be treated as a United States person.

        If a partnership holds Subscription Receipts or the Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Subscription Receipts or the Common Shares should consult their own tax advisors.

        A "Non-United States holder" is a beneficial owner of Subscription Receipts or the Common Shares that is not a United States holder and is not treated as a partnership for United States federal income tax purposes.

  Taxation of Subscription Receipts

        The United States federal income tax treatment of the Subscription Receipts for United States holders is subject to uncertainty. Except as provided below with respect to receipt of the Dividend Equivalent Payment, the

Corporation does not intend to treat United States holders of Subscription Receipts as subject to tax for United States federal income tax purposes in respect of amounts earned on the Escrowed Funds unless and until, depending upon the holder's method of tax accounting, such holders are entitled to such amounts or such amounts are distributed to such holders (which income would include amounts withheld in respect of any Canadian withholding tax). However, it is possible that the IRS could successfully assert that a United States holder of Subscription Receipts is subject to tax with respect to the holder's share of the income earned on Escrowed Funds at or before relinquishment of such Subscription Receipts even if Common Shares rather than the holder's share of Escrowed Funds are received.

        Notwithstanding any change in value of the Common Shares after the Offering Closing Date, no gain or loss will be recognized upon any receipt of the Common Shares. In addition, a United States holder's disposition of Subscription Receipts prior to relinquishment either for Common Shares or for the holder's share of Escrowed Funds will generally result in such holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of the disposition are greater (or less) than its adjusted tax basis in the Subscription Receipts (except that, possibly, ordinary income could arise with respect to entitlement to a Dividend Equivalent Payment).

        Prospective purchasers of Subscription Receipts are urged to consult their own tax advisors regarding the United States federal income tax consequences of the purchase, ownership, settlement, and disposition of the Subscription Receipts.

  Pro Rata Share of Interest

        As described above under "Details of the Offering", in the event that a Termination Event occurs, holders of Subscription Receipts shall, commencing on the third business day following the Outside Date or the Termination Date as the case may be, be entitled to receive from the Escrow Agent out of the Escrowed Funds an amount equal to the aggregate issue price of their Subscription Receipts, a portion of which will be comprised of their pro rata share of interest credited or received on the Escrowed Funds, if any. Such payment likely will be treated as ordinary interest income to United States holders and will be foreign source income for foreign tax credit purposes and the Corporation intends, to the extent it is required to do so, to report it as such.

  Dividend Equivalent Payment

        As described above under "Details of the Offering", if a dividend is declared by the Corporation prior to the Termination Date, the holders of Subscription Receipts will be entitled to receive the Dividend Equivalent Payment out of the Escrowed Funds concurrently with the payment date of each such dividend. The Dividend Equivalent Payment, if any, will be paid first by way of a pro rata share of interest credited or received on the Escrowed Funds.

        Such payment likely will be treated as ordinary interest income to United States holders and will be foreign source income for foreign tax credit purposes and the Corporation intends, to the extent it is required to do so, to report it as such.

        If the amount of the interest credited or received on the Escrowed Funds is less than the Dividend Equivalent Payment, an amount will be paid by the Escrow Agent out of the Escrowed Funds to the United States Holder up to the amount of any shortfall as a partial refund of the subscription price paid for the Subscription Receipt. Such shortfall amount generally will reduce the cost, and therefore initial tax basis, to the United States Holder of the Common Shares acquired on the exchange of the Subscription Receipts and will not be subject to United States tax at such time.

        If, on Termination of the Escrow, the Corporation is required as a result of the payment of Dividend Equivalent Payments to pay an amount such that the Termination Payment equals the amount to which a holder of Subscription Receipts is entitled, such holder likely would be required to include such amount in income, as ordinary interest income, for U.S. federal income tax purposes.

  Distributions on Common Shares

        Cash distributions made by the Corporation to a United States holder with respect to Common Shares (including amounts withheld in respect of any Canadian withholding taxes) generally will be taxable to such United States holder as ordinary dividend income when such United States holder receives the distribution, actually or constructively, to the extent paid out of the Corporation's current or accumulated earnings and profits (as determined for United States federal income tax purposes). If these dividends constitute qualified dividend income ("QDI"), non-corporate United States holders, including individuals, of the Common Shares will generally pay tax on such dividends received at a maximum rate of 20%, provided certain holding period requirements and other conditions are satisfied. Assuming the Corporation is not a passive foreign investment company (as discussed below) during the taxable year in which the dividend is paid or the preceding taxable year, dividends paid by the Corporation will be QDI if the Corporation is a qualified foreign corporation ("QFC") at the time the dividends are paid. The Corporation believes that it is currently, and will continue to be, a QFC so as to allow all dividends paid by it to be QDI for United States federal income tax purposes. Distributions in excess of the Corporation's current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing such United States holder's tax basis in the Common Shares. Any distribution in excess of such tax basis will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether the United States holder held the Common Shares for more than one year. Dividends paid by the Corporation generally will not be eligible for the dividends-received deduction available to certain United States corporate shareholders.

        Subject to certain limitations, a United States holder may be entitled to a credit or deduction against its United States federal income taxes for the amount of any Canadian taxes that are withheld from dividend distributions made to such United States holder. The decision to claim either a credit or deduction must be made annually and will apply to all foreign taxes paid by the United States holder to any foreign country or United States possession with respect to the applicable tax year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Income received with respect to the Common Shares will be treated as foreign source income and generally will constitute "passive category income" or "general category income" for United States foreign tax credit limitation purposes. The rules regarding the availability of foreign tax credits are complex and United States holders may be subject to various limitations on the amount of foreign tax credits that are available. The Corporation therefore urges prospective purchasers to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

        The amount of any cash distribution paid in Canadian dollars will equal the U.S. dollar value of the distribution, calculated by reference to the exchange rate in effect on the date of the distribution is includable in income by the United States holder, regardless of whether the payment is in fact converted to U.S. dollars at that time. Generally, a United States holder should not recognize any foreign currency gain or loss if such Canadian dollars are converted into U.S. dollars on the date of the distribution. If the Canadian dollars are not converted into U.S. dollars on such date, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Canadian dollars. Such foreign currency gain or loss, if any, will be United States source ordinary income or loss.

  Sale or Exchange of Common Shares

        A United States holder will generally recognize capital gain or loss upon the sale, exchange or other disposition of the Common Shares measured by the difference between the amount received and the United States holder's tax basis in the Common Shares which should generally equal the United States holder's tax basis in the Subscription Receipts. Any gain or loss will be long-term capital gain or loss if the Common Shares have been held for more than one year and will generally be United States source gain or loss. For this purpose, the holding period in the Common Shares received upon relinquishment of the Subscription Rights generally will begin on the day following such relinquishment. A holder's ability to deduct capital losses is subject to limitations.

        For cash-basis United States holders that receive foreign currency in connection with a sale or other taxable disposition of Common Shares, the amount realized will be based upon the United States dollar value of the foreign currency received with respect to such Common Shares as determined on the settlement date of such sale or other taxable disposition. Accrual-basis United States holders may elect the same treatment required of cash-basis taxpayers with respect to a sale or other taxable disposition of Common Shares, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Accrual-basis United States holders that do not elect to be treated as cash-basis taxpayers (pursuant to the Treasury Regulations applicable to foreign currency transactions) for this purpose may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the United States dollar value of the foreign currency received prevailing on the date of such sale or other taxable disposition and the value prevailing on the date of payment. Any such currency gain or loss will generally be treated as ordinary income or loss that is United States source, in addition to the gain or loss, if any, recognized on the sale or other taxable disposition of Common Shares.

  Passive Foreign Investment Company Rules

        United States holders generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described above if the Corporation is, or were to become, a passive foreign investment company ("PFIC") for United States federal income tax purposes. Although the determination of whether a corporation is a PFIC is made annually based on the facts and circumstances in existence at such time and consequently may be subject to change, the Corporation does not believe that the Corporation is, nor does the Corporation expect to become, a PFIC for United States federal income tax purposes. However, the matter is not free from doubt. The Corporation urges holders to consult their own tax advisors regarding the adverse tax consequences of owning the Common Shares were we to be a PFIC and making certain elections designed to lessen those adverse consequences.

  Additional Tax on Net Investment Income

        Certain individuals, estates and trusts whose income exceeds certain thresholds are required to pay a 3.8% additional tax on "net investment income," including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). Accordingly, dividends on and capital gain from the sale or other taxable disposition of the Common Shares may be subject to this additional tax.

  Taxation of Non-United States holders

        Non-United States holders generally will not be subject to United States federal income or withholding tax on dividends received from the Corporation with respect to Common Shares, unless such income is considered effectively connected with the Non-United States holder's conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States). Non-United States holders generally will not be subject to United States federal income tax on any gain realized upon the sale, exchange or other disposition of Common Shares unless:

  •
  such gain is considered effectively connected with the Non-United States holder's conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States); or

  •
  if such Non-United States holder is an individual that is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

        In addition, if the holder is a corporate Non-United States holder, any effectively connected dividend income or gain (subject to certain adjustments) may be subject to an additional branch profits tax at a rate of 30% (unless reduced or exempted by an applicable income tax treaty).

  Backup Withholding and Information Reporting

        In general, payments in respect of income earned on the holder's share of Escrowed Funds received in lieu of Common Shares, dividends on Common Shares, and payments of the proceeds of a sale, exchange or other disposition of Common Shares, paid to a United States holder within the United States or through certain United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a rate of 28% unless the holder is a corporation or other exempt recipient, or provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

        Non-United States holders generally are not subject to information reporting or backup withholding. However, such holders may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.

        Backup withholding is not an additional tax. A holder generally will be allowed a credit of the amount of any backup withholding against its United States federal income tax liability by timely furnishing the required information to the IRS or may obtain a refund of any amounts withheld under the backup withholding rules that exceed the holder's income tax liability by timely filing a refund claim with the IRS.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Blake, Cassels & Graydon LLP, counsel to the Corporation, and Norton Rose Fulbright Canada LLP, counsel to the Underwriters, based on the provisions of the Tax Act in force on the date hereof, the Subscription Receipts and the Common Shares issuable pursuant to the terms of the Subscription Receipts will be qualified investments at the time of acquisition by a trust governed by a registered retirement savings plan ("RRSP"), registered retirement income fund ("RRIF"), deferred profit sharing plan, registered education savings plan, registered disability savings plan, or a tax-free savings account ("TFSA"), each as defined in the Tax Act (each a "Plan") provided that, at the time of the acquisition by the Plan, (i) in the case of the Common Shares, either such shares are listed on a "designated stock exchange" as defined in the Tax Act, (which includes the TSX) or the Corporation is a "public corporation", as such terms are defined in the Tax Act, and (ii) in the case of the Subscription Receipts, either the Subscription Receipts are listed on a designated stock exchange or (a) the Common Shares are listed on a designated stock exchange, (b) neither the Corporation, nor any person with whom the Corporation does not deal at arm's length for the purposes of the Tax Act, is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the particular Plan, and (c) the Escrowed Funds are invested in qualified investments for Plans.

        Notwithstanding that Subscription Receipts and Common Shares may be qualified investments for a trust governed by an RRSP, RRIF or TFSA, the holder of a TFSA or the annuitant of an RRSP or RRIF, as the case may be, will be subject to a penalty tax if the Subscription Receipts and/or Common Shares, as the case may be, are a "prohibited investment" within the meaning of the Tax Act. The Subscription Receipts and Common Shares will not be a prohibited investment for a TFSA, RRSP or RRIF provided the holder of a TFSA or annuitant of the RRSP or RRIF, as the case may be, (i) deals at arm's length with the Corporation, for purposes of the Tax Act, and (ii) does not have a "significant interest" (as defined in the Tax Act) in the Corporation. Prospective investors who intend to hold Subscription Receipts or Common Shares in their TFSA, RRSP or RRIF are urged to consult their own tax advisors regarding their particular circumstances.

 LEGAL MATTERS

        Certain matters will be passed upon for us by Blake, Cassels & Graydon LLP, Calgary, Alberta and by Mayer Brown LLP, Chicago, Illinois. The statements under "Certain Canadian Income Tax Considerations" are set forth herein in reliance upon the opinion of Blake, Cassels & Graydon LLP and the opinion of Norton Rose Fulbright Canada LLP. The statements under "Certain U.S. Federal Income Tax Considerations" are set forth herein in reliance upon the opinion of Mayer Brown LLP. As to matters of Canadian law, Mayer Brown LLP will rely upon the opinion of Blake, Cassels & Graydon LLP. In addition, certain legal matters relating to Canadian law in connection with the Offering will be passed upon for the Underwriters by Norton Rose Fulbright Canada LLP and certain legal matters relating to U.S. law in connection with the Offering will be passed upon for the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Toronto, Ontario and New York, New York.

 EXPERTS

        The consolidated financial statements of the Corporation as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, Chartered Professional Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated and combined financial statements of Columbia as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in Annex A to this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included in Annex A hereto (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Columbia's initial public offering of limited partner interests of Columbia MLP which was completed on February 11, 2015 and Columbia's spin-off from NiSource on July 1, 2015). Such consolidated and combined financial statements have been so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; consent of KPMG LLP; consent of Deloitte & Touche LLP; consent of Blake, Cassels & Graydon LLP; consent of Mayer Brown LLP; consent of Norton Rose Fulbright Canada LLP and powers of attorney from directors and officers of the Corporation.

INTERESTS OF EXPERTS

        As at the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, the partners and associates of Norton Rose Fulbright Canada LLP, as a group, and the partners and associates of Mayer Brown LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of securities of the Corporation. In connection with the audit of the Corporation's annual financial statements for the year ended December 31, 2015, KPMG LLP confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants under all relevant U.S. professional and regulatory standards. Deloitte & Touche LLP, an independent registered public accounting firm, is independent with respect to Columbia within the meaning of the Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

AUDITORS, TRANSFER AGENT, AND REGISTRAR

        The Corporation's auditors are KPMG LLP, Chartered Professional Accountants, Calgary, Alberta.

        The auditors of Columbia are Deloitte & Touche LLP located in Columbus, Ohio.

        The transfer agent and registrar for the Subscription Receipts and Common Shares is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta, and Toronto, Ontario.

 ANNEX A

FINANCIAL STATEMENTS

Index to Financial Statements

Page
Audited consolidated financial statements of Columbia as at and for the years ended December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015	A-2
Unaudited pro forma condensed consolidated financial statements of TransCanada	A-68

 COLUMBIA PIPELINE GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

COLUMBIA PIPELINE GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Columbia Pipeline Group, Inc.
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Columbia Pipeline Group, Inc. and subsidiaries (the "Company") as of December 31, 2015 and 2014, and the related statements of consolidated and combined operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of the Columbia Pipeline Group, Inc. as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated and combined financial statements, on February 11, 2015 the Company completed the initial public offering of limited partner interests of Columbia Pipeline Partners LP for net proceeds of $1,168.4 million and as discussed in Note 1 on July 1, 2015 the Company completed its spin-off from NiSource Inc.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 18, 2016

(February 22, 2016 as to Note 27)

COLUMBIA PIPELINE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$930.9	$0.5
Accounts receivable (less reserve of $0.6 and $0.6, respectively)	152.4	149.4
Accounts receivable-affiliated	—	180.0
Materials and supplies, at average cost	32.8	24.9
Exchange gas receivable	19.0	34.8
Deferred property taxes	52.0	48.9
Deferred income taxes	—	60.0
Prepayments and other	48.5	20.8

Total Current Assets	1,235.6	519.3

Investments
Unconsolidated affiliates	438.1	444.3
Other investments	13.8	2.7

Total Investments	451.9	447.0

Property, Plant and Equipment
Property, plant and equipment	9,052.3	7,935.4
Accumulated depreciation and amortization	(2,988.6)	(2,976.8)

Net Property, Plant and Equipment	6,063.7	4,958.6

Other Noncurrent Assets
Regulatory assets	177.7	151.9
Goodwill	1,975.5	1,975.5
Postretirement and postemployment benefits assets	115.7	90.0
Deferred charges and other	36.1	15.2

Total Other Noncurrent Assets	2,305.0	2,232.6

Total Assets	$10,056.2	$8,157.5

The accompanying Notes to Consolidated and Combined Financial Statements are an
integral part of these statements.

COLUMBIA PIPELINE GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(in millions, except share amounts)	December 31, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt-affiliated	$—	$115.9
Short-term borrowings	15.0	—
Short-term borrowings-affiliated	—	252.5
Accounts payable	56.8	56.0
Accounts payable-affiliated	—	53.6
Customer deposits	17.9	13.4
Taxes accrued	106.0	103.2
Interest accrued	9.5	—
Exchange gas payable	18.6	34.7
Deferred revenue	15.0	22.5
Accrued capital expenditures	100.1	61.1
Accrued compensation and related costs	51.9	31.2
Other accruals	70.0	40.1

Total Current Liabilities	460.8	784.2

Noncurrent Liabilities
Long-term debt	2,746.2	—
Long-term debt-affiliated	—	1,472.8
Deferred income taxes	1,348.1	1,255.7
Accrued liability for postretirement and postemployment benefits	49.4	53.0
Regulatory liabilities	321.6	295.7
Asset retirement obligations	25.7	23.2
Other noncurrent liabilities	91.4	96.6

Total Noncurrent Liabilities	4,582.4	3,197.0

Total Liabilities	5,043.2	3,981.2

Commitments and Contingencies (Refer to Note 19)
Equity
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 399,841,350 and no shares outstanding, respectively	4.0	—
Additional paid-in capital	4,032.7	—
Retained earnings	46.9	—
Net parent investment	—	4,210.8
Accumulated other comprehensive loss	(27.0)	(34.5)

Total CPG Equity	4,056.6	4,176.3
Noncontrolling Interest	956.4	—

Total Equity	5,013.0	4,176.3

Total Liabilities and Equity	$10,056.2	$8,157.5

The accompanying Notes to Consolidated and Combined Financial Statements are an
integral part of these statements.

COLUMBIA PIPELINE GROUP, INC.

STATEMENTS OF CONSOLIDATED AND COMBINED OPERATIONS

Year Ended December 31, (in millions, except per share amounts)	2015	2014	2013
			Predecessor
Operating Revenues
Transportation revenues	$1,054.4	$990.8	$850.9
Transportation revenues-affiliated	47.5	95.7	94.1
Storage revenues	171.4	144.0	142.8
Storage revenues-affiliated	26.2	53.2	53.6
Other revenues	35.4	64.3	39.1

Total Operating Revenues	1,334.9	1,348.0	1,180.5

Operating Expenses
Operation and maintenance	652.1	628.4	509.0
Operating and maintenance-affiliated	52.9	123.2	118.6
Depreciation and amortization	139.9	118.8	107.0
Gain on sale of assets and impairment, net	(52.9)	(34.5)	(18.6)
Property and other taxes	75.3	67.1	62.2

Total Operating Expenses	867.3	903.0	778.2

Equity Earnings in Unconsolidated Affiliates	60.5	46.6	35.9

Operating Income	528.1	491.6	438.2

Other Income (Deductions)
Interest expense	(67.6)	—	—
Interest expense-affiliated	(29.3)	(62.0)	(37.9)
Other, net	29.3	8.8	17.9

Total Other Deductions, net	(67.6)	(53.2)	(20.0)

Income from Continuing Operations before Income Taxes	460.5	438.4	418.2
Income Taxes	153.0	169.7	146.5

Income from Continuing Operations	$307.5	$268.7	$271.7
(Loss) Income from Discontinued Operations-net of taxes	(0.4)	(0.6)	9.0

Net Income	$307.1	$268.1	$280.7
Less: Net income attributable to noncontrolling interest	39.9

Net Income Attributable to CPG	$267.2

Amounts Attributable to CPG:
Income from continuing operations	$267.6	$268.7	$271.7
(Loss) Income from discontinued operations-net of taxes	(0.4)	(0.6)	9.0

Net Income Attributable to CPG	$267.2	$268.1	$280.7

Basic Earnings Per Share
Continuing operations	$0.81	$0.84	$0.86
Discontinued operations	—	—	0.03

Basic Earnings Per Share	$0.81	$0.84	$0.89

Diluted Earnings Per Share
Continuing operations	$0.81	$0.84	$0.86
Discontinued operations	—	—	0.03

Diluted Earnings Per Share	$0.81	$0.84	$0.89

Basic Average Common Shares Outstanding	328.5	317.6	317.6
Diluted Average Common Shares	329.1	317.6	317.6

Dividends Declared Per Common Share	$0.25	$—	$—

The accompanying Notes to Consolidated and Combined Financial Statements are an
integral part of these statements.

COLUMBIA PIPELINE GROUP, INC.

STATEMENTS OF CONSOLIDATED AND COMBINED COMPREHENSIVE INCOME

Year Ended December 31, (in millions, net of taxes)	2015	2014	2013
			Predecessor
Net Income	$307.1	$268.1	$280.7
Other comprehensive income
Net unrealized gain on cash flow hedges(1)	0.2	1.0	1.1
Unrecognized pension and OPEB benefit (costs)(2)(3)	5.2	(9.7)	8.2

Total other comprehensive income (loss)	5.4	(8.7)	9.3

Total Comprehensive Income	312.5	259.4	290.0

Less: Comprehensive Income-noncontrolling interest	40.0	—	—

Comprehensive Income-controlling interests	$272.5	$259.4	$290.0

(1)
Net unrealized gain on derivatives qualifying as cash flow hedges, net of $0.2 million, $0.7 million and $0.6 million tax expense in 2015, 2014 and 2013, respectively.

(2)
Unrecognized pension and other postretirement ("OPEB") benefit (costs), net of $1.2 million tax benefit, $6.1 million tax benefit, and $5.3 million tax expense in 2015, 2014 and 2013, respectively.

(3)
Unrecognized pension and OPEB costs are primarily related to pension and OPEB remeasurement recorded during 2015.

The accompanying Notes to Consolidated and Combined Financial Statements are an
integral part of these statements.

COLUMBIA PIPELINE GROUP, INC.

STATEMENTS OF CONSOLIDATED AND COMBINED CASH FLOWS

Year Ended December 31, (in millions)	2015	2014	2013
			Predecessor
Operating Activities
Net Income	$307.1	$268.1	$280.7
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	139.9	118.8	107.0
Deferred income taxes and investment tax credits	131.9	142.6	173.9
Deferred revenue	4.2	1.6	(7.8)
Equity-based compensation expense and profit sharing contribution	9.4	6.3	2.2
Gain on sale of assets and impairment, net	(52.9)	(34.5)	(18.6)
Equity earnings in unconsolidated affiliates	(60.5)	(46.6)	(35.9)
Loss (income) from discontinued operations-net of taxes	0.4	0.6	(9.0)
Amortization of debt related costs	3.1	—	—
AFUDC equity	(28.3)	(11.0)	(6.8)
Distributions of earnings received from equity investees	57.2	37.8	32.1
Changes in Assets and Liabilities:
Accounts receivable	(17.4)	(20.3)	2.8
Accounts receivable-affiliated	34.7	(3.6)	(10.1)
Accounts payable	(5.0)	2.8	5.5
Accounts payable-affiliated	(53.6)	12.4	16.3
Customer deposits	(22.9)	77.5	1.3
Taxes accrued	8.2	12.0	(33.8)
Interest accrued	9.4	—	—
Exchange gas receivable/payable	(0.3)	1.1	(0.5)
Other accruals	50.2	0.9	0.8
Prepayments and other current assets	(27.1)	(4.4)	21.7
Regulatory assets/liabilities	20.2	9.0	42.6
Postretirement and postemployment benefits	(4.4)	(1.3)	(115.3)
Deferred charges and other noncurrent assets	(16.3)	(4.3)	9.9
Other noncurrent liabilities	6.5	0.7	(15.6)

Net Operating Activities from Continuing Operations	493.7	566.2	443.4
Net Operating Activities (used for) from Discontinued Operations	(0.2)	(1.4)	13.8

Net Cash Flows from Operating Activities	493.5	564.8	457.2

Investing Activities
Capital expenditures	(1,181.0)	(747.2)	(674.8)
Insurance recoveries	2.1	11.3	6.4
Changes in short-term lendings-affiliated	145.5	(57.2)	(3.2)
Proceeds from disposition of assets	77.6	9.3	15.4
Contributions to equity investees	(1.4)	(69.2)	(125.5)
Distributions from equity investees	16.0	—	—
Other investing activities	(27.4)	(7.1)	(9.2)

Net Cash Flows used for Investing Activities	(968.6)	(860.1)	(790.9)

Financing Activities
Change in short-term borrowings	15.0	—	—
Change in short-term borrowings-affiliated	(252.5)	(467.1)	391.0
Issuance of long-term debt	2,745.9	—	—
Debt related costs	(23.6)	(6.4)	—
Issuance of long-term debt-affiliated	1,217.3	768.9	65.1
Payments of long-term debt-affiliated, including current portion	(2,807.8)	—	—
Proceeds from issuance of common units, net of offering costs	1,168.4	—	—
Issuance of common stock, net of offering costs	1,394.7	—	—
Distribution of IPO proceeds to parent	(500.0)	—	—
Distribution to parent	(1,450.0)	—	(123.0)
Distribution to noncontrolling interest	(23.2)	—	—
Dividends paid — common stock	(79.5)	—	—
Transfer from parent	0.8	—	—

Net Cash Flows from Financing Activities	1,405.5	295.4	333.1

Change in cash and cash equivalents	930.4	0.1	(0.6)
Cash and cash equivalents at beginning of period	0.5	0.4	1.0

Cash and Cash Equivalents at End of Period	$930.9	$0.5	$0.4

The accompanying Notes to Consolidated and Combined Financial Statements are an
integral part of these statements.

COLUMBIA PIPELINE GROUP, INC.

STATEMENTS OF CONSOLIDATED AND COMBINED EQUITY

(in millions)	Common Stock	Additional Paid-in Capital	Retained Earnings	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling interest	Total
Balance as of January 1, 2013 — Predecessor	$—	$—	$—	$3,778.4	$(35.1)	$—	$3,743.3

Net Income	—	—	—	280.7	—	—	280.7
Other comprehensive income, net of tax	—	—	—	—	9.3	—	9.3
Dividends to parent	—	—	—	(123.0)	—	—	(123.0)
Net transfers from parent	—	—	—	5.3	—	—	5.3

Balance as of December 31, 2013 — Predecessor	$—	$—	$—	$3,941.4	$(25.8)	$—	$3,915.6

Net Income	—	—	—	268.1	—	—	268.1
Other comprehensive loss, net of tax	—	—	—	—	(8.7)	—	(8.7)
Net transfers from parent	—	—	—	1.3	—	—	1.3

Balance as of December 31, 2014	$—	$—	$—	$4,210.8	$(34.5)	$—	$4,176.3

Net Income	—	—	126.4	140.8	—	39.9	307.1
Other comprehensive income, net of tax	—	—	—	—	5.3	0.1	5.4
Allocation of AOCI to noncontrolling interest	—	—	—	—	2.2	(2.2)	—
Issuance of common units of CPPL	—	—	—	—	—	1,168.4	1,168.4
Distribution of IPO proceeds to NiSource	—	—	—	(500.0)	—	—	(500.0)
Distribution to NiSource	—	—	—	(1,450.0)	—	—	(1,450.0)
Sale of interest in Columbia OpCo to CPPL(1)	—	—	—	227.1	—	(227.1)	—
Distributions to noncontrolling interest	—	—	—	—	—	(23.2)	(23.2)
Net transfers from NiSource prior to Separation	—	—	—	6.3	—	—	6.3
Reclassification of net parent investment to additional paid-in capital	—	2,635.0	—	(2,635.0)	—	—	—
Issuance of common stock at Separation	3.2	(3.2)	—	—	—	—	—
Net transfers from NiSource subsequent to Separation	—	1.0	—	—	—	0.5	1.5
Issuance of common stock, net of offering costs	0.8	1,393.9	—	—	—	—	1,394.7
Long-term incentive plan	—	6.0	—	—	—	—	6.0
Common stock dividends	—	—	(79.5)	—	—	—	(79.5)

Balance as of December 31, 2015	$4.0	$4,032.7	$46.9	$—	$(27.0)	$956.4	$5,013.0

(1)
Represents the sale of an additional 8.4% limited partner interest in Columbia OpCo, recorded at the historical carrying value of Columbia OpCo's net assets after giving effect to the $1,168.4 million equity contribution. This decreases the noncontrolling interest by the same amount it increases the net parent investment because CPPL's purchase price for its additional 8.4% interest in Columbia OpCo exceeded book value.

The accompanying Notes to Consolidated and Combined Financial Statements are an
integral part of these statements.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A.    Company Structure and Basis of Presentation.    Columbia Pipeline Group, Inc. ("CPG") is a growth-oriented Delaware corporation formed by NiSource Inc. ("NiSource") on September 26, 2014 to own, operate and develop a portfolio of pipelines, storage and related midstream assets. CPG owns and operates, through its subsidiaries, approximately 15,000 miles of strategically located interstate gas pipelines extending from New York to the Gulf of Mexico and one of the nation's largest underground natural gas storage systems, with approximately 300 MMDth of working gas capacity, as well as related gathering and processing assets. CPG indirectly owns the general partner of CPPL and all of CPPL's subordinated units and incentive distribution rights. CPG did not have any material assets or liabilities as a separate corporate entity until the contribution of CEG from NiSource on February 11, 2015. As a result of this contribution, the financial statements for periods as of and subsequent to September 26, 2014 reflect the consolidated financial position, results of operations and cash flows for CPG. All periods prior to September 26, 2014 reflect the combined financial position, results of operations and cash flows for CPG's Predecessor (the "Predecessor").

  CPG is engaged in regulated gas transportation and storage services for LDCs, marketers, producers and industrial and commercial customers located in northeastern, mid-Atlantic, Midwestern and southern states and the District of Columbia along with unregulated businesses that include midstream services, including gathering, treating, conditioning, processing, compression and liquids handling, and development of mineral rights positions. The regulated services are performed under a tariff at rates subject to FERC approval.

  Separation.    On June 2, 2015, NiSource announced that its board of directors approved the separation of CPG from NiSource (the "Separation") through the distribution of CPG common stock to holders of NiSource common stock as of June 19, 2015 (the "Record Date"). On July 1, 2015, NiSource distributed, pursuant to an effective registration statement on Form 10, 317.6 million shares, one share of CPG common stock for every one share of NiSource common stock held by NiSource stockholders on the Record Date. As of July 1, 2015, CPG is an independent, publicly traded company, and NiSource did not retain any ownership interest in CPG. CPG's common stock began trading "regular-way" under the ticker symbol "CPGX" on the NYSE on July 2, 2015. In connection with the Separation, CPG completed the following transactions:

  •
  In May 2015, CPG completed its private placement of senior notes and received proceeds of approximately $2,722.3 million. CPG utilized a portion of the proceeds to repay approximately $1,087.3 million of intercompany debt and short-term borrowings, including, net amounts due from the money pool between CPG and NiSource Finance Corp. ("NiSource Finance");

  •
  CPG further utilized the proceeds from the senior notes to make a cash distribution of approximately $1,450.0 million to NiSource; and

  •
  Accounts related to NiSource and its subsidiaries, including accounts receivable and accounts payable, were reclassified from affiliated to non-affiliated.

  Agreements with NiSource following the Separation.    CPG entered into the Separation and Distribution Agreement and several other agreements with NiSource to effect the Separation and provide a framework for CPG's relationship with NiSource, and its subsidiaries, after the Separation. The Separation and Distribution Agreement contains many of the key provisions related to CPG's separation from NiSource and the distribution of CPG's shares of common stock to NiSource's stockholders, including cross-indemnities between CPG and NiSource. In general, NiSource has agreed to indemnify CPG for any liabilities relating to NiSource's business and CPG has agreed to indemnify NiSource for any liabilities

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  relating to CPG's business. In addition to the Separation and Distribution Agreement, CPG entered into the following agreements with NiSource related to the Separation:

  •
  Tax Allocation Agreement — Provides for the respective rights, responsibilities, and obligations of NiSource and CPG with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, tax contests, and certain other matters regarding taxes.

  •
  Employee Matters Agreement — Provides for the respective obligations to employees and former employees who are or were associated with CPG (including those employees who transferred employment from NiSource to CPG prior to the Separation) and for other employment and employee benefits matters.

  •
  Transition Services Agreement — Provides for the provision of certain transitional services by NiSource to CPG, and vice versa. The services may include the provision of administrative and other services identified by the parties. The charge for these services is expected to be based on actual costs incurred by the party rendering the services without profit.

  CPG's accompanying Consolidated and Combined Financial Statements have been prepared in accordance with GAAP. These financial statements include the accounts of the following subsidiaries: Columbia Gas Transmission, Columbia Gulf, Columbia Midstream, CEVCO, CNS Microwave, Crossroads, CPGSC, CEG, Columbia Remainder Corporation, CPP GP LLC, CPPL, OpCo GP, Columbia OpCo and CPG. Also included in the Consolidated and Combined Financial Statements are equity method investments Hardy Storage, Millennium Pipeline, and Pennant. All intercompany transactions and balances have been eliminated.

  B.    Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  C.    Cash and Cash Equivalents.    Cash and cash equivalents are liquid marketable securities with an original maturity date of less than three months.

  D.    Allowance for Uncollectible Accounts.    The reserve for uncollectible receivables is CPG's best estimate of the amount of probable credit losses in the existing accounts receivable. Collectability of accounts receivable is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. Account balances are charged against the allowance when it is anticipated the receivable will not be recovered.

  E.    Basis of Accounting for Rate-Regulated Subsidiaries.    Rate-regulated subsidiaries account for and report assets and liabilities consistent with the economic effect of the way in which regulators establish rates, if the rates established are designed to recover the costs of providing the regulated service and it is probable that such rates can be charged and collected. Certain expenses and credits subject to utility regulation or rate determination normally reflected in income are deferred on the Consolidated Balance Sheets and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers.

  In the event that regulation significantly changes the opportunity for CPG to recover its costs in the future, all or a portion of CPG's regulated operations may no longer meet the criteria for regulatory accounting. In such an event, a write-down of all or a portion of CPG's existing regulatory assets and liabilities could result. If CPG is unable to continue to apply the provisions of regulatory accounting, CPG would be required to

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  apply the provisions of Discontinuation of Rate-Regulated Accounting. In management's opinion, CPG's regulated subsidiaries will be subject to regulatory accounting for the foreseeable future. Please see Note 11, "Regulatory Matters," in the Notes to Consolidated and Combined Financial Statements for further discussion.

  F.    Property, Plant and Equipment and Related AFUDC and Maintenance.    Property, plant and equipment is stated at cost. CPG's rate-regulated subsidiaries record depreciation using composite rates on a straight-line basis over the remaining service lives of the properties as approved by the appropriate regulators. CPG's non-regulated companies depreciate assets on a component basis on a straight-line basis over the remaining service lives of the properties.

  CPG capitalizes AFUDC on all classes of property except organization costs, land, autos, office equipment, tools and other general property purchases. The allowance is applied to construction costs for that period of time between the date of the expenditure and the date on which such project is placed in service. A combination of short-term borrowings, long-term debt and equity were used to fund construction efforts for all three years presented. The pre-tax rate for AFUDC debt and ADUFC equity are summarized in the table below:

	2015		2014		2013
	Debt	Equity	Debt	Equity	Debt	Equity
					Predecessor
Columbia Gas Transmission	1.8%	6.3%	0.9%	3.0%	2.5%	3.2%
Columbia Gulf	2.9%	6.3%	2.1%	9.4%	2.5%	3.2%

  CPG follows the practice of charging maintenance and repairs, including the cost of removal of minor items of property, to expense as incurred. When regulated property that represents a retired unit is replaced or removed, the cost of such property is credited to utility plant, and such cost, net of salvage, is charged to the accumulated provision for depreciation in accordance with composite depreciation.

  G.    Gas Stored-Base Gas.    Base gas, which is valued at original cost, represents storage volumes that are maintained to ensure that adequate well pressure exists to deliver current gas inventory. There were no purchases of base gas during the years ended December 31, 2015, 2014 and 2013. Please see Note 7, "Gain on Sale of Assets," in the Notes to Consolidated and Combined Financial Statements for information regarding the sale of storage base gas in 2013. Gas stored-base gas is included in Property, plant and equipment on the Consolidated Balance Sheets.

  H.    Amortization of Software Costs.    External and internal costs associated with computer software developed for internal use are capitalized. Capitalization of such costs commences upon the completion of the preliminary stage of each project. Once the installed software is ready for its intended use, such capitalized costs are amortized on a straight-line basis generally over a period of five years. CPG amortized $8.7 million in 2015, $4.3 million in 2014 and $5.0 million in 2013 related to software costs. CPG's unamortized software balance was $59.8 million and $18.3 million at December 31, 2015 and 2014, respectively.

  I.    Goodwill.    CPG has $1,975.5 million in goodwill. All goodwill relates to the excess of cost over the fair value of the net assets acquired in the CEG acquisition on November 1, 2000. Please see Note 9, "Goodwill," in the Notes to Consolidated and Combined Financial Statements for further discussion.

  J.    Impairments.    An impairment loss on long-lived assets shall be recognized only if the carrying amount of a long-lived assets is not recoverable and exceeds its fair value. The test for impairment compares the

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  carrying amount of the long-lived asset to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. CPG recognized an impairment loss of $2.4 million for the year ended December 31, 2015 and zero for the years ended December 31, 2014 and 2013.

  K.    Revenue Recognition.    Revenue is recorded as services are performed. Revenues are billed to customers monthly at rates established through the FERC's cost-based rate-making process or at rates less than those allowed by the FERC. Revenues are recorded on the accrual basis and include estimates for transportation provided but not billed.

  The demand and commodity charges for transportation of gas under long-term agreements are recognized separately. Demand revenues are recognized monthly over the term of the agreement with the customer regardless of the volume of natural gas transported. Commodity revenues for both firm and interruptible transportation are recognized in the period the transportation services are provided based on volumes of natural gas physically delivered at the agreed upon delivery point.

  CPG provides shorter term transportation and storage services for which cash is received at inception of the service period resulting in the recording of deferred revenues that are recognized in revenues over the period the services are provided.

  Storage capacity revenues are recognized monthly over the term of the agreement with the customer regardless of the volume of storage service actually utilized. Injection and withdrawal revenues are recognized in the period when volumes of natural gas are physically injected into or withdrawn from storage.

  CPG includes the subsidiary CEVCO, which owns the mineral rights to approximately 460,000 acres in the Marcellus and Utica shale areas. CEVCO leases or contributes the mineral rights to producers in return for royalty interest. Royalties from mineral interests are recognized on an accrual basis when earned and realized. Royalty revenue was $26.5 million, $43.8 million and $21.2 million for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in "Other revenues" on the Statements of Consolidated and Combined Operations.

  CPG periodically recognizes gains on the conveyance of mineral interest related to pooling of assets (production rights) in joint undertakings intended to find, develop, or produce oil or gas from a particular property or group of properties. The gains are initially deferred if CPG has a substantial obligation for future performance. As the obligation for future performance is satisfied, the deferred revenue is relieved and the associated gain is recognized. Gains on conveyances amounted to $52.3 million, $34.5 million and $7.3 million for the years ended December 31, 2015, 2014 and 2013, respectively, and are included in "Gain on sale of assets and impairment, net" on the Statements of Consolidated and Combined Operations.

  L.    Earnings Per Share.    Basic EPS is based on net income attributable to CPG and is calculated based upon the daily weighted-average number of common shares outstanding during the periods presented. Also, this calculation includes fully vested awards that have not yet been issued as common stock. Diluted EPS includes the above, plus unvested stock awards granted under CPG's compensation plans, but only to the extent these instruments dilute earnings per share.

  On July 1, 2015, 317.6 million shares of CPG common stock were distributed to NiSource stockholders in conjunction with the Separation. For comparative purposes, and to provide a more meaningful calculation for weighted-average shares, CPG has assumed this amount to be outstanding as of the beginning of each period prior to the Separation presented in the calculation of weighted-average shares outstanding.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  The calculation of diluted average common shares is as follows:

Year Ended December 31, (in millions)	2015	2014	2013
			Predecessor
Basic average common shares outstanding	328.5	317.6	317.6
Dilutive potential common shares:
Shares restricted under stock plans	0.6	—	—

Diluted weighted average shares outstanding	329.1	317.6	317.6

  Dividends.    CPG paid a dividend of $0.125 per share to common stockholders on August 20, 2015. On August 4, 2015, CPG declared a dividend of $0.125 per share to common stockholders of record at October 30, 2015, payable November 20, 2015. On January 29, 2016, CPG declared a dividend of $0.12875 per share to common stockholders of record at February 8, 2016, payable February 19, 2016.

  M.    Estimated Rate Refunds.    CPG collects revenue subject to refund pending final determination in rate proceedings. In connection with such revenues, estimated rate refund liabilities are recorded which reflect management's current judgment of the ultimate outcomes of the proceedings. No provisions are made when, in the opinion of management, the facts and circumstances preclude a reasonable estimate of the outcome.

  N.    Accounting for Exchange and Balancing Arrangements of Natural Gas.    CPG enters into balancing and exchange arrangements of natural gas as part of its operations. CPG records a receivable or payable for its respective cumulative gas imbalances. These receivables and payables are recorded as "Exchange gas receivable" or "Exchange gas payable" on CPG's Consolidated Balance Sheets, as appropriate.

  O.    Income Taxes and Investment Tax Credits.    CPG records income taxes to recognize full inter period tax allocations. Under the liability method, deferred income taxes are provided for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. To the extent certain deferred income taxes of CPG are recoverable or payable through future rates, regulatory assets and liabilities have been established.

  In prior years, and for the period ending July 1, 2015, CPG joined in the filing of consolidated federal and state income tax returns with NiSource. CPG was a party to an agreement ("Tax Allocation Agreement") that provides for the allocation of consolidated tax liabilities. The Tax Allocation Agreement generally provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. In addition, the Tax Allocation Agreement provides that tax benefits associated with NiSource parent's tax losses, excluding tax benefits from interest expense on acquisition debt, are allocated to and reduce the income tax liability of all NiSource subsidiaries having a positive separate company tax liability in a particular tax year.

  The amounts of such tax benefits allocated to CPG that were recorded in equity in 2015, 2014 and 2013 were $5.8 million, $1.3 million and $5.3 million, respectively.

  P.    Environmental Expenditures.    CPG accrues for costs associated with environmental remediation obligations when the incurrence of such costs is probable and the amounts can be reasonably estimated, regardless of when the expenditures are actually made. The undiscounted estimated future expenditures are based on currently enacted laws and regulations, existing technology and estimated site-specific costs where assumptions may be made about the nature and extent of site contamination, the extent of cleanup efforts,

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  costs of alternative cleanup methods and other variables. The liability is adjusted as further information is discovered or circumstances change. The reserves for estimated environmental expenditures are recorded on the Consolidated Balance Sheets in "Other Accruals" for short-term portions of these liabilities and "Other noncurrent liabilities" for the respective long-term portions of these liabilities. CPG establishes regulatory assets on the Consolidated Balance Sheets to the extent that future recovery of environmental remediation costs is probable through the regulatory process. Please see Note 19, "Other Commitments and Contingencies" in the Notes to Consolidated and Combined Financial Statements for further discussion.

  Q.    Accounting for Investments.    CPG accounts for its ownership interests in Millennium Pipeline using the equity method of accounting. Columbia Gas Transmission owns a 47.5% interest in Millennium Pipeline. The equity method of accounting is applied for investments in unconsolidated companies where CPG (or a subsidiary) owns 20 to 50 percent of the voting rights and can exercise significant influence.

  CPG owns a 50.0% interest in Hardy Storage for the periods presented. CPG reflects the investment in Hardy Storage as an equity method investment.

  Columbia Midstream entered into a 50:50 joint venture in 2012 with Hilcorp to construct Pennant, a new wet natural gas gathering infrastructure and NGL processing facilities to support natural gas production in the Utica Shale region of northeastern Ohio and western Pennsylvania. During the third quarter of 2015, an additional member, an affiliate of Williams Partners, joined the Pennant joint venture. Williams Partners' initial ownership investment in Pennant is 5.00%, and by funding specified investment amounts for future growth projects, Williams Partners can invest directly in the growth of Pennant. Such funding will potentially increase Williams Partners' ownership in Pennant up to 33.33% over a defined investment period. As a result of the buy-in, Columbia Midstream received $12.7 million in cash and recorded a gain of $2.9 million, and its ownership interest in Pennant decreased from 50.0% to 47.5%. CPG accounts for the joint venture under the equity method of accounting.

  R.    Natural Gas and Oil Properties.    CEVCO participates as a working interest partner in the development of a broader acreage dedication. The working interest allows CEVCO to invest in the drilling operations of the partnership in addition to a royalty interest in well production. Please see Note 1K, "Revenue Recognition," in the Notes to Consolidated and Combined Financial Statements for further discussion regarding the royalty revenue. CEVCO uses the successful efforts method of accounting for natural gas and oil producing activities for their portion of drilling activities. Capitalized well costs are depleted based on the units of production method.

  CEVCO's portion of unproved property investment is periodically evaluated for impairment. The majority of these costs generally relate to CEVCO's portion of the working interest. The costs are capitalized and evaluated (at least quarterly) as to recoverability, based on changes brought about by economic factors and potential shifts in business strategy employed by management. Impairment of individually significant unproved property is assessed on a field-by-field basis considering a combination of time, geologic and engineering factors.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  The following table reflects the changes in capitalized exploratory well costs for the years ended December 31, 2015 and 2014:

(in millions)	2015	2014
Beginning Balance	$14.9	$1.9
Additions pending the determination of proved reserves	1.3	20.1
Reclassifications of proved properties	(14.5)	(7.1)

Ending Balance	$1.7	$14.9

  As of December 31, 2015, there was $0.3 million of capitalized exploratory well costs that have been capitalized for more than one year relating to one project initiated in 2013.

2.     CPPL INITIAL PUBLIC OFFERING

  On December 5, 2007, NiSource formed CPPL (NYSE: CPPL) to own, operate and develop a portfolio of pipelines, storage and related assets.

  On February 11, 2015, CPPL completed its offering of 53.8 million common units representing limited partner interests, constituting 53.5% of CPPL's outstanding limited partner interests. CPPL received $1,168.4 million of net proceeds from the IPO. CPG owns the general partner of CPPL, all of CPPL's subordinated units and incentive distribution rights. The assets of CPPL consist of a 15.7% limited partner interest in Columbia OpCo, which prior to the Separation, consisted of substantially all of NiSource's Columbia Pipeline Group Operations segment. The operations of CPPL are consolidated into CPG's results. As of December 31, 2015, the portion of CPPL owned by the public is reflected as a noncontrolling interest in the Consolidated and Combined Financial Statements.

  The table below summarizes the effects of the changes in CPG's ownership interest in Columbia OpCo on equity:

(in millions)	Year Ended December 31, 2015
Net income attributable to CPG	$267.2
Increase in CPG's net parent investment for the sale of 8.4% of Columbia OpCo	227.1

Change from net income attributable to CPG and transfers to noncontrolling interest	$494.3

3.     RECENT ACCOUNTING PRONOUNCEMENTS

  In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred taxes by requiring that all deferred tax assets and liabilities be classified as noncurrent on the balance sheet. CPG is required to adopt ASU 2015-17 for periods beginning after December 15, 2016, including interim periods, and the new standard is to be applied prospectively or retrospectively to all presented periods with early adoption permitted. On December 31, 2015 CPG prospectively adopted ASU 2015-17 in the Consolidated and Combined Financial Statements and Notes to Consolidated and Combined Financial Statements.

  In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 changes the way entities present debt issuance costs in financial statements by presenting issuance costs on the balance sheet as a direct deduction from the related

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

3.     RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

  liability rather than as a deferred charge. Amortization of these costs will continue to be reported as interest expense. In August 2015, the FASB issued ASU 2015-15 to clarify the SEC staff's position on these costs in relation to line-of-credit agreements stating that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to a line-of-credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of such arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit. CPG is required to adopt ASU 2015-03 and ASU 2015-15 for periods beginning after December 15, 2015, including interim periods, and the guidance is to be applied retrospectively with early adoption permitted. The adoption of ASU 2015-3 and ASU 2015-15 will result in a reclassification from "Deferred charges and other" to "Long-term debt" of the unamortized balance of debt issuance costs. At December 31, 2015, the balance of unamortized debt issuance costs recorded in "Deferred charges and other" was $20.6 million.

  In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the new standard is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14 to extend the adoption date for ASU 2014-09 to periods beginning after December 15, 2017, including interim periods, and the new standard is to be applied retrospectively with early adoption permitted on the original effective date of ASU 2014-09 on a limited basis. CPG is currently evaluating the impact the adoption of ASU 2014-09 and ASU 2015-14 will have on the Consolidated and Combined Financial Statements and Notes to Consolidated and Combined Financial Statements.

  In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. ASU 2015-02 amends consolidation guidance by including changes to the variable and voting interest models used by entities to evaluate whether an entity should be consolidated. CPG is required to adopt ASU 2015-02 for periods beginning after December 15, 2015, including interim periods, and the guidance is to be applied retrospectively or using a modified retrospective approach, with early adoption permitted. CPG is currently evaluating the impact the adoption of ASU 2015-02 will have on the Consolidated and Combined Financial Statements and Notes to Consolidated and Combined Financial Statements but does not anticipate that the impact will be material.

4.     TRANSACTIONS WITH AFFILIATES

  Prior to the Separation, CPG engaged in transactions with subsidiaries of NiSource, which at that time were deemed to be affiliates of CPG. The Separation occurred on July 1, 2015 and for periods after this date CPG and subsidiaries of NiSource are no longer affiliates. Transactions with affiliates prior to the Separation are summarized below:

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

4.     TRANSACTIONS WITH AFFILIATES (Continued)

  Statement of Operations

	Year Ended December 31,
(in millions)	2015	2014	2013
			Predecessor
Transportation revenues	$47.5	$95.7	$94.1
Storage revenues	26.2	53.2	53.6
Other revenues	0.2	0.3	0.3
Operation and maintenance expense	52.9	123.2	118.6
Interest expense	29.3	62.0	37.9
Interest income	2.5	0.7	0.7

  Balance Sheet

(in millions)	December 31, 2015	December 31, 2014
Accounts receivable	$—	$180.0
Current portion of long term debt-affiliated	—	115.9
Short-term borrowings	—	252.5
Accounts payable	—	53.6
Long-term debt	—	1,472.8

  Transportation, Storage and Other Revenues.    CPG provided natural gas transportation, storage and other services to subsidiaries of NiSource, which were deemed to be affiliates prior to the Separation.

  Operation and Maintenance Expense.    CPG received executive, financial, legal, information technology and other administrative and general services from a former affiliate, NiSource Corporate Services. Expenses incurred as a result of these services consisted of employee compensation and benefits, outside services and other expenses. CPG was charged directly or allocated using various allocation methodologies based on a combination of gross fixed assets, total operating expense, number of employees and other measures. Management believes the allocation methodologies are reasonable. However, these allocations and estimates may not represent the amounts that would have been incurred had the services been provided by an outside entity.

  Interest Expense and Income.    Prior to the private placement of senior notes on May 22, 2015, CPG paid NiSource interest for intercompany long-term debt outstanding. CPG was charged interest for long-term debt of $31.0 million, $61.6 million and $40.6 million for the years ended December 31, 2015, 2014 and 2013, respectively, offset by associated AFUDC of $2.4 million, $2.7 million and $6.8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

  Columbia OpCo and its subsidiaries entered into an intercompany money pool agreement with NiSource Finance, which became effective on the closing date of CPPL's IPO. Following the Separation, the agreement is with CPG. The money pool is available for Columbia OpCo and its subsidiaries' general purposes, including capital expenditures and working capital. This intercompany money pool agreement is discussed in connection with Short-term Borrowings below. Prior to CPPL's IPO, the subsidiaries of CPG participated in a similar money pool agreement with NiSource Finance. Prior to the Separation, NiSource Corporate Services administered the money pools. Prior to the Separation, the cash accounts maintained by the subsidiaries of Columbia OpCo and CPG were swept into a NiSource corporate account on a daily basis, creating an affiliated receivable or decreasing an affiliated payable, as appropriate, between NiSource

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

4.     TRANSACTIONS WITH AFFILIATES (Continued)

  and the subsidiary. The amount of interest expense and income for short-term borrowings was determined by the net position of each subsidiary in the money pool. Subsequent to the Separation, the intercompany money pool balances and related interest expense and income are eliminated as intercompany activity. The money pool weighted-average interest rate was 1.21% at June 30, 2015 and 0.70% at December 31, 2014, respectively. The interest expense for short-term borrowings charged for the years ended December 31, 2015, 2014 and 2013 was $0.7 million, $3.1 million and $4.1 million, respectively.

  Accounts Receivable.    CPG included in accounts receivable amounts due from the money pool discussed above of $145.5 million at December 31, 2014 for subsidiaries in a net deposit position. Also included in the balance at December 31, 2014 are amounts due from subsidiaries of NiSource for transportation and storage services of $34.5 million. Net cash flows related to the money pool receivables, including the receipt of money pool deposits from NiSource at the time of Separation, are included as Investing Activities on the Statements of Consolidated and Combined Statements of Cash Flows. All other affiliated receivables are included as Operating Activities.

  Short-term Borrowings.    The subsidiaries of CPG entered into an intercompany money pool agreement with NiSource Finance with $750.0 million of reserved borrowing capacity. Following the Separation, the agreement is with CPG. In furtherance of the money pool agreement, CPG entered into a $1,500.0 million revolving credit agreement on December 5, 2014. The CPG revolving credit agreement became effective at the completion of the Separation with a termination date of July 2, 2020. Each of CEG, OpCo GP and Columbia OpCo is a guarantor of CPG's revolving credit facility. As guarantors and restricted subsidiaries, CEG, OpCo GP and Columbia OpCo are subject to various customary covenants and restrictive provisions which, among other things, limit CPG's and its restricted subsidiaries' ability to incur additional indebtedness, guarantees and/or liens; consolidate, merge or transfer all or substantially all of their assets; make certain investments or restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; and prepay certain indebtedness; each of which is subject to customary and usual exceptions and baskets, including an exception to the limitation on restricted payments for distributions of available cash, as permitted by their organizational documents. The restricted payment provision does not prohibit CPG or any of its restricted subsidiaries from making distributions in accordance with their respective organizational documents unless there has been an event of default (as defined in the revolving credit agreement), and neither CPG not any of its restricted subsidiaries has any restrictions on its ability to make distributions under its organizational documents. Under Columbia OpCo's partnership agreement, it is required to distribute all of its available cash each quarter, less the amounts of cash reserves that OpCo GP determines are necessary or appropriate in its reasonable discretion to provide for the proper conduct of Columbia OpCo's business. In addition, subject to Delaware law, the board of directors of CPG may similarly determine whether to declare dividends at CPG without restriction under its revolving credit agreement. At December 31, 2015, neither CPG nor its consolidated subsidiaries had any restricted net assets. If Columbia OpCo and the other loan parties fail to perform their obligations under these and other covenants, it could adversely affect Columbia OpCo's ability to finance future business opportunities and make cash distributions to CPG. CPG's revolving credit facility also contains customary events of default, including cross default provisions that apply to any other indebtedness CPG may have with an outstanding principal amount in excess of $50.0 million. If a default occurred, the relevant lenders could elect to declare the debt, together with accrued interest and other fees, to be immediately due and payable and proceed against Columbia OpCo as a guarantor.

  The balance of Short-term Borrowings at December 31, 2014 of $252.5 million included those subsidiaries of CPG in a net borrower position of the NiSource Finance money pool discussed above. Net cash flows related to Short-term Borrowings, including the repayment of money pool borrowings to NiSource at the

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

4.     TRANSACTIONS WITH AFFILIATES (Continued)

  time of Separation, are included as Financing Activities on the Statements of Consolidated and Combined Statements of Cash Flows.

  Accounts Payable.    The affiliated accounts payable balance primarily included amounts due for services received from NiSource Corporate Services and interest payable to NiSource Finance.

  Long-term Debt.    CPG's long-term financing requirements, prior to the private placement of seniors notes on May 22, 2015, were satisfied through borrowings from NiSource Finance. CPG used a portion of net proceeds from the senior notes to repay approximately $1,087.3 million of intercompany debt and short-term borrowings, net of amounts due from the money pool, between CPG and NiSource Finance. Details of the affiliated long-term debt balance are summarized in the table below:

Origination Date (in millions)	Interest Rate	Maturity Date	December 31, 2015	December 31, 2014
November 28, 2005(1)	5.41%	November 30, 2015	$—	$115.9
November 28, 2005	5.45%	November 28, 2016	—	45.3
November 28, 2005	5.92%	November 28, 2025	—	133.5
November 28, 2012	4.63%	November 28, 2032	—	45.0
November 28, 2012	4.94%	November 30, 2037	—	95.0
December 19, 2012	5.16%	December 21, 2037	—	55.0
November 28, 2012	5.26%	November 28, 2042	—	170.0
December 19, 2012	5.49%	December 18, 2042	—	95.0
December 9, 2013	4.75%	December 31, 2016	—	834.0

Total Long-term Debt			$—	$1,588.7

  (1)
  The debt balance for the note originating on November 28, 2005 and maturing on November 30, 2015 is included in "Current portion of long-term debt-affiliated" on the Consolidated Balance Sheets as of December 31, 2014.

  Dividends.    Prior to the Separation, CPG distributed $500.0 million of the proceeds from CPPL's IPO to NiSource as a reimbursement of preformation capital expenditures with respect to the assets contributed to Columbia OpCo and $1,450.0 million of proceeds related to the issuance of senior notes in May 2015. CPG paid no dividends to NiSource in the year ended December 31, 2014 and paid $123.0 million to NiSource in the year ended December 31, 2013. There were no restrictions on the payment by CPG of dividends to NiSource.

5.     SHORT-TERM BORROWINGS

  CPG Revolving Credit Facility.    On December 5, 2014, CPG entered into a $1,500.0 million senior revolving credit facility, of which $250.0 million in letters of credit is available. The revolving credit facility became effective as of the Separation with a termination date of July 2, 2020. CPG expects that $750.0 million of this facility will be utilized as credit support for Columbia OpCo and its subsidiaries and the remaining $750.0 million of this facility will be available for CPG's general corporate purposes, including working capital. The revolving credit facility will provide liquidity support for CPG's $1,000.0 million commercial paper program.

  Obligations under the CPG revolving credit facility are unsecured. Loans under the CPG revolving credit facility will bear interest at CPG's option at either (i) the greatest of (a) the federal funds effective rate plus 0.500 percent, (b) the reference prime rate of JPMorgan Chase Bank, N.A., or (c) the Eurodollar rate which is based on the London Interbank Offered Rate ("LIBOR"), plus 1.000 percent, each of which is

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

5.     SHORT-TERM BORROWINGS (Continued)

  subject to a margin that varies from 0.000 percent to 0.650 percent per annum, according to the credit rating of CPG, or (ii) the Eurodollar rate plus a margin that varies from 1.000 percent to 1.650 percent per annum, according to the credit rating of CPG. CPG's revolving credit facility is subject to a facility fee that varies from 0.125 percent to 0.350 percent per annum, according to CPG's credit rating.

  Revolving indebtedness under the CPG credit facility will rank equally with all of CPG's outstanding unsecured and unsubordinated debt. CEG, OpCo GP and Columbia OpCo have each fully guaranteed the CPG credit facility. The CPG revolving credit facility contains various customary covenants and restrictive provisions which, among other things, limit CPG's and its restricted subsidiaries' ability to incur additional indebtedness, guarantees and/or liens; consolidate, merge or transfer all or substantially all of their assets; make certain investments or restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; and prepay certain indebtedness, each of which is subject to customary and usual exceptions and baskets, including an exception to the limitation on restricted payments for distributions of available cash, as permitted by their organizational documents. The restricted payment provision does not prohibit CPG or any of its restricted subsidiaries from making distributions in accordance with their respective organizational documents unless there has been an event of default (as defined in the revolving credit agreement), and neither CPG nor any of its restricted subsidiaries has any restrictions on its ability to make distributions under its organizational documents. Under Columbia OpCo's partnership agreement, it is required to distribute all of its available cash each quarter, less the amounts of cash reserves that OpCo GP determines are necessary or appropriate in its reasonable discretion to provide for the proper conduct of Columbia OpCo's business. In addition, subject to Delaware law, the board of directors of CPG may similarly determine whether to declare dividends at CPG without restriction under its revolving credit agreement. At December 31, 2015, neither CPG nor its consolidated subsidiaries had any restricted net assets. If Columbia OpCo and the other loan parties fail to perform their obligations under these and other covenants, it could adversely affect Columbia OpCo's ability to finance future business opportunities and make cash distributions to CPG. The CPG revolving credit facility also contains customary events of default, including cross default provisions that apply to any other indebtedness CPG may have with an outstanding principal amount in excess of $50.0 million.

  The CPG revolving credit facility also contains certain financial covenants that require CPG to maintain a consolidated total leverage ratio that does not exceed (i) 5.75 to 1.00 for any period of four consecutive fiscal quarters (each, a "test period") ending December 31, 2015, (ii) 5.50 to 1.00 for any test period ending after December 31, 2015 and on or before December 31, 2017, and (iii) 5.00 to 1.00 for any test period ending after December 31, 2017, provided that after December 31, 2017, and during a Specified Acquisition Period (as defined in the CPG revolving credit facility), the leverage ratio may not exceed 5.50 to 1.00.

  A breach of any of these covenants could result in a default in respect of the related debt. If a default occurred, the relevant lenders could elect to declare the debt, together with accrued interest and other fees, to be immediately due and payable and proceed against CPG or any guarantor.

  As of December 31, 2015, CPG had no borrowings outstanding and had $18.1 million in letters of credit under the revolving credit facility.

  CPPL Revolving Credit Facility.    On December 5, 2014, CPPL entered into a $500.0 million senior revolving credit facility, of which $50.0 million in letters of credit is available. The revolving credit facility became effective at the closing of CPPL's IPO with a termination date of February 11, 2020. The credit facility is available for general partnership purposes, including working capital and capital expenditures, including the funding of capital calls to Columbia OpCo.

  CPPL's obligations under the revolving credit facility are unsecured. The loans thereunder bear interest at CPPL's option at either (i) the greatest of (a) the federal funds effective rate plus 0.500 percent, (b) the

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

5.     SHORT-TERM BORROWINGS (Continued)

  reference prime rate of Wells Fargo Bank, National Association or (c) the Eurodollar rate which is based on the LIBOR, plus 1.000 percent, each of which is subject to a margin that varies from 0.000 percent to 0.650 percent per annum, according to the credit rating of CPG, or (ii) the Eurodollar rate plus a margin that varies from 1.000 percent to 1.650 percent per annum, according to the credit rating of CPG. The revolving credit facility is subject to a facility fee that varies from 0.125 percent to 0.350 percent per annum, according to the credit rating of CPG.

  The revolving indebtedness under CPPL's credit facility ranks equally with all CPPL's outstanding unsecured and unsubordinated debt. CPG, CEG, OpCo GP and Columbia OpCo have each fully guaranteed CPPL's credit facility.

  CPPL's revolving credit facility contains various covenants and restrictive provisions which, among other things, limit CPPL's ability and CPPL's restricted subsidiaries' ability to incur additional indebtedness, guarantees and/or liens; consolidate, merge or transfer all or substantially all of CPPL's assets; make certain investments or restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; and prepay certain indebtedness; each of which is subject to customary and usual exceptions and baskets, including an exception to the limitation on restricted payments for distributions of available cash, as permitted by CPPL's organizational documents. The restricted payment provision does not prohibit CPPL or any of its restricted subsidiaries from making distributions in accordance with their respective organizational documents unless there has been an event of default (as defined in the CPPL revolving credit agreement), and neither CPPL nor any of its restricted subsidiaries has any restrictions on its ability to make distributions under its organizational documents. In particular, in accordance with CPPL's partnership agreement, the general partner has adopted a policy that CPPL will make quarterly cash distributions in amounts equal to at least the minimum quarterly distribution of $0.1675 on each common and subordinated unit. However, the determination to make any distributions of cash is subject to the discretion of the general partner. At December 31, 2015, neither CPPL nor its consolidated subsidiaries had any restricted net assets. If CPPL fails to perform the obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the revolving credit facility could be declared immediately due and payable. CPPL's revolving credit facility also contains customary events of default, including cross default provisions that apply to any other indebtedness it may have with an outstanding principal amount in excess of $50.0 million.

  The revolving credit facility also contains certain financial covenants that require CPPL to maintain a consolidated total leverage ratio that does not exceed (i) 5.75 to 1.00 for the period of four consecutive fiscal quarters ("test period") ending December 31, 2015, (ii) 5.50 to 1.00 for any test period ending after December 31, 2015 and on or before December 31, 2017, and (iii) 5.00 to 1.00 for any test period ending after December 31, 2017, provided that after December 31, 2017 and during a Specified Acquisition Period (as defined in the CPPL revolving credit facility), the leverage ratio shall not exceed 5.50 to 1.00.

  A breach of any of these covenants could result in a default in respect of the related debt. If a default occurred, the relevant lenders could elect to declare the debt, together with accrued interest and other fees, to be immediately due and payable and proceed against CPPL or any guarantor.

  As of December 31, 2015, CPPL had $15.0 million in outstanding borrowings and issued no letters of credit under the revolving credit facility.

  CPG Commercial Paper Program.    On October 5, 2015, CPG established a commercial paper program (the "Program") pursuant to which CPG may issue short-term promissory notes (the "Promissory Notes") pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). Amounts available under the Program may be borrowed, repaid and

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

5.     SHORT-TERM BORROWINGS (Continued)

  re-borrowed from time to time, with the aggregate face or principal amount of the Promissory Notes outstanding under the Program at any time not to exceed $1,000.0 million. CEG, OpCo GP and Columbia OpCo have each agreed, jointly and severally, unconditionally and irrevocably to guarantee payment in full of the principal of and interest (if any) on the Promissory Notes. The net proceeds of issuances of the Promissory Notes are expected to be used for general corporate purposes. As of December 31, 2015, CPG had no Promissory Notes outstanding under the Program.

  Short-term borrowings were as follows:

At December 31, (in millions)	2015	2014
Commercial paper borrowings	$—	$—
CPG credit facility borrowings	—	—
CPPL credit facility borrowings, weighted average interest rate of 1.28% at December 31, 2015	15.0	—

Total Short-Term Borrowings	$15.0	$—

  Given their maturity and turnover is less than 90 days, cash flows related to the borrowings and repayments of the items listed above are presented net in the Statements of Consolidated and Combined Cash Flows.

6.     LONG-TERM DEBT

  Senior notes issuance.    On May 22, 2015, CPG issued its private placement of $2,750.0 million in aggregated principal amount of its senior notes, comprised of $500.0 million of 2.45% senior notes due 2018 (the "2018 Notes"), $750.0 million of 3.30% senior notes due 2020 (the "2020 Notes"), $1,000.0 million of 4.50% senior notes due 2025 (the "2025 Notes") and $500.0 million of 5.80% senior notes due 2045 (the "2045 Notes" and, together with the 2018 Notes, 2020 Notes and 2025 Notes, the "Notes"). The Notes were issued at a discount, for net proceeds of approximately $2,722.3 million after deducting the Initial Purchasers' discount and offering expenses of CPG.

  Indenture.    The Notes are governed by an Indenture, dated as of May 22, 2015 (the "Indenture"), entered into by CPG and the certain subsidiary guarantors named therein (the "Guarantors") with U.S. Bank National Association, as trustee (the "Trustee").

  The initial Guarantors are three subsidiaries of CPG, CEG, Columbia OpCo and OpCo GP. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Guarantors. Each guarantee of CPG's obligations under the Notes is a direct, unsecured and unsubordinated obligation of the applicable Guarantor and has the same ranking with respect to indebtedness of that Guarantor as the Notes have with respect to CPG's indebtedness.

  The guarantees of any Guarantor may be released under certain circumstances. First, if CPG discharges or defeases its obligations with respect to the Notes of any series, then any guarantee will be released with respect to that series. Second, if no event of default has occurred and is continuing under the Indenture, a Guarantor will be automatically and unconditionally released and discharged from its guarantee (i) at any time after June 1, 2018, upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not CPG's affiliate, of all of CPG's direct or indirect limited partnership, limited liability or other equity interests in the Guarantor; (ii) upon the merger of a guarantor into CPG or any other Guarantor or the liquidation and dissolution of such Guarantor; or (iii) at any time after June 1, 2018, upon release of all guarantees or other obligations of the Guarantor with respect to any of CPG's funded debt, except the Notes.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

6.     LONG-TERM DEBT (Continued)

  The Indenture governing the Notes contains covenants that, among other things, limit the ability of CPG and certain of its subsidiaries to incur liens, to enter into sale and lease-back transactions and to enter into mergers, consolidations or transfers of all or substantially all of their assets. The Indenture also contains customary events of default.

  The 2018 Notes will mature on June 1, 2018, the 2020 Notes will mature on June 1, 2020, the 2025 Notes will mature on June 1, 2025 and the 2045 Notes will mature on June 1, 2045. Interest on the Notes of each series will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2015.

  Registration Rights Agreement.    In connection with the private placement of the Notes, CPG and the Guarantors entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the Initial Purchasers, pursuant to which CPG and the Guarantors agreed to file, and use their reasonable best efforts to cause to become effective, an exchange offer registration statement with the SEC and to consummate an exchange offer within 360 days after the date of issuance of the Notes pursuant to which holders of each series of the Notes can exchange the Notes issued in the offering for registered notes having the same terms as the Notes. Under certain circumstances set forth in the Registration Rights Agreement, in lieu of a registered exchange offer, CPG and the Guarantors must file, and use reasonable best efforts to cause to become effective, a shelf registration statement for the resale of the Notes. If CPG fails to satisfy these obligations on a timely basis, the annual interest borne by the Notes will be increased by up to 0.50% per annum until the exchange offer is completed or the shelf registration statement is declared effective.

  The following table summarizes the outstanding long-term debt maturities at December 31, 2015.

Year Ending December 31, (in millions)
2016	$—
2017	—
2018	500.0
2019	—
2020	750.0
After	1,500.0

Total(1)	$2,750.0

  (1)
  This amount excludes unamortized discount of $3.8 million. The unamortized discount applicable to the Notes is being amortized over the weighted average life of the Notes.

7.     GAIN ON SALE OF ASSETS

  CPG recognizes gains on conveyances of mineral rights positions into earnings as any obligation associated with conveyance is satisfied. For the years ended December 31, 2015, 2014 and 2013, gains on conveyances amounted to $52.3 million, $34.5 million and $7.3 million, respectively, and are included in "Gain on sale of assets and impairment, net" on the Statements of Consolidated and Combined Operations. Included in the gains on conveyances is a cash bonus payment of $35.8 million received by CEVCO from CNX Gas Company LLC during the year ended December 31, 2015, for the lease of Utica Shale and Upper Devonian gas rights in Greene and Washington Counties in Pennsylvania and Marshall and Ohio Counties in West Virginia. As of December 31, 2015 and 2014, deferred gains of approximately $8.1 million and $19.6 million, respectively, were deferred pending performance of future obligations and recorded in "Deferred revenue" on the Consolidated Balance Sheets.

  In 2013, Columbia Gas Transmission sold storage base gas. The difference between the sale proceeds and amounts capitalized to Property, plant and equipment resulted in a gain of $11.1 million.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

8.     PROPERTY, PLANT AND EQUIPMENT

  CPG's property, plant and equipment on the Consolidated Balance Sheets are classified as follows:

At December 31, (in millions)	2015	2014
Property, plant and equipment
Pipeline and other transmission assets	$6,160.4	$5,333.0
Storage facilities	1,370.1	1,326.5
Gas stored base gas	299.5	299.5
Gathering and processing facilities	370.2	263.3
Construction work in process	487.6	454.2
General plant, software, and other assets	364.5	258.9

Property, plant and equipment	9,052.3	7,935.4

Accumulated depreciation and amortization	(2,988.6)	(2,976.8)

Net property, plant and equipment	$6,063.7	$4,958.6

  The table below lists CPG's applicable annual depreciation rates:

Year Ended December 31,
	2015	2014	2013
Predecessor
Depreciation rates
Pipeline and other transmission assets	1.00%-2.50%	1.00%-2.50%	1.00%-2.50%
Storage facilities	2.19%-3.00%	2.19%-3.30%	2.19%-3.50%
Gathering and processing facilities	1.67%-2.50%	1.67%-2.50%	1.67%-2.50%
General plant, software, and other assets	1.00%-21.00%	1.00%-10.00%	1.00%-10.00%

9.     GOODWILL

  CPG tests its goodwill for impairment annually as of May 1 unless indicators, events, or circumstances would require an immediate review. Goodwill is tested for impairment using financial information at the reporting unit level, referred to as the Columbia Gas Transmission Operations reporting unit, which is consistent with the level of discrete financial information reviewed by management. The Columbia Gas Transmission Operations reporting unit includes the following entities: Columbia Gas Transmission (including its equity method investment in the Millennium Pipeline joint venture), Columbia Gulf and the equity method investment in Hardy Storage. All of CPG's goodwill relates to NiSource's acquisition of CEG in 2000, which was contributed to CPG prior to the Separation. CPG's goodwill assets at December 31, 2015 and December 31, 2014 were $1,975.5 million.

  The Predecessor completed a quantitative ("step 1") fair value measurement of the reporting unit during the May 1, 2012 goodwill test. The test indicated that the fair value of the reporting unit substantially exceeded the carrying value, indicating that no impairment existed.

  In estimating the fair value of Columbia Gas Transmission Operations for the May 1, 2012 test, the Predecessor used a weighted average of the income and market approaches. The income approach utilized a discounted cash flow model. This model was based on management's short-term and long-term forecast of operating performance for each reporting unit. The two main assumptions used in the models were the growth rates, which were based on the cash flows from operations for the reporting unit, and the weighted average cost of capital, or discount rate. The starting point for the reporting unit's cash flow from operations was the detailed five year plan, which takes into consideration a variety of factors such as the

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

9.     GOODWILL (Continued)

  current economic environment, industry trends, and specific operating goals set by management. The discount rates were based on trends in overall market as well as industry specific variables and include components such as the risk-free rate, cost of debt, and company volatility at May 1, 2012. Under the market approach, the Predecessor utilized three market-based models to estimate the fair value of the reporting unit: (i) the comparable company multiples method, which estimated fair value of the reporting unit by analyzing EBITDA multiples of a peer group of publicly traded companies and applying that multiple to the reporting unit's EBITDA, (ii) the comparable transactions method, which valued the reporting unit based on observed EBITDA multiples from completed transactions of peer companies and applying that multiple to the reporting unit's EBITDA, and (iii) the market capitalization method, which used the NiSource share price and allocated NiSource's total market capitalization among both the goodwill and non-goodwill reporting units based on the relative EBITDA, revenues, and operating income of each reporting unit. Each of the three market approaches were calculated with the assistance of a third-party valuation firm, using multiples and assumptions inherent in today's market. The degree of judgment involved and reliability of inputs into each model were considered in weighting the various approaches. The resulting estimate of fair value of the reporting unit, using the weighted average of the income and market approaches, exceeded its carrying value, indicating that no impairment exists under step 1 of the annual impairment test.

  Certain key assumptions used in determining the fair value of the reporting unit included planned operating results, discount rates and the long-term outlook for growth. In 2012, the Predecessor used the discount rate of 5.60% for Columbia Gas Transmission Operations, resulting in excess fair value of approximately $1,643.0 million.

  GAAP allows entities testing goodwill for impairment the option of performing a qualitative ("step 0") assessment before calculating the fair value of a reporting unit for the goodwill impairment test. If a step 0 assessment is performed, an entity is no longer required to calculate the fair value of a reporting unit unless the entity determines that, based on that assessment, it is more likely than not that its fair value is less than its carrying amount.

  The Predecessor applied the qualitative step 0 analysis to the reporting unit for the annual impairment test performed as of May 1, 2015. For the current year test, the Predecessor assessed various assumptions, events and circumstances that would have affected the estimated fair value of the reporting unit as compared to its base line May 1, 2012 step 1 fair value measurement. The results of this assessment indicated that it is not more likely than not that the reporting unit fair value is less than the reporting unit carrying value.

  CPG considered whether there were any events or changes in circumstances subsequent to the annual test that would reduce the fair value of the reporting unit below its carrying amount and necessitate another goodwill impairment test. CPG reviewed the market capitalization method due to the recent decline in CPG's share price. Following this review CPG determined there were no indicators that would require goodwill impairment testing subsequent to May 1, 2015.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

10.   ASSET RETIREMENT OBLIGATIONS

  Changes in CPG's liability for asset retirement obligations for the years 2015 and 2014 are presented in the table below:

(in millions)	2015	2014
Beginning Balance	$23.2	$26.3
Accretion expense	1.2	1.5
Additions	4.1	2.2
Settlements	—	(6.6)
Change in estimated cash flows	(2.8)	(0.2)

Ending Balance	$25.7	$23.2

  CPG's asset retirement obligations above relate to the modernization program of pipelines and transmission facilities, the retiring of offshore facilities, polychlorinated biphenyl ("PCB") remediation and asbestos removal at several compressor and measuring stations. CPG recognizes that certain assets, which include gas pipelines and natural gas storage wells, will operate for an indeterminate future period when properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified.

11.   REGULATORY MATTERS

  Regulatory Assets and Liabilities

  Current and noncurrent regulatory assets and liabilities were comprised of the following items:

At December 31, (in millions)	2015	2014
Assets
Unrecognized pension benefit and other postretirement benefit costs	$135.2	$120.9
Other postretirement costs	9.0	10.8
Deferred taxes on AFUDC equity	35.4	21.8
Other	3.1	4.5

Total Regulatory Assets	$182.7	$158.0

At December 31, (in millions)	2015	2014
Liabilities
Cost of removal	$154.7	$157.6
Regulatory effects of accounting for income taxes	10.6	10.9
Unrecognized pension benefit and other postretirement benefit costs	0.7	8.3
Other postretirement costs	155.6	117.3
Other	1.2	2.9

Total Regulatory Liabilities	$322.8	$297.0

  No regulatory assets are earning a return on investment at December 31, 2015. Regulatory assets of $35.6 million are covered by specific regulatory orders and are being recovered as components of cost of service over a remaining life of up to 7 years.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

11.   REGULATORY MATTERS (Continued)

  Assets:

  Unrecognized pension benefit and other postretirement benefit costs — In 2007, the Predecessor adopted certain updates of ASC 715 which required, among other things, the recognition in other comprehensive income or loss of the actuarial gains or losses and the prior service costs or credits that arise during the period but that are not immediately recognized as components of net periodic benefit costs. Certain subsidiaries defer the costs as a regulatory asset in accordance with regulatory orders to be recovered through base rates.

  Other postretirement costs — Primarily comprised of costs approved through rate orders to be collected through future base rates, revenue riders or tracking mechanisms.

  Deferred taxes on AFUDC equity — ASC 740 considers the equity component of AFUDC a temporary difference for which deferred income taxes must be provided. CPG is required to record the deferred tax liability for the equity component of AFUDC offset to this regulatory asset for wholly-owned subsidiaries and equity method investments. The regulatory asset is itself a temporary difference for which deferred incomes taxes are recognized.

  Liabilities:

  Cost of removal — Represents anticipated costs of removal that have been, and continue to be, included in depreciation rates and collected in the service rates of some rate-regulated subsidiaries for future costs to be incurred.

  Regulatory effects of accounting for income taxes — Represents amounts related to state income taxes collected at a higher rate than the current statutory rates assumed in rates, which is being amortized to earnings in association with depreciation on related property.

  Unrecognized pension benefit and other postretirement benefit costs — In 2007, the Predecessor adopted certain updates of ASC 715 which required, among other things, the recognition in other comprehensive income or loss of the actuarial gains or losses and the prior service costs or credits that arise during the period but that are not immediately recognized as components of net periodic benefit costs. Certain subsidiaries defer the benefits as a regulatory liability in accordance with regulatory orders.

  Other postretirement costs — Primarily represents amounts being collected through rates in excess of the GAAP expense on a cumulative basis. In addition, according to regulatory order, a certain level of benefit expense is recognized in the Predecessor's results, which exceeds the amount funded in the plan.

  Regulatory Matters

  Columbia Gas Transmission Customer Settlement.    On January 24, 2013, the FERC approved the Settlement. In March 2013, Columbia Gas Transmission paid $88.1 million in refunds to customers pursuant to the Settlement with its customers in conjunction with its comprehensive interstate natural gas pipeline modernization program. The refunds were made as part of the Settlement, which included a $50.0 million refund to max rate contract customers and a base rate reduction retroactive to January 1, 2012. Columbia Gas Transmission expects to invest approximately $1.5 billion over a five-year period, which began in 2013, to modernize its system to improve system integrity and enhance service reliability and flexibility. The Settlement with firm customers includes an initial five-year term with provisions for potential extensions thereafter.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

11.   REGULATORY MATTERS (Continued)

  The Settlement also provided for a depreciation rate reduction to 1.5% and elimination of negative salvage rate effective January 1, 2012 and for a second base rate reduction, which began January 1, 2014, which equates to approximately $25.0 million in revenues annually thereafter.

  The Settlement includes a CCRM, a tracker mechanism that will allow Columbia Gas Transmission to recover, through an additive capital demand rate, its revenue requirement for capital investments made under Columbia Gas Transmission's long-term plan to modernize its interstate transmission system. The CCRM provides for a 14.0% revenue requirement with a portion designated as a recovery of taxes other than income taxes. The additive demand rate is earned on costs associated with projects placed into service by October 31 each year. The initial additive demand rate was effective on February 1, 2014. The CCRM will give Columbia Gas Transmission the opportunity to recover its revenue requirement associated with a $1.5 billion investment in the modernization program. The CCRM recovers the revenue requirement associated with qualifying modernization costs that Columbia Gas Transmission incurs after satisfying the requirement associated with $100.0 million in annual maintenance capital expenditures. The CCRM applies to Columbia Gas Transmission's transportation shippers. The CCRM will not exceed $300.0 million per year in investment in eligible facilities, subject to a 15.0% annual tolerance and a total cap of $1.5 billion for the entire five-year initial term.

  On January 28, 2016, Columbia Gas Transmission received FERC approval of its December 2015 filing to recover costs associated with the third year of its comprehensive system modernization program. Total program adjusted spend to date is $937.1 million. The program includes replacement of bare steel and wrought iron pipeline and compressor facilities, enhancements to system inspection capabilities and improvements in control systems. In December 2015, Columbia Gas Transmission filed an extension of this settlement and has requested FERC's approval of the customer agreement by March 31, 2016.

  Columbia Gulf.    On January 21, 2016, the FERC issued an Order (the "January 21 Order") initiating an investigation pursuant to Section 5 of the NGA to determine whether Columbia Gulf's existing rates for jurisdictional services are unjust and unreasonable. Columbia Gulf intends to file a cost and revenue study with FERC on April 5, 2016, as required by the January 21 Order. The January 21 Order directed that a hearing be conducted pursuant to an accelerated timeline and that an initial decision be issued by February 28, 2017. The outcome of this proceeding to Columbia Gulf is not currently determinable.

  Cost Recovery Trackers and other similar mechanisms.    Under section 4 of the NGA, the FERC allows for the recovery of certain operating costs of our interstate transmission and storage companies that are significant and recurring in nature via cost tracking mechanisms. These tracking mechanisms allow the transmission and storage companies' rates to fluctuate in response to changes in certain operating costs or conditions as they occur to facilitate the timely recovery of costs incurred. The tracking mechanisms involve a rate adjustment that is filed at a predetermined frequency, typically annually, with the FERC and is subject to regulatory review before new rates go into effect.

  A significant portion of our revenues and expenses are related to the recovery of costs under these tracking mechanisms. The associated costs for which we are obligated are reported in operating expenses with the offsetting recoveries reflected in revenues. These costs include: third-party transportation, electric compression, and certain approved operational purchases of natural gas. The tracking of certain environmental costs ended in 2015.

  Additionally, we recover fuel for company used gas and lost and unaccounted for gas through in-kind trackers where a retainage rate is charged to each customer to collect fuel. The recoveries and costs are both reflected in operating expenses.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

12.   EQUITY METHOD INVESTMENTS

  Certain investments of CPG are accounted for under the equity method of accounting. These investments are recorded within "Unconsolidated Affiliates" on CPG's Consolidated Balance Sheets and CPG's portion of the results is reflected in "Equity Earnings in Unconsolidated Affiliates" on CPG's Statements of Consolidated and Combined Operations. In the normal course of business, CPG engages in various transactions with these unconsolidated affiliates. During the year ended December 31, 2015, CPG had billed approximately $13.1 million for services and other costs to Millennium Pipeline. These investments are integral to CPG's business. Contributions are made to these equity investees to fund CPG's share of projects.

  The following is a list of CPG's equity method investments at December 31, 2015:

Investee	Type of Investment	% of Voting Power or Interest Held
Hardy Storage Company, LLC	LLC Membership	50.0%
Pennant Midstream, LLC	LLC Membership	47.5%
Millennium Pipeline Company, L.L.C.	LLC Membership	47.5%

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

12.   EQUITY METHOD INVESTMENTS (Continued)

  As the Millennium Pipeline, Hardy Storage and Pennant investments are considered, in aggregate, material to CPG's business, the following table contains condensed summary financial data.

Year Ended December 31, (in millions)	2015	2014	2013
			Predecessor
Millennium Pipeline
Statement of Income Data:
Net Revenues	$206.3	$190.5	$157.8
Operating Income	136.1	128.8	101.3
Net Income	98.0	89.6	63.0
Balance Sheet Data:
Current Assets	35.7	32.1	38.3
Noncurrent Assets	987.1	1,016.3	1,033.8
Current Liabilities	44.4	42.6	58.8
Noncurrent Liabilities	535.8	568.3	599.7
Total Members' Equity	442.6	437.5	413.6
Contribution/Distribution Data:(1)
Contributions to Millennium Pipeline	1.4	2.6	16.6
Distribution of earnings from Millennium Pipeline	47.5	35.6	29.0

Hardy Storage
Statement of Income Data:
Net Revenues	$23.4	$23.6	$24.4
Operating Income	15.3	16.1	16.5
Net Income	10.3	10.6	10.6
Balance Sheet Data:
Current Assets	12.1	12.0	12.5
Noncurrent Assets	155.5	157.4	160.2
Current Liabilities	19.3	17.1	18.3
Noncurrent Liabilities	68.5	77.4	85.7
Total Members' Equity	79.8	74.9	68.7
Contribution/Distribution Data:(1)
Contributions to Hardy Storage	—	—	—
Distribution of earnings from Hardy Storage	2.6	2.2	3.1

Pennant
Statement of Income Data:
Net Revenues	$34.6	$8.5	$2.0
Operating Income (Loss)	17.8	(2.4)	1.3
Net Income (Loss)	17.8	(2.4)	1.3
Balance Sheet Data:
Current Assets	11.0	23.7	34.1
Noncurrent Assets	389.6	380.0	231.9
Current Liabilities	8.4	8.6	11.4
Total Members' Equity	392.2	395.1	254.6
Contribution/Distribution Data:(1)
Contributions to Pennant	—	66.6	108.9
Distribution of earnings from Pennant	7.1	—	—
Return of capital from Pennant	16.0	—	—

  (1)
  Contribution and distribution data represents CPG's portion based on CPG's ownership percentage of each investment.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

13.   INCOME TAXES

  The components of income tax expense were as follows:

Year Ended December 31, (in millions)	2015	2014	2013
			Predecessor
Income Taxes
Current
Federal	$12.1	$19.5	$(15.5)
State	9.1	7.6	(11.9)

Total Current	21.2	27.1	(27.4)

Deferred
Federal	120.2	119.2	157.4
State	11.6	23.5	16.6

Total Deferred	131.8	142.7	174.0

Deferred Investment Credits	—	(0.1)	(0.1)

Total Income Taxes	$153.0	$169.7	$146.5

  Total income taxes from continuing operations were different from the amount that would be computed by applying the statutory federal income tax rate to book income before income tax. The major reasons for this difference were as follows:

Year Ended December 31, (in millions)	2015		2014		2013
					Predecessor
Book income from Continuing Operations before income taxes	$460.5		$438.4		$418.2
Tax expense at statutory federal income tax rate	161.2	35.0%	153.5	35.0%	146.4	35.0%
Increases (reductions) in taxes resulting from:
State income taxes, net of federal income tax benefit	13.4	2.9	20.3	4.6	3.0	0.7
Noncontrolling interest	(14.0)	(3.0)	—	—	—	—
AFUDC-Equity	(9.2)	(2.0)	(3.7)	(0.8)	(2.4)	(0.6)
Other, net	1.6	0.3	(0.4)	(0.1)	(0.5)	(0.1)

Total Income Taxes	$153.0	33.2%	$169.7	38.7%	$146.5	35.0%

  The effective income tax rates were 33.2%, 38.7% and 35.0% in 2015, 2014 and 2013, respectively. The 5.5% decrease in the overall effective tax rate in 2015 versus 2014 was primarily due to income received following CPPL's IPO that is not subject to income tax at the partnership level, as well as state income taxes, utility rate-making and other permanent book-to-tax differences.

  On December 18, 2015, the President signed into law the Protecting Americans from Tax Hikes Act of 2015 (PATH). PATH, among other things, permanently extends and modifies the research credit under Internal Revenue Code Section 41, and extends bonus depreciation (additional first-year depreciation) under a phase-down through 2019, as follows:

  •
  At 50% for 2015-2017;

  •
  At 40% in 2018; and

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

13.   INCOME TAXES (Continued)

  •
  At 30% in 2019.

  In general, 50% bonus depreciation is available for qualified property placed in service in 2015, and in the following years, using the percentages above. CPG recorded the bonus depreciation effects of PATH for 2015 in the fourth quarter 2015. The permanent extension of the research credit did not have a significant effect on net income.

  On December 19, 2014, the President signed into law the Tax Increase Prevention Act ("TIPA"). TIPA extended and modified 50% bonus depreciation for 2014. CPG recorded the effects of TIPA in the fourth quarter 2014. In general, 50% bonus depreciation is available for property placed in service before January 1, 2015, or in the case of certain property having longer production periods, before January 1, 2016. The retroactive extension of the research credit did not have a significant effect on net income.

  On January 2, 2013, the President signed into law the American Taxpayer Relief Act of 2012 ("ATRA"). ATRA, among other things, extended retroactively the research credit under Internal Revenue Code section 41 until December 31, 2013, and also extended and modified 50% bonus depreciation for 2013. CPG recorded the effects of ATRA in the first quarter 2013.

  In November 2015, the FASB issued Accounting Standard Update (ASU) 2015-17 simplifying the presentation of accumulated deferred income taxes on the balance sheet. ASU 2015-17 eliminated the requirement to separate deferred tax liabilities and assets into a current amount and a noncurrent amount on the balance sheet. ASU 2015-17 simplifies the presentation of ADIT by requiring ADIT liabilities and ADIT assets be classified as noncurrent on the balance sheet. The FASB decided that the amendments in ASU 2015-17 can be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The update is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016 and earlier application is permitted.

  CPG's Consolidated Balance Sheet reflects prospective early adoption of ASU 2015-17. The December 31, 2015 accumulated deferred income taxes is presented with application of ASU 2015-17, and is presented on the Consolidated Balance Sheet as a noncurrent liability. The December 31, 2014 balances were not restated.

  Deferred income taxes result from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

13.   INCOME TAXES (Continued)

  The principal components of CPG's net deferred tax liability were as follows:

At December 31, (in millions)	2015	2014
Deferred tax liabilities
Accelerated depreciation and other property differences	$1,429.2	$1,235.2
Pension and other postretirement/postemployment benefits	29.9	27.7
Other regulatory assets	71.8	62.8
Equity method investments	124.3	99.2

Total Deferred Tax Liabilities	1,655.2	1,424.9

Deferred tax assets
Other regulatory liabilities	(126.8)	(116.7)
Net operating loss carryforward	(141.4)	(70.3)
Other	(38.9)	(42.2)

Total Deferred Tax Assets	(307.1)	(229.2)

Net Deferred Tax Liabilities	1,348.1	1,195.7

Less: Deferred income taxes related to current assets and liabilities	—	(60.0)

Non-Current Deferred Tax Liability	$1,348.1	$1,255.7

  State income tax net operating loss benefits for West Virginia were recorded at their full value which CPG anticipates it is more likely than not that it will realize these benefits, prior to their expiration. The $127.7 million Federal carryforward will expire in various tax years from 2033 through 2035 and the $13.7 million state net operating loss benefit carryforward will expire in various tax years from 2028 through 2035.

  The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is a $0.4 million decrease for December 31, 2015, zero for December 31, 2014 and a $0.1 million increase for December 31, 2013. CPG recognizes accrued interest on unrecognized tax benefits, accrued interest on other income tax liabilities, and tax penalties in income tax expense. No material amounts were recorded for the years ended December 31, 2015, 2014 and 2013, respectively.

  CPG is subject to income taxation in the United States and various state jurisdictions, primarily Indiana, West Virginia, Virginia, Pennsylvania, Kentucky, Louisiana, Mississippi, Maryland, Tennessee, New Jersey and New York.

  CPG was included in NiSource's consolidated federal return prior to its separation from NiSource on July 1, 2015. Because NiSource is part of the IRS's Large and Mid-Size Business program, each year's federal income tax return is typically audited by the IRS. As of December 31, 2015, federal income tax years through 2013 have been audited and are effectively closed to further assessment, except for immaterial carryforward amounts. The audit of NiSource's 2014 and 2015 consolidated federal tax return began in 2014 and 2015, respectively.

  The statute of limitations in each of the state jurisdictions in which CPG operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of December 31, 2015, there were no state income tax audits in progress that would have a material impact on the consolidated and combined financial statements.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS

  CPG provides defined contribution plans and noncontributory defined benefit retirement plans ("the CPG Plans") that cover its employees. Benefits under the defined benefit retirement plans reflect the employees' compensation, years of service and age at retirement. Additionally, CPG provides health care and life insurance benefits for certain retired employees. The majority of employees may become eligible for these benefits if they reach retirement age while working for CPG. The expected cost of such benefits is accrued during the employees' years of service. Current rates charged to customers of CPG include postretirement benefit costs. Cash contributions are remitted to grantor trusts.

  Prior to the Separation, CPG was a participant in the consolidated NiSource defined benefit retirement plans and was allocated a ratable portion of NiSource's grantor trusts for the plans in which its employees and retirees participated. As a result, CPG followed multiple employer accounting under the provisions of GAAP. As of July 1, 2015, in connection with the Separation, accrued pension and postretirement benefit obligations for CPG participants and related plan assets were transferred to CPG. CPG continues to follow multiple employer accounting following the Separation.

  Pension and Other Postretirement Benefit Plans' Asset Management.    CPG employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and asset class volatility. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value, small and large capitalizations. Other assets such as private equity funds may be used judiciously to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying assets. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability studies.

  To establish a long-term rate of return for plan assets assumption, past historical capital market returns and a proprietary forecast are evaluated. The long-term historical relationships between equities and fixed income are analyzed to ensure that they are consistent with the widely accepted capital market principle that assets with higher volatility generate greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

  The most important component of an investment strategy is the portfolio asset mix, or the allocation between the various classes of securities available to the pension and other postretirement benefit plans for investment purposes. The asset mix and acceptable minimum and maximum ranges established for the CPG plan assets represents a long-term view and are listed in the following table.

  In 2012, an asset allocation policy for the pension fund was approved. This policy calls for a gradual reduction in the allocation to return-seeking assets (equities, real estate, private equity and hedge funds) and a corresponding increase in the allocation to liability-hedging assets (fixed income) as the funded status of the plans increase above 90% (as measured by the projected benefit obligations of the qualified pension plans divided by the market value of qualified pension plan assets). The asset mix and acceptable minimum

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  and maximum ranges established by the policy for the pension fund at the pension plans funded status on December 31, 2015 are as follows:

  Asset Mix Policy of Funds:

	Defined Benefit Pension Plan		Postretirement Benefit Plan
Asset Category	Minimum	Maximum	Minimum	Maximum
Domestic Equities	25%	45%	35%	55%
International Equities	15%	25%	15%	25%
Fixed Income	23%	37%	20%	50%
Real Estate/Private Equity/Hedge Funds	0%	15%	0%	0%
Short-Term Investments	0%	10%	0%	10%

  Pension Plan and Postretirement Plan Asset Mix at December 31, 2015 and December 31, 2014:

	Defined Benefit Pension Plan Assets		Postretirement Benefit Plan Assets
December 31, 2015 Asset Class	Asset Value	% of Total Assets	Asset Value	% of Total Assets
	(in millions)		(in millions)
Domestic Equities	$141.0	39.4%	$101.6	44.4%
International Equities	62.5	17.5%	42.8	18.8%
Fixed Income	123.3	34.4%	76.6	33.6%
Cash/Other	31.0	8.7%	7.2	3.2%

Total	$357.8	100.0%	$228.2	100.0%

	Defined Benefit Pension Plan Assets		Postretirement Benefit Plan Assets
December 31, 2014 Asset Class	Asset Value	% of Total Assets	Asset Value	% of Total Assets
	(in millions)		(in millions)
Domestic Equities	$144.2	41.1%	$105.7	47.2%
International Equities	63.3	18.1%	41.2	18.4%
Fixed Income	120.9	34.4%	76.3	34.1%
Real Estate/Private Equity/Hedge Funds	17.7	5.0%	—	—%
Cash/Other	4.9	1.4%	0.6	0.3%

Total	$351.0	100.0%	$223.8	100.0%

  The categorization of investments into the asset classes in the table above are based on definitions established by the CPG Benefits Committee.

  Fair Value Measurements.    The following table sets forth, by level within the fair value hierarchy, the CPG Pension Plan Trust and OPEB investment assets at fair value as of December 31, 2015 and 2014. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Total CPG Pension Plan Trust and OPEB investment assets at fair value classified within Level 3 were zero and $17.6 million as of December 31, 2015 and December 31, 2014, respectively. Such amounts were approximately zero and 3% of the CPG Pension Plan Trust and OPEB's total investments as

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  reported on the statement of net assets available for benefits at fair value as of December 31, 2015 and 2014, respectively.

  Valuation Techniques Used to Determine Fair Value:

    Level 1 Measurements

    Most common and preferred stock are traded in active markets on national and international securities exchanges and are valued at closing prices on the last business day of each period presented. Cash is stated at cost which approximates their fair value, with the exception of cash held in foreign currencies which fluctuates with changes in the exchange rates. Government bonds, short-term bills and notes are priced based on quoted market values.

    Level 2 Measurements

    Most U.S. Government Agency obligations, mortgage/asset-backed securities, and corporate fixed income securities are generally valued by benchmarking model-derived prices to quoted market prices and trade data for identical or comparable securities. To the extent that quoted prices are not available, fair value is determined based on a valuation model that includes inputs such as interest rate yield curves and credit spreads. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Other fixed income includes futures and options which are priced on bid valuation or settlement pricing.

    Commingled funds that hold underlying investments that have prices which are derived from the quoted prices in active markets are classified as Level 2. The funds' underlying assets are principally marketable equity and fixed income securities. Units held in commingled funds are valued at the unit value as reported by the investment managers. The fair value of the investments in commingled funds has been estimated using the net asset value per share of the investments.

    Level 3 Measurements

    Commingled funds that hold underlying investments that have prices which are not derived from the quoted prices in active markets are classified as Level 3. The respective fair values of these investments are determined by reference to the funds' underlying assets, which are principally marketable equity and fixed income securities. Units held in commingled funds are valued at the unit value as reported by the investment managers. These investments are often valued by investment managers on a periodic basis using pricing models that use market, income, and cost valuation methods.

    The hedge funds of funds invest in several strategies including fundamental long/short, relative value, and event driven. Hedge fund of fund investments may be redeemed annually, usually with 100 days' notice. Private equity investment strategies include buy-out, venture capital, growth equity, distressed debt, and mezzanine debt. Private equity investments are held through limited partnerships.

    Limited partnerships are valued at estimated fair market value based on their proportionate share of the partnership's fair value as recorded in the partnerships' audited financial statements. Partnership interests represent ownership interests in private equity funds and real estate funds. Real estate partnerships invest in natural resources, commercial real estate and distressed real estate. The fair value of these investments is determined by reference to the funds' underlying assets, which are principally securities, private businesses, and real estate properties. The value of interests held in limited partnerships, other than securities, is determined by the general partner, based upon third-

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

    party appraisals of the underlying assets, which include inputs such as cost, operating results, discounted cash flows and market based comparable data. Private equity and real estate limited partnerships typically call capital over a 3 to 5 year period and pay out distributions as the underlying investments are liquidated. The typical expected life of these limited partnerships is 10-15 years and these investments typically cannot be redeemed prior to liquidation.

  For the year ended December 31, 2015, there were no significant changes to valuation techniques to determine the fair value of CPG's pension and other postretirement benefits' assets.

  Fair Value Measurements at December 31, 2015:

Fair Value Measurements (in millions)	December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension plan assets
Cash	$0.9	$0.9	$—	$—
Equity securities
International equities	6.6	6.6	—	—
Fixed income securities
Government	8.5	—	8.5	—
Corporate	13.0	—	13.0	—
Commingled funds
Short-term money markets	31.1	—	31.1	—
U.S. equities	141.0	—	141.0	—
International equities	55.6	—	55.6	—
Fixed income	100.9	—	100.9	—

Pension plan assets subtotal	357.6	7.5	350.1	—

Other postretirement benefit plan assets
Commingled funds
Short-term money markets	7.3	—	7.3	—
U.S. equities	13.9	—	13.9	—
Mutual funds
U.S. equities	87.7	87.7	—	—
International equities	42.8	42.8	—	—
Fixed income	76.5	76.5	—	—

Other postretirement benefit plan assets subtotal	228.2	207.0	21.2	—

Due to brokers, net(1)	(0.4)
Accrued investment income/dividends	0.6

Total pension and other postretirement benefit plan assets	$586.0	$214.5	$371.3	$—

  (1)
  This class represents pending trades with brokers.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  The table below sets forth a summary of changes in the fair value of the Plan's Level 3 assets for the year ended December 31, 2015:

(in millions)	Balance at January 1, 2015	Total gains or losses (unrealized / realized)	Purchases	(Sales)	Transfers into/(out of) level 3	Separation Allocation(1)	Balance at December 31, 2015
Fixed income securities
Other fixed income	$0.1	$—	$—	$—	$—	$(0.1)	$—
Private equity limited partnerships
U.S. multi-strategy	8.5	—	—	—	—	(8.5)	—
International multi-strategy	5.3	—	—	—	—	(5.3)	—
Distressed opportunities	1.1	—	—	—	—	(1.1)	—
Real estate	2.6	—	—	—	—	(2.6)	—

Total	$17.6	$—	$—	$—	$—	(17.6)	$—

  (1)
  Level 3 assets were not contributed to the CPG Plans upon Separation from NiSource and no subsequent investments were made in Level 3 assets post Separation.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  Fair Value Measurements at December 31, 2014:

Fair Value Measurements (in millions)	December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension plan assets
Cash	$2.6	$2.6	$—	$—
Equity securities
U.S. equities	0.1	0.1	—	—
International equities	20.3	20.2	0.1	—
Fixed income securities
Government	17.8	15.7	2.1	—
Corporate	38.7	—	38.7	—
Mortgages/Asset backed securities	0.4	—	0.4	—
Other fixed income	0.1	—	—	0.1
Commingled funds
Short-term money markets	4.9	—	4.9	—
U.S. equities	144.2	—	144.2	—
International equities	42.1	—	42.1	—
Fixed income	61.6	—	61.6	—
Private equity limited partnerships
U.S. multi-strategy(1)	8.5	—	—	8.5
International multi-strategy(2)	5.3	—	—	5.3
Distressed opportunities	1.1	—	—	1.1
Real Estate	2.6	—	—	2.6

Pension plan assets subtotal	350.3	38.6	294.1	17.6

Other postretirement benefit plan assets
Commingled funds
Short-term money markets	0.8	—	0.8	—
U.S. equities	14.3	—	14.3	—
Mutual funds
U.S. equities	91.3	91.3	—	—
International equities	41.2	41.2	—	—
Fixed income	76.2	76.2	—	—

Other postretirement benefit plan assets subtotal	223.8	208.7	15.1	—

Due to brokers, net(3)	(0.1)
Accrued investment income/dividends	0.1
Net receivables	0.7

Total pension and other postretirement benefit plan assets	$574.8	$247.3	$309.2	$17.6

  (1)
  This class includes limited partnerships/fund of funds that invest in a diverse portfolio of private equity strategies, including buy-outs, venture capital, growth capital, special situations and secondary markets, primarily in the United States.

  (2)
  This class includes limited partnerships/fund of funds that invest in a diverse portfolio of private equity strategies, including buy-outs, venture capital, growth capital, special situations and secondary markets, primarily outside the United States.

  (3)
  This class represents pending trades with brokers.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  The table below sets forth a summary of changes in the fair value of the Plan's Level 3 assets for the year ended December 31, 2014:

(in millions)	Balance at January 1, 2014	Total gains or losses (unrealized / realized)	Purchases	(Sales)	Transfers into/(out of) level 3	Balance at December 31, 2014
Fixed income securities
Other fixed income	$—	$—	$0.1	$—	$—	$0.1
Private equity limited partnerships
U.S. multi-strategy	8.7	0.4	0.4	(1.0)	—	8.5
International multi-strategy	5.8	(0.1)	0.1	(0.5)	—	5.3
Distress opportunities	1.4	0.1	—	(0.4)	—	1.1
Real estate	3.0	0.3	—	(0.7)	—	2.6

Total	$18.9	$0.7	$0.6	$(2.6)	$—	$17.6

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  Pension and Other Postretirement Benefit Plans' Funded Status and Related Disclosure.    The following table provides a reconciliation of the plans' funded status and amounts reflected in CPG's Consolidated Balance Sheets at December 31 based on a December 31 measurement date:

	Pension Benefits		Other Postretirement Benefits
(in millions)	2015	2014	2015	2014
Change in projected benefit obligation(1)
Benefit obligation at beginning of year	$397.6	$376.7	$124.2	$120.9
Service cost	5.9	4.8	1.0	1.1
Interest cost	15.0	15.7	4.7	5.2
Plan participants' contributions	—	—	2.3	3.0
Actuarial loss (gain)	(6.9)	22.7	(12.4)	5.7
Benefits paid	(29.7)	(22.3)	(9.8)	(12.4)
Estimated benefits paid by incurred subsidy	—	—	0.3	0.7
Transfer of participant balances from NiSource plans(2)	22.6	—	1.8	—

Projected benefit obligation at end of year	$404.5	$397.6	$112.1	$124.2

Change in plan assets
Fair value of plan assets at beginning of year	$351.0	$344.5	$223.8	$209.7
Actual return on plan assets	1.2	21.1	(2.5)	11.6
Employer contributions	20.0	7.7	13.5	11.9
Plan participants' contributions	—	—	2.3	3.0
Benefits paid	(29.7)	(22.3)	(9.8)	(12.4)
Transfer of participant balances from NiSource plans(2)	15.3	—	0.9	—

Fair value of plan assets at end of year	$357.8	$351.0	$228.2	$223.8

Funded status at end of year	$(46.7)	$(46.6)	$116.1	$99.6

Amounts recognized in the balance sheet consist of:
Noncurrent assets	$—	$—	$116.1	$113.1
Current liabilities	(0.8)	—	—	—
Noncurrent liabilities	(45.9)	(46.6)	—	(13.5)

Net amount recognized at end of year(3)	$(46.7)	$(46.6)	$116.1	$99.6

Amounts recognized in AOCI or regulatory assets/liabilities(4)
Unrecognized prior service credit	$(3.7)	$(4.7)	$(2.0)	$(2.6)
Unrecognized actuarial loss (gain)	164.5	148.7	(3.9)	(12.5)

Total recognized AOCI or regulatory assets/liabilities	$160.8	$144.0	$(5.9)	$(15.1)

  (1)
  The change in benefit obligation for Pension Benefits represents the change in Projected Benefit Obligation while the change in benefit obligation for Other Postretirement Benefits represents the change in Accumulated Postretirement Benefit Obligation.

  (2)
  Reflects the transfer of additional pension and OPEB plan participants to CPGSC upon Separation from NiSource that were determined in the current year.

  (3)
  CPG recognizes in its Consolidated Balance Sheets the underfunded and overfunded status of its various defined benefit postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation.

  (4)
  CPG determined that the future recovery of pension and other postretirement benefits costs is probable. CPG recorded regulatory assets and liabilities of $135.2 million and $0.7 million, respectively, as of December 31, 2015, and $120.9 million and $8.3 million, respectively, as of December 31, 2014 that would otherwise have been recorded to accumulated other comprehensive loss.

  CPG's accumulated benefit obligation for its pension plans was $404.5 million and $397.6 million as of December 31, 2015 and 2014, respectively. The accumulated benefit obligation as of a date is the actuarial

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  present value of benefits attributed by the pension benefit formula to employee service rendered prior to that date and based on current and past compensation levels.

  CPG's pension plans were underfunded by $46.7 million at December 31, 2015, compared to being underfunded by $46.6 million at December 31, 2014. CPG contributed $20.0 million and $7.7 million to its pension plans in 2015 and 2014, respectively.

  During 2015, CPG's funded status for its other postretirement benefit plans improved by $16.5 million to an overfunded status of $116.1 million primarily due to favorable claims experience and the implementation of new mortality assumptions released by the Society of Actuaries in 2014, offset by unfavorable asset returns. CPG contributed approximately $13.5 million and $11.9 million to its other postretirement benefit plans in 2015 and 2014, respectively. No amounts of CPG's pension or other postretirement benefit plans' assets are expected to be returned to CPG or any of its subsidiaries in 2016.

  In 2013, NiSource pension plans had year to date lump sum payouts exceeding the plans' 2013 service cost plus interest cost and, therefore, settlement accounting was required. As a result, the Predecessor recorded a settlement charge of $13.8 million in 2013. The Predecessor's net periodic pension benefit cost for 2013 was decreased by $1.3 million as a result of the interim remeasurements.

  The following table provides the key assumptions that were used to calculate the pension and other postretirement benefits obligations for CPG's various plans as of December 31:

	Pension Benefits		Other Postretirement Benefits
	2015	2014	2015	2014
Weighted-average assumptions to Determine Benefit Obligation
Discount Rate	4.05%	3.64%	4.29%	3.96%
Rate of Compensation Increases	4.00%	4.00%
Health Care Trend Rates
Trend for Next Year			8.39%	6.90%
Ultimate Trend			4.50%	4.50%
Year Ultimate Trend Reached			2022	2021

  Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(in millions)	1% point increase	1% point decrease
Effect on service and interest components of net periodic cost	$0.1	$(0.1)
Effect on accumulated postretirement benefit obligation	3.1	(2.8)

  CPG expects to make contributions of approximately $0.8 million to its pension plans and approximately $2.2 million to its postretirement medical and life plans in 2016.

  The following table provides benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  assumptions used to measure CPG's benefit obligation at the end of the year and includes benefits attributable to the estimated future service of employees:

(in millions)	Pension Benefits	Other Postretirement Benefits	Federal Subsidy Receipts
Year(s)
2016	$34.9	$8.2	$0.6
2017	33.9	8.0	0.6
2018	35.1	8.0	0.6
2019	35.8	7.9	0.6
2020	37.1	7.9	0.5
2021-2025	175.3	37.4	1.7

  The following table provides the components of the plans' net periodic benefits cost for each of the three years ended December 31, 2015, 2014 and 2013:

	Pension Benefits			Other Postretirement Benefits
(in millions)	2015	2014	2013	2015	2014	2013
			Predecessor			Predecessor
Components of Net Periodic Benefit Cost (Income)
Service cost	$5.9	$4.8	$4.9	$1.0	$1.1	$1.5
Interest cost	15.0	15.7	14.6	4.7	4.6	5.4
Expected return on assets	(28.2)	(27.3)	(25.5)	(18.1)	(16.6)	(13.8)
Amortization of prior service (credit) cost	(1.1)	(1.1)	(1.1)	(0.3)	0.1	0.1
Recognized actuarial loss (gain)	9.9	7.5	12.3	(0.3)	—	1.0

Net Periodic Benefit Cost (Income)	1.5	(0.4)	5.2	(13.0)	(10.8)	(5.8)
Settlement loss	—	—	13.8	—	—	—

Total Net Periodic Benefit Cost (Income)	$1.5	$(0.4)	$19.0	$(13.0)	$(10.8)	$(5.8)

  The $1.9 million increase in the actuarially-determined pension benefit cost (income) is due primarily to the transfer of additional pension plan participants to CPGSC upon Separation from NiSource, decreased discount rates and unfavorable asset returns in 2015 compared to 2014. For its other postretirement benefit plans, CPG recognized $13.0 million in net periodic benefit income in 2015 compared to net periodic benefit income of $10.8 million in 2014 due primarily to favorable claims experience, offset by a decrease in discount rates in 2015 compared to 2014.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

14.   PENSION AND OTHER POSTRETIREMENT BENEFITS (Continued)

  The following table provides the key assumptions that were used to calculate the net periodic benefits cost for CPG's various plans:

	Pension Benefits			Other Postretirement Benefits
	2015	2014	2013	2015	2014	2013
			Predecessor			Predecessor
Weighted-average Assumptions to Determine Net Periodic Benefit Cost
Discount Rate	3.84%	4.34%	3.36%	4.10%	4.76%	3.92%
Expected Long-Term Rate of Return on Plan Assets	8.20%	8.30%	8.30%	8.05%	8.14%	8.17%
Rate of Compensation Increases	4.00%	4.00%	4.00%

  CPG believes it is appropriate to assume an 8.20% and 8.05% rate of return on pension and other postretirement plan assets, respectively, for its calculation of 2015 pension benefits cost. This is primarily based on asset mix and historical rates of return.

  The following table provides other changes in plan assets and projected benefit obligations recognized in other comprehensive income or regulatory asset or liability:

	Pension Benefits		Other Postretirement Benefits
(in millions)	2015	2014	2015	2014
Other changes in plan assets and projected benefit obligations recognized in other comprehensive income or regulatory assets or liabilities
Net actuarial loss	$25.6	$28.9	$8.6	$11.8
Less: amortization of prior service (credit) cost	1.1	1.1	0.3	(0.1)
Less: amortization of net actuarial (gain) loss	(9.9)	(7.5)	0.3	—

Total recognized in other comprehensive income or regulatory assets or liabilities	$16.8	$22.5	$9.2	$11.7

Amount recognized in net periodic benefit cost and other comprehensive income or regulatory assets or liabilities	$18.3	$22.1	$(3.8)	$0.9

  Based on a December 31 measurement date, the net unrecognized actuarial loss, unrecognized prior service cost (credit), and unrecognized transition obligation that will be amortized into net periodic benefit cost during 2016 for the pension plans are $12.4 million, $(1.2) million and zero, respectively, and for other postretirement benefit plans are $0.2 million, $(0.7) million and zero, respectively.

15.   FAIR VALUE

  CPG has certain financial instruments that are not measured at fair value on a recurring basis but nevertheless are recorded at amounts that approximate fair value due to their liquid or short-term nature, including cash and cash equivalents, customer deposits, short-term borrowings and short-term borrowings-affiliated. CPG's long-term debt and long-term debt-affiliated are recorded at historical amounts.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

15.   FAIR VALUE (Continued)

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

  Long-term debt and Long-term debt-affiliated.    The fair values of these securities are estimated based on the quoted market prices for similar issues or on the rates offered for securities of the same remaining maturities. These fair value measurements are classified as Level 2 within the fair value hierarchy. For the years ended December 31, 2015 and 2014, there were no changes in the method or significant assumptions used to estimate the fair value of the financial instruments.

  The carrying amount and estimated fair values of financial instruments were as follows:

At December 31, (in millions)	Carrying Amount 2015	Estimated Fair Value 2015	Carrying Amount 2014	Estimated Fair Value 2014
Current portion of long-term debt-affiliated	$—	$—	$115.9	$120.0
Long-term debt	2,746.2	2,592.1	—	—
Long-term debt-affiliated	—	—	1,472.8	1,550.4

16.   AUTHORIZED PREFERRED STOCK

  CPG has 80,000,000 authorized shares of preferred stock with a $0.01 par value.

  As of December 31, 2015, CPG had no preferred shares outstanding. All of CPG's retained earnings at December 31, 2015 are free of restrictions.

17.   COMMON STOCK

  As of December 31, 2015, CPG had 2,000,000,000 authorized shares of common stock with a $0.01 par value.

  Common Stock Offering.    On December 7, 2015, CPG completed the sale of 82,225,000 shares of common stock, including 10,725,000 shares of common stock that were issued pursuant to the exercise in full of the underwriters' over-allotment option. CPG received net proceeds of $1,394.7 million, net of underwriting discounts and estimated offering expenses of approximately $44.2 million.

  Common Stock Dividends.    Holders of shares of CPG's common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for that purpose. CPG paid quarterly common dividends totaling $0.25 per share for the year ended December 31, 2015. At its January 29, 2016 meeting, the board of directors declared a $0.12875 per share quarterly common dividend, payable on February 19, 2016 to holders of record on February 8, 2016.

18.   SHARE-BASED COMPENSATION

  Prior to the Separation, CPG employees participated in NiSource's Omnibus Incentive Plan (the "NiSource Plan") and had outstanding awards under the NiSource Director Stock Incentive Plan ("NiSource Director Plan"), which was terminated in 2010. Upon the Separation, outstanding CPG employee restricted stock units, performance units and employee director awards previously issued under the NiSource Plan and NiSource Director Plan were adjusted and converted into new CPG share-based awards under the Columbia Pipeline Group, Inc. 2015 Omnibus Incentive Plan (the "Omnibus Plan") using a formula designed to preserve the intrinsic value and fair value of the awards immediately prior to the Separation. The performance targets applicable to the performance units were frozen at the levels achieved as of the Separation and pro-rated to reflect the proportion of the service period completed. Under the Omnibus

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

18.   SHARE-BASED COMPENSATION (Continued)

  Plan, these awards represent restricted stock units with no performance contingencies. All adjusted awards retained the vesting schedule of the original awards.

  The Omnibus Plan term began on the effective date of the Separation. The Omnibus Plan provides for awards to employees and non-employee directors of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. The Omnibus Plan provides that the number of shares of common stock of CPG available for awards is 8,000,000. At December 31, 2015, there were 5,513,260 shares reserved for future awards under the Omnibus Plan.

  CPG recognized stock-based employee compensation expense of $7.9 million, $4.4 million and $1.1 million, during 2015, 2014 and 2013, respectively, as well as related tax benefits of $2.9 million, $1.6 million and $0.4 million, respectively.

  As of December 31, 2015, the total remaining unrecognized compensation cost related to nonvested awards amounted to $21.0 million, which will be amortized over the weighted-average remaining requisite service period of 2.0 years.

  Restricted Stock Units and Restricted Stock.    In 2015, CPG granted restricted stock units and shares of restricted stock of 130,160, subject to service conditions. The total grant date fair value of the shares of restricted stock units and shares of restricted stock was $3.6 million, based on the average market price of CPG's common stock at the date of each grant less the present value of any dividends not received during the vesting period, which will be expensed, net of forfeitures, over the vesting period which is generally three years. As of December 31, 2015, 129,665 nonvested (all of which are expected to vest) restricted stock units and shares of restricted stock were granted and outstanding for the 2015 award.

  In 2015, NiSource granted restricted stock units and shares of restricted stock that were converted into 450,107 CPG restricted stock units at Separation, subject to service conditions. The total grant date fair value of the shares of restricted stock units and shares of restricted stock was $11.6 million, based on the average market price of NiSource's common stock at the date of each grant less the present value of any dividends not received during the vesting period converted into CPG common stock awards, which will be expensed, net of forfeitures, over the vesting period which is generally three years. As of December 31, 2015, 450,107 nonvested (all of which are expected to vest) restricted stock units and shares of restricted stock were granted and outstanding for the 2015 award.

  In 2014, NiSource granted restricted stock units and shares of restricted stock that were converted into 198,532 CPG restricted stock units at Separation, subject to service conditions. The total grant date fair value of the restricted stock units and shares of restricted stock was $4.2 million, based on the average market price of NiSource's common stock at the date of each grant less the present value of dividends not received during the vesting period converted into CPG common stock awards, which will be expensed, net of forfeitures, over the vesting period which is generally three years. As of December 31, 2015, 198,532 nonvested (all of which are expected to vest) restricted stock units and shares of restricted stock were granted and outstanding for the 2014 award.

  In 2013, NiSource granted restricted stock units and shares of restricted stock that were converted into 31,655 CPG restricted stock units at Separation, subject to service conditions. The total grant date fair value of the restricted stock units and shares of restricted stock was $0.5 million, based on the average market price of NiSource's common stock at the date of each grant less the present value of dividends not received during the vesting period converted into CPG common stock awards, which will be expensed, net of forfeitures, over the vesting period which is generally three years. As of December 31, 2015,

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

18.   SHARE-BASED COMPENSATION (Continued)

  30,087 nonvested (all of which are expected to vest) restricted stock units and shares of restricted stock were granted and outstanding for the 2013 award.

  If the employee terminates employment before the service conditions lapse under the 2013, 2014 and 2015 awards due to (1) Retirement or Disability (as defined in the award agreement), or (2) death, the service conditions will lapse on the date of such termination with respect to a pro rata portion of the restricted stock units and shares of restricted stock. In the event of a Change-in-Control (as defined in the award agreement), all unvested shares of restricted stock and restricted stock units awarded prior to 2015 will immediately vest upon termination of employment occurring in connection with a change-in-control. Termination due to any other reason will result in all unvested shares of restricted stock and restricted stock units awarded being forfeited effective on the employee's date of termination.

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2014	230,187	$20.27
Performance shares converted to restricted shares at Separation	1,460,401	15.66
Granted	580,267	26.29
Forfeited	(495)	28.25
Vested	(1,568)	18.24

Nonvested and Expected to Vest at December 31, 2015	2,268,792	$18.85

  Performance Shares.    In 2015, CPG granted 161,504 performance shares subject to performance and service conditions. The grant date fair-value of the awards was $4.5 million, based on the average market price of CPG's common stock at the date of the grant less the present value of dividends not received during the vesting period which will be expensed, net of forfeitures, over the three year requisite service period. The performance condition is based on achievement of relative total stockholder return, a non-GAAP financial measure that CPG defines as the annualized growth in dividends and share price as a share of CPG's common stock (calculated using a 20 trading day average of CPG's closing price, over a period beginning July 31, 2015 and ending on June 30, 2018) compared to the total stockholder return performance of a predetermined peer group of companies. The service conditions lapse on July 12, 2018 when the shares vest provided the performance criteria is satisfied. As of December 31, 2015, 161,504 nonvested performance shares were granted and outstanding of the 2015 award.

  In 2014, NiSource granted performance shares that were converted to 586,219 CPG restricted stock units at Separation, subject to performance and service conditions. The grant date fair-value of the awards was $11.3 million, based on the average market price of NiSource's common stock at the date of each grant less the present value of dividends not received during the vesting period which will be expensed, net of forfeitures, over the three year requisite service period. Through the conversion, the performance contingencies were removed from these awards. The service conditions lapse on February 28, 2017, when the shares vest. As of December 31, 2015, 586,219 nonvested (all of which are expected to vest) restricted stock units and shares of restricted stock were granted and outstanding for the 2014 award.

  In 2013, NiSource granted performance shares that were converted to 874,182 CPG restricted stock units at Separation, subject to performance and service conditions. The grant date fair-value of the awards was $11.6 million, based on the average market price of NiSource's common stock at the date of each grant less the present value of dividends not received during the vesting period which will be expensed, net of forfeitures, over the three year requisite service period. Through the conversion, the performance contingencies were removed from these awards. The service conditions lapsed on January 30, 2016 when the

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

18.   SHARE-BASED COMPENSATION (Continued)

  shares vested. As of December 31, 2015, 874,182 nonvested (all of which are expected to vest) restricted stock units and shares of restricted stock were granted and outstanding for the 2013 award.

  If the employee terminates employment before the performance and service conditions lapse under the 2013, 2014 and 2015 awards due to (1) Retirement or Disability (as defined in the award agreement), or (2) death, the employment conditions will lapse with respect to a pro rata portion of the performance shares payable at target on the date of termination provided the performance criteria are met. In the event of a Change-in-Control (as defined in the award agreement), all unvested performance shares will immediately vest. Termination due to any other reason will result in all performance shares awarded being forfeited effective on the employee's date of termination.

	Contingent Awards	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2014	1,460,401	$15.66
Performance shares converted to restricted shares at Separation	(1,460,401)	15.66
Granted	161,504	28.16
Forfeited	—	—
Vested	—	—

Nonvested and Expected to Vest at December 31, 2015	161,504	$28.16

  Non-employee Director Awards.    Currently, restricted stock units are granted annually to non-employee directors, subject to a non-employee director's election to defer receipt of such restricted stock unit award. The non-employee director's restricted stock units vest the first anniversary of the grant thereof, subject to special pro-rata vesting rules in the event of Retirement or Disability (as defined in the award agreement), or death. The vested restricted stock units are payable as soon as practicable following vesting except as otherwise provided pursuant to the non-employee director's election to defer. As of December 31, 2015, a total of 52,035 units are outstanding to non-employee directors under the Omnibus Plan. Of these awards, 13,495 were granted under the NiSource Plan and converted into 21,399 CPG units while the remaining 30,636 were granted by CPG subsequent to the Separation.

  Fully vested restricted stock units that remained outstanding under the NiSource Plan and NiSource Director Plan as of the Separation date were converted into CPG awards. All such awards shall be distributed to the directors upon their separation from CPG's board of directors or such later date as elected. As of December 31, 2015, 226,908 restricted stock units remain outstanding.

  401(k) Match, Profit Sharing and Company Contribution.    CPG has a voluntary 401(k) savings plan covering eligible employees that allows for periodic discretionary matches as a percentage of each participant's contributions. CPG also has a retirement savings plan that provides for discretionary profit sharing contributions payable in shares of common stock to eligible employees based on earnings results; and eligible employees hired after January 1, 2010, receive a non-elective company contribution of three percent of eligible pay. For the years ended December 31, 2015, 2014 and 2013, CPG recognized 401(k) match, profit sharing and non-elective contribution expense of $9.8 million, $8.4 million and $6.1 million, respectively.

19.   OTHER COMMITMENTS AND CONTINGENCIES

  A.    Guarantees and Indemnities.    In the normal course of business, CPG and certain subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

19.   OTHER COMMITMENTS AND CONTINGENCIES (Continued)

  subsidiaries. Such agreements include guarantees and stand-by letters of credit. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a parent or subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the parent or subsidiaries' intended commercial purposes. The total guarantees and indemnities in existence at December 31, 2015 and the years in which they expire were:

(in millions)	Total	2016	2017	2018	2019	2020	After
Letters of credit	$18.1	$18.1	$—	$—	$—	$—	$—
Other guarantees	45.7	0.6	2.0	—	—	—	43.1

Total commercial commitments	$63.8	$18.7	$2.0	$—	$—	$—	$43.1

  Guarantees of Debt.    Certain of CPG's subsidiaries, including OpCo GP, Columbia OpCo and CEG have guaranteed payment of $2,750.0 million in aggregated principal amount of CPG's senior notes. Each guarantor of CPG's obligations is required to comply with covenants under the debt indenture and in the event of default the guarantors would be obligated to pay the debt's principal and related interest. CPG does not anticipate its subsidiaries will have any difficulty maintaining compliance.

  Lines and Letters of Credit.    CPG maintains a $1,500.0 million senior revolving credit facility, of which $250.0 million in letters of credit is available. CPG expects that $750.0 million of this facility will be utilized as credit support for Columbia OpCo and its subsidiaries and the remaining $750.0 million of this facility will be available for CPG's general corporate purposes, including working capital. The revolving credit facility will provide liquidity support for CPG's $1,000.0 million commercial paper program. As of December 31, 2015, CPG had no borrowings outstanding and $18.1 million in letters of credit outstanding under its revolving credit facility. CPPL maintains a $500.0 million senior revolving credit facility, of which $50.0 million is available for issuance of letters of credit. The purpose of the facility is to provide cash for general partnership purposes, including working capital, capital expenditures, and the funding of capital calls. As of December 31, 2015, CPPL had $15.0 million in outstanding borrowings and no letters of credit under its revolving credit facility.

  CPG has established a commercial paper program (the "Program") pursuant to which CPG may issue short-term promissory notes (the "Promissory Notes") pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). Amounts available under the Program may be borrowed, repaid and re-borrowed from time to time, with the aggregate face or principal amount of the Promissory Notes outstanding under the Program at any time not to exceed $1,000.0 million. CEG, OpCo GP and Columbia OpCo have each agreed, jointly and severally, unconditionally and irrevocably to guarantee payment in full of the principal of and interest (if any) on the Promissory Notes. The net proceeds of issuances of the Promissory Notes are expected to be used for general corporate purposes. As of December 31, 2015, CPG had no Promissory Notes outstanding under the Program.

  Other Guarantees or Obligations.    CPG has purchase and sale agreement guarantees totaling $45.7 million, which guarantee purchaser performance or seller performance under covenants, obligations, liabilities, representations or warranties under the agreements. No amounts related to the purchase and sale agreement guarantees are reflected in the Consolidated Balance Sheets. Management believes that the likelihood CPG would be required to perform or otherwise incur any significant losses associated with any of the aforementioned guarantees is remote.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

19.   OTHER COMMITMENTS AND CONTINGENCIES (Continued)

  CPG has on deposit a letter of credit with MUFG Union Bank, N.A., Collateral Agent, in a debt service reserve account in association with Millennium Pipeline's notes as required under the Deposit and Disbursement Agreement that governs the Millennium Pipeline notes. This account is to be drawn upon by the note holders in the event that Millennium Pipeline is delinquent on its principal and interest payments. The value of CPG's letter of credit represents 47.5% (CPG's ownership interest in Millennium Pipeline) of the debt service reserve account requirement, or $16.2 million. The total exposure for CPG is $16.2 million. CPG has an accrued liability of $1.5 million related to the inception date fair value of this guarantee as of December 31, 2015.

  Other Legal Proceedings.    In the normal course of its business, CPG has been named as a defendant in various legal proceedings. In the opinion of CPG, the ultimate disposition of these currently asserted claims will not have a material impact on CPG's consolidated financial statements.

  B.    Tax Matters.    CPG records liabilities for potential income tax assessments. The accruals relate to tax positions in a variety of taxing jurisdictions and are based on CPG's estimate of the ultimate resolution of these positions. These liabilities may be affected by changing interpretations of laws, rulings by tax authorities, or the expiration of the statute of limitations. CPG was included in NiSource's consolidated federal return for tax years prior to December 31, 2014 and will be included in NiSource's consolidated 2015 federal return through July 1, 2015. NiSource is part of the IRS Large and Mid-Size Business program. As a result, each year's federal income tax return is typically audited by the IRS. As of December 31, 2015, tax years through 2013 have been audited and are effectively closed to further assessment, except for immaterial carryforward amounts. The audit of tax years 2014 and 2015 under the Compliance Assurance Program ("CAP") is in process. As of December 31, 2015, there were no state income tax audits in progress that would have a material impact on the consolidated and combined financial statements.

  CPG is currently being audited for sales and use tax compliance in the state of Louisiana, New York, Ohio, and West Virginia. None of these sales and use tax audits are expected to have a material impact on the consolidated and combined financial statements.

  C.    Environmental Matters.    CPG's operations are subject to environmental statutes and regulations related to air quality, water quality, hazardous waste and solid waste. CPG believes that it is in substantial compliance with those environmental regulations currently applicable to its operations and believes that it has all necessary material permits to conduct its operations.

  It is CPG's continued intent to address environmental issues in cooperation with regulatory authorities in such a manner as to achieve mutually acceptable compliance plans. However, there can be no assurance that CPG will not incur fines and penalties.

  As of December 31, 2015 and 2014, CPG has liabilities recorded of approximately $8.3 million and $14.3 million, respectively, to cover environmental remediation at various sites. The current portion of these liabilities is included in "Other accruals" in the Consolidated Balance Sheets. The noncurrent portion is included in "Other noncurrent liabilities" in the Consolidated Balance Sheets. CPG accrues for costs associated with environmental remediation obligations when the incurrence of such costs is probable and the amounts can be reasonably estimated. The original estimates for cleanup can differ materially from the amount ultimately expended. The actual future expenditures depend on many factors, including currently enacted laws and regulations, the nature and extent of contamination, the method of cleanup, and the availability of cost recovery from customers. As of the date of these financial statements, these expenditures are not estimable at some sites. CPG periodically adjusts its accrual as information is collected and estimates become more refined.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

19.   OTHER COMMITMENTS AND CONTINGENCIES (Continued)

  Air

  The CAA and comparable state laws regulate emissions of air pollutants from various industrial sources, including compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in an increase of existing air emissions; application for, and strict compliance with, air permits containing various emissions and operational limitations; or the utilization of specific emission control technologies to limit emissions. The actions listed below could require further reductions in emissions from various emission sources. CPG will continue to closely monitor developments in these matters.

  National Ambient Air Quality Standards.    The federal CAA requires the EPA to set NAAQS for particulate matter and five other pollutants considered harmful to public health and the environment. Periodically, the EPA imposes new or modifies existing NAAQS. States that contain areas that do not meet the new or revised standards must take steps to maintain or achieve compliance with the standards. These steps could include additional pollution controls on boilers, engines, turbines, and other facilities owned by gas transmission operations.

  The following NAAQS were recently added or modified:

  Ozone:    On October 1, 2015, the EPA issued a final rule lowering the NAAQS for ground-level ozone to 70 ppb under both the primary and secondary standards to provide requisite protection of public health and welfare, respectively. The EPA is required to include an adequate margin of safety in establishing the primary ozone standard for protection of public health, whereas the secondary ozone standard is intended to improve protection for trees, plants and ecosystems. The final rule becomes effective sixty days after the rule is published in the Federal Register. The EPA is required to make attainment and non-attainment designations for specific geographic locations under the revised standards by October 1, 2017 and, depending on the severity of the ozone present, non-attainment areas will have until between 2020 and 2037 to meet the health standard. With the EPA lowering the ground-level ozone standard, states may be required to implement more stringent regulations. Based on the current version of the rule, CPG does not expect a material impact on its operations.

  Nitrogen Dioxide (NO2):    The EPA revised the NO2 NAAQS by adding a one-hour standard while retaining the annual standard. The new standard could impact some CPG combustion sources. The EPA designated all areas of the country as unclassifiable/attainment in January 2012. After the establishment of a new monitoring network and possible modeling implementation, areas will potentially be re-designated sometime in 2016. States with areas that do not meet the standard will be required to develop rules to bring areas into compliance within five years of designation. Additionally, under certain permitting circumstances, emissions from some existing CPG combustion sources may need to be assessed and mitigated. CPG will continue to monitor this matter and cannot estimate the impact of these rules at this time.

  Climate Change.    The EPA has already promulgated regulations requiring the monitoring and reporting of GHG emissions from, among other sources, certain onshore natural gas transmission and storage facilities, including gathering and boosting facilities, completions and workovers of oil wells with hydraulic fracturing, and blowdowns of natural gas transmission pipelines between compressor stations, in the U.S. on an annual basis. Future legislative and regulatory programs could significantly restrict emissions of greenhouse gases including methane.

  New Source Performance Standards:    On August 18, 2015, the EPA proposed to regulate fugitive methane emissions for compressor stations in the natural gas transmission and storage sector. The proposed rule was subsequently published in the Federal Register on September 18, 2015. Semiannual leak detection and

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

19.   OTHER COMMITMENTS AND CONTINGENCIES (Continued)

  repair requirements using optical gas imaging are proposed for all components at new or existing compressor stations. Existing compressor stations trigger leak detection and repair requirements if any unit at the facility is modified. The EPA proposed additional requirements for any new or modified centrifugal or reciprocating compressors. Replacement of wet seals with dry seals or demonstrating a 95% reduction of methane emissions from wet seals is proposed for centrifugal compressors and rod packing replacement for reciprocating compressors is proposed every 26,000 hours of operation or every three years. CPG will continue to monitor this matter and cannot estimate the impact of these rules at this time.

  Waste

  CPG has liabilities associated with the cleanup of some of its former operations. Four sites are associated with its former propane operations and ten sites associated with former petroleum operations. The total liability related to these sites was $6.5 million and $12.5 million at December 31, 2015 and 2014, respectively. The liability represents CPG's best estimate of the cost to remediate the facilities.

  CPG has liabilities associated with the PCB remediation of its existing facilities. The total liability related to these sites was $1.8 million at December 31, 2015 and 2014. The liability represents CPG's best estimate of the cost to remediate the facilities.

  D.    Operating Lease Commitments.    CPG leases assets in several areas of its operations. Payments made in connection with operating leases were $21.2 million in 2015, $14.9 million in 2014 and $13.3 million in 2013, and are primarily charged to operation and maintenance expense as incurred.

  Future minimum rental payments required under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year are:

(in millions)	Operating Leases(1)
2016	$5.4
2017	6.7
2018	6.2
2019	5.5
2020	5.4
After	24.7

Total future minimum payments	$53.9

  (1)
  Operating lease expense includes amounts for fleet leases and storage well leases that can be renewed beyond the initial lease term, but the anticipated payments associated with the renewals do not meet the definition of expected minimum lease payments and, therefore, are not included above.

  E.    Service Obligations.    CPG has entered into various service agreements whereby CPG is contractually obligated to make certain minimum payments in future periods. CPG has pipeline service agreements that provide for pipeline capacity, transportation and storage services. These agreements, which have expiration dates ranging from 2016 to 2025, require CPG to pay fixed monthly charges.

  On June 15, 2015, CPG entered into a five-year IT services agreement including cloud, mobile, analytics and security technologies with IBM. The agreement became effective with the closing of the Separation on July 1, 2015, with tiered commencement dates by service line. Under the agreement, at December 31, 2015, CPG expects to pay approximately $165.3 million to IBM in service fees as shown in the table below. Upon any termination of the agreement by CPG for any reason (other than material breach by IBM), CPG may

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

19.   OTHER COMMITMENTS AND CONTINGENCIES (Continued)

  be required to pay IBM a termination charge that could include a breakage fee, repayment of IBM's capital investments not yet recovered and IBM's wind-down expense. This termination fee could be material depending on the events giving rise to the termination and the timing of the termination.

  The estimated aggregate amounts of minimum fixed payments at December 31, 2015, were:

(in millions)	Pipeline Service Agreements	IBM Service Agreement
2016	$51.5	$38.6
2017	49.5	33.0
2018	42.0	31.7
2019	25.4	31.0
2020	24.2	31.0
After	66.8	—

Total future minimum payments	$259.4	$165.3

20.   ACCUMULATED OTHER COMPREHENSIVE LOSS

  The following table displays the activity of Accumulated Other Comprehensive Loss, net of tax:

(in millions)	Gains and Losses on Cash Flow Hedges(1)	Pension and OPEB Items(1)	Accumulated Other Comprehensive Loss(1)
Balance as of January 1, 2013 — Predecessor	$(18.7)	$(16.4)	$(35.1)

Other comprehensive income before reclassifications	—	6.5	6.5
Amounts reclassified from accumulated other comprehensive income	1.1	1.7	2.8

Net current-period other comprehensive income	1.1	8.2	9.3

Balance as of December 31, 2013 — Predecessor	$(17.6)	$(8.2)	$(25.8)

Other comprehensive income before reclassifications	—	(9.3)	(9.3)
Amounts reclassified from accumulated other comprehensive income	1.0	(0.4)	0.6

Net current-period other comprehensive income	1.0	(9.7)	(8.7)

Balance as of December 31, 2014	$(16.6)	$(17.9)	$(34.5)

Other comprehensive income before reclassifications	(0.9)	5.0	4.1
Amounts reclassified from accumulated other comprehensive income	1.1	0.2	1.3

Net current-period other comprehensive income	0.2	5.2	5.4

Allocation of accumulated other comprehensive loss to noncontrolling interest	2.1	—	2.1

Balance as of December 31, 2015	$(14.3)	$(12.7)	$(27.0)

  (1)
  All amounts are net of tax. Amounts in parentheses indicate debits.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

20.   ACCUMULATED OTHER COMPREHENSIVE LOSS (Continued)

  Equity Method Investment

  During 2008, Millennium Pipeline, in which CPG has an equity investment, entered into three interest rate swap agreements with a notional amount totaling $420.0 million with seven counterparties. During August 2010, Millennium Pipeline completed the refinancing of its long-term debt, securing permanent fixed-rate financing through the private placement issuance of two tranches of notes totaling $725.0 million, $375.0 million at 5.33% due June 30, 2027 and $350.0 million at 6.00% due June 30, 2032. Upon the issuance of these notes, Millennium Pipeline repaid all outstanding borrowings under its credit agreement, terminated the sponsor guarantee, and cash settled the interest rate hedges. These interest rate swap derivatives were primarily accounted for as cash flow hedges by Millennium Pipeline. As an equity method investment, CPG is required to recognize a proportional share of Millennium Pipeline's OCI. The remaining unrecognized loss of $14.3 million, net of tax, related to these terminated interest rate swaps is being amortized over a 15 year period ending June 2025 into earnings using the effective interest method through interest expense as interest payments are made by Millennium Pipeline. The unrecognized loss of $14.3 million and $16.6 million at December 31, 2015 and December 31, 2014, respectively, is included in unrealized losses on cash flow hedges above.

21.   OTHER, NET

Year Ended December 31, (in millions)	2015	2014	2013
			Predecessor
AFUDC Equity	$28.3	$11.0	$6.8
Miscellaneous(1)	1.0	(2.2)	11.1

Total Other, net	$29.3	$8.8	$17.9

  (1)
  Miscellaneous primarily consists of a gain from insurance proceeds in 2013.

22.   INTEREST EXPENSE

Year Ended December 31, (in millions)	2015	2014	2013
			Predecessor
Interest on long-term debt	$67.5	$—	$—
Interest on short-term borrowings(1)	1.4	—	—
Debt discount/cost amortization	3.1	—	—
Allowance for funds used during construction	(6.8)	—	—
Other	2.4	—	—

Total Interest Expense(2)	$67.6	$—	$—

  (1)
  Refer to Note 5, "Short-Term Borrowings" for additional information.

  (2)
  Refer to Note 4, "Transactions with Affiliates" for a discussion of interest expense-affiliated for the year ended December 31, 2014 and 2013.

23.   SEGMENTS OF BUSINESS

  Operating segments are components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

23.   SEGMENTS OF BUSINESS (Continued)

  assess performance. The CPG Chief Executive Officer is the chief operating decision maker for the periods presented.

  At December 31, 2015, CPG's operations comprise one operating segment. CPG's segment offers gas transportation and storage services for LDCs, marketers and industrial and commercial customers located in northeastern, mid-Atlantic, Midwestern and southern states and the District of Columbia along with unregulated businesses that include midstream services and development of mineral rights positions. The chief operating decision maker evaluates the performance of CPG operations and determines how to allocate resources on a consolidated basis.

24.   SUPPLEMENTAL CASH FLOW INFORMATION

  The following tables provide additional information regarding the CPG's Statements of Consolidated and Combined Cash Flows for the years ended December 31, 2015, 2014 and 2013:

Year Ended December 31, (in millions)	2015	2014	2013
			Predecessor
Supplemental Disclosures of Cash Flow Information
Non-cash transactions:
Capital expenditures included in current liabilities(1)	$128.4	$78.5	$53.1
Schedule of interest and income taxes paid:
Cash paid for interest, net of interest capitalized amounts	$96.9	$53.6	$38.4
Cash paid for income taxes(2)	32.3	21.2	15.3

  (1)
  Capital expenditures included in current liabilities is comprised of "Accrued capital expenditures" and certain other amounts included within "Accounts payable" on the Consolidated Balance Sheets.

  (2)
  Cash paid for income taxes for the year ended December 31, 2015 includes $20.9 million paid to NiSource under the Tax Allocation Agreement.

25.   CONCENTRATION OF CREDIT RISK

  Columbia Gas of Ohio, an affiliated party prior to the Separation, accounted for greater than 10% of total operating revenues in the years ended December 31, 2015, 2014 and 2013. The following table provides this customer's operating revenues and percentage of total operating revenues for the years ended December 31, 2015, 2014 and 2013:

	2015		2014		2013
Year Ended December 31, (in millions)	Total Operating Revenues	Percentage of Total Operating Revenues	Total Operating Revenues	Percentage of Total Operating Revenues	Total Operating Revenues	Percentage of Total Operating Revenues
					Predecessor
Columbia Gas of Ohio(1)	$167.3	12.5%	$168.5	12.5%	$167.5	14.2%

  (1)
  Represents the gross amount of revenue contracted for with Columbia Gas of Ohio and, therefore, subject to risk at the loss of this customer. Columbia Gas of Ohio has entered into certain capacity release agreements with third parties which ultimately can decrease the net revenue amount CPG receives from Columbia Gas of Ohio in any given period.

  The loss of a significant portion of operating revenues from this customer would have a material adverse effect on the business of CPG.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

26.   QUARTERLY FINANCIAL DATA (UNAUDITED)

(in millions, except per unit data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015
Total Operating Revenues	$340.0	$316.1	$320.9	$357.9
Operating Income	162.7	107.3	135.9	122.2
Income from Continuing Operations	97.1	60.1	74.9	75.4
Results from Discontinued Operations — net of taxes	—	(0.3)	(0.1)	—
Net Income attributable to CPG	90.0	50.8	63.0	63.4
Basic Earnings Per Share
Continuing Operations	0.28	0.16	0.20	0.19
Discontinued Operations	—	—	—	—

Basic Earnings Per Share	$0.28	$0.16	$0.20	$0.19

Diluted Earnings Per Share
Continuing Operations	0.28	0.16	0.20	0.19
Discontinued Operations	—	—	—	—

Diluted Earnings Per Share	$0.28	$0.16	$0.20	$0.19

2014
Total Operating Revenues	$345.8	$343.5	$318.0	$340.7
Operating Income	159.1	103.9	94.5	134.1
Income from Continuing Operations	93.0	59.4	53.7	62.6
Results from Discontinued Operations — net of taxes	(0.2)	(0.3)	(0.1)	—
Net Income attributable to CPG	92.8	59.1	53.6	62.6
Basic Earnings Per Share
Continuing Operations	0.29	0.19	0.17	0.20
Discontinued Operations	—	—	—	—

Basic Earnings Per Share	$0.29	$0.19	$0.17	$0.20

Diluted Earnings Per Share
Continuing Operations	0.29	0.19	0.17	0.20
Discontinued Operations	—	—	—	—

Diluted Earnings Per Share	$0.29	$0.19	$0.17	$0.20

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

  On May 22, 2015, CPG closed its private placement of $2,750.0 million in aggregated principal amount of its senior notes (the "Notes"). Please see Note 6, "Long-Term Debt" for further discussion of the Notes. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by three of CPG's subsidiaries, CEG, Columbia OpCo and OpCo GP. CEG is a 100% owned subsidiary of CPG. In lieu of providing separate financial statements for CEG, the accompanying condensed consolidating financial statements based on Rule 3-10 of the SEC's Regulation S-X have been included.

  The following supplemental condensed consolidating financial information reflects CPG's separate accounts, the combined accounts of CEG and Other Subsidiaries of CEG and CPG, including guarantors Columbia OpCo and OpCo GP, the consolidating adjustments and eliminations and the Issuer's consolidated accounts for the dates and periods indicated. Separate financial statements have been provided for Columbia OpCo and OpCo GP based on Rule 3-10 of the SEC's Regulation S-X. For purposes of the following consolidating information, CPG's and CEG's investment in its subsidiaries is accounted for under the equity method of accounting.

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2015 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$800.0	$46.7	$1.9	$—	$82.3	$—	$930.9
Accounts receivable, net	—	5.6	—	—	146.8	—	152.4
Accounts receivable-affiliated	14.6	85.6	3.4	—	156.4	(260.0)	—
Materials and supplies, at average cost	—	—	—	—	32.8	—	32.8
Exchange gas receivable	—	—	—	—	19.0	—	19.0
Deferred property taxes	—	—	—	—	52.0	—	52.0
Prepayments and other	0.3	10.1	—	—	43.8	(5.7)	48.5

Total Current Assets	814.9	148.0	5.3	—	533.1	(265.7)	1,235.6

Investments and Other Assets
Unconsolidated affiliates	—	—	—	—	438.1	—	438.1
Consolidated affiliates	5,174.6	7,569.8	5,608.9	—	—	(18,353.3)	—
Other investments	12.0	0.3	—	—	1.5	—	13.8

Total Investments and Other Assets	5,186.6	7,570.1	5,608.9	—	439.6	(18,353.3)	451.9

Property, Plant and Equipment
Property, plant and equipment	—	—	—	—	9,052.3	—	9,052.3
Accumulated depreciation and amortization	—	—	—	—	(2,988.6)	—	(2,988.6)

Net Property, Plant and Equipment	—	—	—	—	6,063.7	—	6,063.7

Other Noncurrent Assets
Regulatory assets	—	35.1	—	—	142.6	—	177.7
Goodwill	—	—	1,975.5	—	—	—	1,975.5
Notes receivable-affiliated	1,848.2	—	—	—	—	(1,848.2)	—
Postretirement and postemployment benefits assets	—	0.5	—	—	115.6	(0.4)	115.7
Deferred income taxes	18.9	—	—	—	—	(18.9)	—
Deferred charges and other	25.5	—	—	—	10.6	—	36.1

Total Other Noncurrent Assets	1,892.6	35.6	1,975.5	—	268.8	(1,867.5)	2,305.0

Total Assets	$7,894.1	$7,753.7	$7,589.7	$—	$7,305.2	$(20,486.5)	$10,056.2

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)

As of December 31, 2015 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$—	$—	$15.0	$—	$15.0
Short-term borrowings-affiliated	99.0	—	—	—	134.3	(233.3)	—
Accounts payable	0.1	—	—	—	56.7	—	56.8
Accounts payable-affiliated	10.8	4.8	—	—	11.1	(26.7)	—
Customer deposits	—	—	—	—	17.9	—	17.9
Taxes accrued	—	—	—	—	111.7	(5.7)	106.0
Interest accrued	9.4	—	—	—	0.1	—	9.5
Exchange gas payable	—	—	—	—	18.6	—	18.6
Deferred revenue	—	—	—	—	15.0	—	15.0
Accrued capital expenditures	—	—	—	—	100.1	—	100.1
Accrued compensation and related costs	—	—	—	—	51.9	—	51.9
Other accruals	—	0.3	—	—	69.7	—	70.0

Total Current Liabilities	119.3	5.1	—	—	602.1	(265.7)	460.8

Non Current Liabilities
Long-term debt	2,746.2	—	—	—	—	—	2,746.2
Long-term debt-affiliated	—	1,217.3	—	—	630.9	(1,848.2)	—
Deferred income taxes	—	1,350.4	—	—	16.6	(18.9)	1,348.1
Accrued liability for postretirement and postemployment benefits	0.3	8.3	—	—	41.2	(0.4)	49.4
Regulatory liabilities	—	10.5	—	—	311.1	—	321.6
Asset retirement obligations	—	—	—	—	25.7	—	25.7
Other noncurrent liabilities	15.3	0.2	—	—	75.9	—	91.4

Total Noncurrent Liabilities	2,761.8	2,586.7	—	—	1,101.4	(1,867.5)	4,582.4

Total Liabilities	2,881.1	2,591.8	—	—	1,703.5	(2,133.2)	5,043.2

Equity
Common stock	4.0	—	—	—	—	—	4.0
Additional paid-in capital	4,032.7	—	—	—	—	—	4,032.7
Retained earnings	46.9	—	—	—	—	—	46.9
Net parent investment	—	4,232.3	7,615.4	—	5,631.3	(17,479.0)	—
Accumulated other comprehensive loss	(27.0)	(26.8)	(25.7)	—	(29.6)	82.1	(27.0)

Total CPG Equity	4,056.6	4,205.5	7,589.7	—	5,601.7	(17,396.9)	4,056.6

Noncontrolling Interest	956.4	956.4	—	—	—	(956.4)	956.4

Total Equity	5,013.0	5,161.9	7,589.7	—	5,601.7	(18,353.3)	5,013.0

Total Liabilities and Equity	$7,894.1	$7,753.7	$7,589.7	$—	$7,305.2	$(20,486.5)	$10,056.2

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)

As of December 31, 2014 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$—	$—	$0.5	$—	$0.5
Accounts receivable, net	—	—	—	—	149.4	—	149.4
Accounts receivable-affiliated	—	6.2	—	—	174.7	(0.9)	180.0
Materials and supplies, at average cost	—	—	—	—	24.9	—	24.9
Exchange gas receivable	—	—	—	—	34.8	—	34.8
Deferred property taxes	—	—	—	—	48.9	—	48.9
Deferred income taxes	—	5.9	—	—	54.1	—	60.0
Prepayments and other	—	3.7	—	—	20.8	(3.7)	20.8

Total Current Assets	—	15.8	—	—	508.1	(4.6)	519.3

Investments and Other Assets
Unconsolidated affiliates	—	—	—	—	444.3	—	444.3
Consolidated affiliates	4,176.3	4,156.3	—	—	5.7	(8,338.3)	—
Other investments	—	—	—	—	2.7	—	2.7

Total Investments and Other Assets	4,176.3	4,156.3	—	—	452.7	(8,338.3)	447.0

Property, Plant and Equipment
Property, plant and equipment	—	—	—	—	7,935.4	—	7,935.4
Accumulated depreciation and amortization	—	—	—	—	(2,976.8)	—	(2,976.8)

Net Property, Plant and Equipment	—	—	—	—	4,958.6	—	4,958.6

Other Noncurrent Assets
Regulatory assets	—	—	—	—	151.9	—	151.9
Goodwill	—	—	—	—	1,975.5	—	1,975.5
Postretirement and postemployment benefits assets	—	—	—	—	90.0	—	90.0
Deferred income taxes	—	6.6	—	—	—	(6.6)	—
Deferred charges and other	—	6.4	—	—	8.8	—	15.2

Total Other Noncurrent Assets	—	13.0	—	—	2,226.2	(6.6)	2,232.6

Total Assets	$4,176.3	$4,185.1	$—	$—	$8,145.6	$(8,349.5)	$8,157.5

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)

As of December 31, 2014 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long term debt- affiliated	$—	$—	$—	$—	$115.9	$—	$115.9
Short-term borrowings-affiliated	—	5.2	—	—	247.3	—	252.5
Accounts payable	—	—	—	—	56.0	—	56.0
Accounts payable-affiliated	—	4.4	—	—	50.1	(0.9)	53.6
Customer deposits	—	—	—	—	13.4	—	13.4
Taxes accrued	—	—	—	—	106.9	(3.7)	103.2
Exchange gas payable	—	—	—	—	34.7	—	34.7
Deferred revenue	—	—	—	—	22.5	—	22.5
Accrued capital expenditures	—	—	—	—	61.1	—	61.1
Accrued compensation and related costs	—	—	—	—	31.2	—	31.2
Other accruals	—	0.4	—	—	39.7	—	40.1

Total Current Liabilities	—	10.0	—	—	778.8	(4.6)	784.2

Non Current Liabilities
Long-term debt-affiliated	—	—	—	—	1,472.8	—	1,472.8
Deferred income taxes	—	—	—	—	1,262.3	(6.6)	1,255.7
Accrued liability for postretirement and postemployment benefits	—	9.3	—	—	43.7	—	53.0
Regulatory liabilities	—	—	—	—	295.7	—	295.7
Asset retirement obligations	—	—	—	—	23.2	—	23.2
Other noncurrent liabilities	—	—	—	—	96.6	—	96.6

Total Noncurrent Liabilities	—	9.3	—	—	3,194.3	(6.6)	3,197.0

Total Liabilities	—	19.3	—	—	3,973.1	(11.2)	3,981.2

Equity
Net parent investment	4,210.8	4,195.5	—	—	4,189.2	(8,384.7)	4,210.8
Accumulated other comprehensive loss	(34.5)	(29.7)	—	—	(16.7)	46.4	(34.5)

Total Equity	4,176.3	4,165.8	—	—	4,172.5	(8,338.3)	4,176.3

Total Liabilities and Equity	$4,176.3	$4,185.1	$—	$—	$8,145.6	$(8,349.5)	$8,157.5

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Year Ended December 31, 2015 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non- guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
Operating Revenues
Transportation revenues	$—	$—	$—	$—	$1,054.4	$—	$1,054.4
Transportation revenues-affiliated	—	—	—	—	47.5	—	47.5
Storage revenues	—	—	—	—	171.4	—	171.4
Storage revenues-affiliated	—	—	—	—	26.2	—	26.2
Other revenues	—	—	—	—	35.4	—	35.4

Total Operating Revenues	—	—	—	—	1,334.9	—	1,334.9

Operating Expenses
Operation and maintenance	20.5	(1.2)	—	—	632.8	—	652.1
Operation and maintenance-affiliated	2.2	0.4	—	—	52.5	(2.2)	52.9
Depreciation and amortization	—	—	—	—	139.9	—	139.9
Gain on sale of assets and impairment, net	—	1.8	—	—	(54.7)	—	(52.9)
Property and other taxes	—	—	—	—	75.3	—	75.3

Total Operating Expenses	22.7	1.0	—	—	845.8	(2.2)	867.3

Equity Earnings in Unconsolidated Affiliates	—	—	—	—	60.5	—	60.5
Equity Earnings in Consolidated Affiliates	341.2	529.4	529.6	—	—	(1,400.2)	—

Operating Income	318.5	528.4	529.6	—	549.6	(1,398.0)	528.1

Other Income (Deductions)
Interest expense	(73.0)	—	—	—	(1.5)	6.9	(67.6)
Interest expense-affiliated	(2.5)	(40.8)	—	—	(26.8)	40.8	(29.3)
Other, net	45.4	0.5	3.5	—	27.6	(47.7)	29.3

Total Other Deductions, net	(30.1)	(40.3)	3.5	—	(0.7)	—	(67.6)

Income from Continuing Operations before Income Taxes	288.4	488.1	533.1	—	548.9	(1,398.0)	460.5
Income Taxes	(19.1)	146.6	—	—	25.5	—	153.0

Income from Continuing Operations	307.5	341.5	533.1	—	523.4	(1,398.0)	307.5
Loss from Discontinued Operations-net of taxes	(0.4)	(0.4)	—	—	—	0.4	(0.4)

Net Income	307.1	341.1	533.1	—	523.4	(1,397.6)	307.1
Less: Net income attributable to noncontrolling interest	39.9	39.9	—	—	—	(39.9)	39.9

Net Income Attributable to CPG	$267.2	$301.2	$533.1	$—	$523.4	$(1,357.7)	$267.2

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Continued)

Year Ended December 31, 2014 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non- guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
Operating Revenues
Transportation revenues	$—	$—	$—	$—	$990.8	$—	$990.8
Transportation revenues-affiliated	—	—	—	—	95.7	—	95.7
Storage revenues	—	—	—	—	144.0	—	144.0
Storage revenues-affiliated	—	—	—	—	53.2	—	53.2
Other revenues	—	—	—	—	64.3	—	64.3

Total Operating Revenues	—	—	—	—	1,348.0	—	1,348.0

Operating Expenses
Operation and maintenance	—	(2.6)	—	—	631.0	—	628.4
Operation and maintenance-affiliated	—	0.5	—	—	122.7	—	123.2
Depreciation and amortization	—	—	—	—	118.8	—	118.8
Gain on sale of assets	—	—	—	—	(34.5)	—	(34.5)
Property and other taxes	—	—	—	—	67.1	—	67.1

Total Operating Expenses	—	(2.1)	—	—	905.1	—	903.0

Equity Earnings in Unconsolidated Affiliates	—	—	—	—	46.6	—	46.6
Equity Earnings in Consolidated Affiliates	268.7	269.6	—	—	—	(538.3)	—

Operating Income	268.7	271.7	—	—	489.5	(538.3)	491.6

Other Income (Deductions)
Interest expense-affiliated	—	—	—	—	(62.0)	—	(62.0)
Other, net	—	(0.1)	—	—	8.9	—	8.8

Total Other Deductions, net	—	(0.1)	—	—	(53.1)	—	(53.2)

Income from Continuing Operations before Income Taxes	268.7	271.6	—	—	436.4	(538.3)	438.4
Income Taxes	—	2.9	—	—	166.8	—	169.7

Income from Continuing Operations	268.7	268.7	—	—	269.6	(538.3)	268.7
Loss from Discontinued Operations-net of taxes	(0.6)	(0.6)	—	—	—	0.6	(0.6)

Net Income	$268.1	$268.1	$—	$—	$269.6	$(537.7)	$268.1

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Continued)

Year Ended December 31, 2013 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non- guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
	Predecessor
Operating Revenues
Transportation revenues	$—	$—	$—	$—	$850.9	$—	$850.9
Transportation revenues-affiliated	—	—	—	—	94.1	—	94.1
Storage revenues	—	—	—	—	142.8	—	142.8
Storage revenues-affiliated	—	—	—	—	53.6	—	53.6
Other revenues	—	—	—	—	39.1	—	39.1

Total Operating Revenues	—	—	—	—	1,180.5	—	1,180.5

Operating Expenses
Operation and maintenance	—	1.5	—	—	507.5	—	509.0
Operation and maintenance-affiliated	—	0.6	—	—	118.0	—	118.6
Depreciation and amortization	—	—	—	—	107.0	—	107.0
Gain on sale of assets	—	—	—	—	(18.6)	—	(18.6)
Property and other taxes	—	—	—	—	62.2	—	62.2

Total Operating Expenses	—	2.1	—	—	776.1	—	778.2

Equity Earnings in Unconsolidated Affiliates	—	—	—	—	35.9	—	35.9
Equity Earnings in Consolidated Affiliates	271.7	266.8	—	—	—	(538.5)	—

Operating Income	271.7	264.7	—	—	440.3	(538.5)	438.2

Other Income (Deductions)
Interest expense-affiliated	—	—	—	—	(37.9)	—	(37.9)
Other, net	—	0.1	—	—	17.8	—	17.9

Total Other Deductions, net	—	0.1	—	—	(20.1)	—	(20.0)

Income from Continuing Operations before Income Taxes	271.7	264.8	—	—	420.2	(538.5)	418.2
Income Taxes	—	(6.2)	—	—	152.7	—	146.5

Income from Continuing Operations	271.7	271.0	—	—	267.5	(538.5)	271.7
Income from Discontinued Operations-net of taxes	9.0	9.0	—	—	—	(9.0)	9.0

Net Income	$280.7	$280.0	$—	$—	$267.5	$(547.5)	$280.7

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

Year Ended December 31, 2015 (in millions, net of taxes)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
Net Income	$307.1	$341.1	$533.1	$—	$523.4	$(1,397.6)	$307.1
Other comprehensive income
Net unrealized (loss) gain on cash flow hedges	0.2	(1.6)	—	—	1.8	(0.2)	0.2
Unrecognized pension and OPEB benefit (costs)	5.2	5.4	—	—	(0.2)	(5.2)	5.2

Total other comprehensive income	5.4	3.8	—	—	1.6	(5.4)	5.4

Total Comprehensive Income	312.5	344.9	533.1	—	525.0	(1,403.0)	312.5

Less: Comprehensive Income-noncontrolling interest	40.0	40.0	—	—	—	(40.0)	40.0

Comprehensive Income-controlling interests	$272.5	$304.9	$533.1	$—	$525.0	$(1,363.0)	$272.5

Year Ended December 31, 2014 (in millions, net of taxes)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
Net Income	$268.1	$268.1	$—	$—	$269.6	$(537.7)	$268.1
Other comprehensive income
Net unrealized gain on cash flow hedges	1.0	—	—	—	1.0	(1.0)	1.0
Unrecognized pension and OPEB costs	(9.7)	(9.7)	—	—	—	9.7	(9.7)

Total other comprehensive (loss) income	(8.7)	(9.7)	—	—	1.0	8.7	(8.7)

Total Comprehensive Income	$259.4	$258.4	$—	$—	$270.6	$(529.0)	$259.4

Year Ended December 31, 2013 (in millions, net of taxes)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
	Predecessor
Net Income	$280.7	$280.0	$—	$—	$267.5	$(547.5)	$280.7
Other comprehensive income
Net unrealized gain on cash flow hedges	1.1	—	—	—	1.1	(1.1)	1.1
Unrecognized pension and OPEB benefit	8.2	8.2	—	—	—	(8.2)	8.2

Total other comprehensive income	9.3	8.2	—	—	1.1	(9.3)	9.3

Total Comprehensive Income	$290.0	$288.2	$—	$—	$268.6	$(556.8)	$290.0

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended December 31, 2015 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
Net Cash Flows (used for) from Operating Activities	$(29.7)	$(49.6)	$3.5	$—	$589.5	$(20.2)	$493.5

Investing Activities
Capital expenditures	—	(32.7)	—	—	(1,181.0)	32.7	(1,181.0)
Insurance recoveries	—	—	—	—	2.1	—	2.1
Change in short-term lendings-affiliated	—	(83.9)	(3.3)	—	(0.6)	233.3	145.5
Proceeds from disposition of assets	—	26.2	—	—	84.1	(32.7)	77.6
Contributions to equity investees	—	(1,217.3)	(446.2)	—	(1.4)	1,663.5	(1.4)
Distributions from equity investees	—	—	—	—	16.0	—	16.0
Other investing activities	(5.2)	—	—	—	(22.2)	—	(27.4)

Net Cash Flows used for Investing Activities	(5.2)	(1,307.7)	(449.5)	—	(1,103.0)	1,896.8	(968.6)

Financing Activities
Change in short-term borrowings	—	—	—	—	15.0	—	15.0
Change in short-term borrowings-affiliated	99.0	(5.1)	—	—	(113.1)	(233.3)	(252.5)
Issuance of long-term debt	2,745.9	—	—	—	—	—	2,745.9
Debt related costs	(27.9)	6.3	—	—	(2.0)	—	(23.6)
Issuance of long-term debt-affiliated	—	1,217.3	—	—	—	—	1,217.3
Payments of long-term debt-affiliated, including current portion	(1,848.2)	—	—	—	(959.6)	—	(2,807.8)
Proceeds from the issuance of common units, net of offering costs	—	—	1,170.0	—	(1.6)	—	1,168.4
Issuance of common stock, net of offering costs	1,394.7	—	—	—	—	—	1,394.7
Contribution of capital from parent	—	—	—	—	1,663.5	(1,663.5)	—
Distribution of IPO proceeds to parent	—	—	(500.0)	—	—	—	(500.0)
Distribution to parent	(1,450.0)	—	—	—	—	—	(1,450.0)
Quarterly distributions to unitholders	—	—	—	—	(43.4)	43.4	—
Distribution to noncontrolling interest in Columbia OpCo	—	—	(187.3)	—	—	187.3	—
Distribution received from Columbia OpCo	—	187.3	—	—	—	(187.3)	—
Distribution to noncontrolling interest	—	—	—	—	—	(23.2)	(23.2)
Dividends paid — common stock	(79.5)	—	—	—	—	—	(79.5)
Transfer from parent	0.9	(1.8)	(34.8)	—	36.5	—	0.8

Net Cash Flows from Financing Activities	834.9	1,404.0	447.9	—	595.3	(1,876.6)	1,405.5

Change in cash and cash equivalents	800.0	46.7	1.9	—	81.8	—	930.4
Cash and cash equivalents at beginning of period	—	—	—	—	0.5	—	0.5

Cash and Cash Equivalents at End of Period	$800.0	$46.7	$1.9	$—	$82.3	$—	$930.9

COLUMBIA PIPELINE GROUP, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27.   CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Continued)

Year Ended December 31, 2014 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
Net Cash Flows (used for) from Operating Activities	$—	$(3.7)	$—	$—	$570.7	$(2.2)	$564.8

Investing Activities
Capital expenditures	—	—	—	—	(747.2)	—	(747.2)
Insurance recoveries	—	—	—	—	11.3	—	11.3
Change in short-term lendings-affiliated	—	4.8	—	—	(62.0)	—	(57.2)
Proceeds from disposition of assets	—	—	—	—	9.3	—	9.3
Contributions to equity investees	—	—	—	—	(69.2)	—	(69.2)
Other investing activities	—	—	—	—	(7.1)	—	(7.1)

Net Cash Flows from (used for) Investing Activities	—	4.8	—	—	(864.9)	—	(860.1)

Financing Activities
Change in short-term borrowings-affiliated	—	5.2	—	—	(472.3)	—	(467.1)
Debt related costs	—	(6.3)	—	—	(0.1)	—	(6.4)
Issuance of long-term debt-affiliated	—	—	—	—	768.9	—	768.9
Distribution to parent	—	—	—	—	(2.2)	2.2	—

Net Cash Flows (used for) from Financing Activities	—	(1.1)	—	—	294.3	2.2	295.4

Change in cash and cash equivalents	—	—	—	—	0.1	—	0.1
Cash and cash equivalents at beginning of period	—	—	—	—	0.4	—	0.4

Cash and Cash Equivalents at End of Period	$—	$—	$—	$—	$0.5	$—	$0.5

Year Ended December 31, 2013 (in millions)	CPG	CEG	OpCo LP	OpCo GP	Non-guarantor Subsidiaries	Consolidating adjustments and eliminations	CPG Consolidated
	Predecessor
Net Cash Flows from Operating Activities	$—	$162.8	$—	$—	$410.6	$(116.2)	$457.2

Investing Activities
Capital expenditures	—	—	—	—	(674.8)	—	(674.8)
Insurance recoveries	—	—	—	—	6.4	—	6.4
Change in short-term lendings-affiliated	—	7.1	—	—	(10.3)	—	(3.2)
Proceeds from disposition of assets	—	—	—	—	15.4	—	15.4
Contributions to equity investees	—	—	—	—	(125.5)	—	(125.5)
Other investing activities	—	—	—	—	(9.2)	—	(9.2)

Net Cash Flows from (used for) Investing Activities	—	7.1	—	—	(798.0)	—	(790.9)

Financing Activities
Change in short-term borrowings-affiliated	—	—	—	—	391.0	—	391.0
Issuance of long-term debt-affiliated	—	—	—	—	65.1	—	65.1
Distribution to parent	—	(170.0)	—	—	(69.2)	116.2	(123.0)

Net Cash Flows (used for) from Financing Activities	—	(170.0)	—	—	386.9	116.2	333.1

Change in cash and cash equivalents	—	(0.1)	—	—	(0.5)	—	(0.6)
Cash and cash equivalents at beginning of period	—	0.1	—	—	0.9	—	1.0

Cash and Cash Equivalents at End of Period	$—	$—	$—	$—	$0.4	$—	$0.4

 TRANSCANADA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements give effect to the proposed transaction between TransCanada PipeLines Limited ("TCPL"), TransCanada PipeLine USA Ltd. ("TransCanada Holdco") and Taurus Merger Sub Inc. ("Merger Sub"), all direct or indirect wholly-owned subsidiaries of TransCanada Corporation ("TransCanada" or the "Corporation"), and Columbia Pipeline Group, Inc. ("Columbia") using the acquisition method of accounting. On March 17, 2016, TCPL, TransCanada Holdco and Merger Sub, all direct or indirect wholly-owned subsidiaries of the Corporation, and the Corporation (for the limited purposes of pursuing regulatory approvals and obtaining the financing for the Acquisition and providing representations and warranties), entered into an agreement and plan of merger (the "Merger Agreement") with Columbia, pursuant to which TCPL, indirectly through TransCanada Holdco and Merger Sub, agreed to acquire Columbia through a merger of Merger Sub with and into Columbia (the "Acquisition") for a purchase price of approximately $14.15 billion (U.S.$10.25 billion) in cash, as described in the preliminary short form prospectus of TransCanada dated March 17, 2016 (the "Prospectus"). Completion of the Acquisition remains subject to various approvals.

        The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, the historical audited consolidated financial statements of TransCanada and Columbia and notes thereto, and the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet data as at December 31, 2015 of TransCanada has been prepared to give effect to the Acquisition as if it had occurred on December 31, 2015. The unaudited pro forma condensed consolidated statement of income of TransCanada, for the year ended December 31, 2015, has been prepared to give effect to the Acquisition as if it occurred on January 1, 2015. The unaudited pro forma condensed consolidated financial statements include pro forma adjustments for which there are firm commitments and for which the complete financial effects are objectively determinable as well as adjustments to conform Columbia's financial statement amounts to TransCanada's accounting policies.

        The unaudited pro forma condensed consolidated statement of income includes adjustments that are expected to have a continuing impact on the condensed consolidated results but excludes adjustments arising from non-recurring effects of the transaction that are not expected to continue in future periods. The unaudited pro forma condensed consolidated balance sheet includes adjustments that are directly attributable to the transaction and factually supportable, regardless of whether they have continuing effect or are non-recurring. The unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements. The unaudited pro forma condensed consolidated financial statements exclude the impact of permanent financing through the planned monetization of the Corporation's U.S. Northeast merchant power assets and of a minority interest in its Mexican natural gas pipeline business.

        The pro forma adjustments are based on available preliminary information and certain assumptions that management of TransCanada believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only. Future results may vary significantly from the results reflected because of various factors, including those discussed in TransCanada's 2015 Management's Discussion and Analysis and Consolidated Financial Statements as at December 31, 2015 and December 31, 2014, and for each of the years in the three-year period ended December 31, 2015. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial statements.

TRANSCANADA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

(Unaudited) year ended December 31, 2015 (millions of Canadian $, unless otherwise noted)	TransCanada	Columbia	Columbia	Pro Forma Adjustments	Notes	Pro Forma Statement of Income
		U.S.$	Note 3i
Revenues
Natural Gas Pipelines	5,383	1,335	1,709			7,092
Liquids Pipelines	1,879	—	—			1,879
Energy	4,038	—	—			4,038

	11,300	1,335	1,709	—	Note 3j	13,009
Income from Equity Investments	440	61	78			518
Operating and Other Expenses
Plant operating costs and other	3,250	705	902			4,152
Commodity purchases resold	2,237	—	—			2,237
Property taxes	517	75	96			613
Depreciation and amortization	1,765	140	179	14	Note 3b	1,958
Asset impairment charges	3,745	—	—			3,745

	11,514	920	1,177	14		12,705
(Loss)/Gain on Assets Held for Sale/Sold	(125)	53	68			(57)
Financial Charges
Interest expense	1,370	97	124	(2)	Note 3b
				•	Note 3d	•
Interest income and other	(163)	(29)	(37)			(200)

	1,207	68	87	•		•

(Loss)/Income before Income Taxes	(1,106)	461	591	•		•
Income Tax Expense/(Recovery)
Current	136	21	27			163
Deferred	(102)	132	169	•	Note 3d
				(5)	Note 3b
				1	Note 3b	•

	34	153	196	•		•

Net (Loss)/Income from Continued Operations	(1,140)	308	395	•		•
Net (Loss)/Income from Discontinued Operations	—	(1)	(1)			(1)

Net (Loss)/Income	(1,140)	307	394	•		•
Net Income attributable to non-controlling interests	6	40	51			57

Net (Loss)/Income Attributable to Controlling Interests	(1,146)	267	343	•		•
Preferred share dividends	94	—	—			94

Net (Loss)/Income Attributable to Common Shares	(1,240)	267	343	•		•

Net (Loss)/Income per Common Share
Basic and diluted	(1.75)				Note 3h	•
Weighted Average Number of Common Shares (millions)
Basic	709			•	Note 3h	•
Diluted	709			•	Note 3h	•

TRANSCANADA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 31, 2015

(Unaudited) at December 31, 2015 (millions of Canadian $, unless otherwise noted)	TransCanada	Columbia	Columbia	Pro Forma Adjustments	Notes	Pro Forma Balance Sheet
		U.S.$	Note 3i
ASSETS
Current Assets
Cash and cash equivalents	850	931	1,285	(14,146)	Note 3b
				•	Note 3c
				•	Note 3c
				•	Note 3d
				(87)	Note 3d
				(69)	Note 3e	•
Accounts receivable	1,388	152	210	—		1,598
Inventories	323	33	46	—		369
Other	1,353	120	166	—		1,519

	3,914	1,236	1,707	•		•
Plant, Property and Equipment	44,817	6,064	8,368	342	Note 3b
				494	Note 3b	54,021
Equity Investments	6,214	438	604	—		6,818
Regulatory Assets	1,184	178	246	—		1,430
Goodwill	4,812	1,976	2,727	(2,727)	Note 3b
				10,557	Note 3b	15,369
Intangible and Other Assets	3,191	164	226	•	Note 3c
				23	Note 3d	•
Restricted Investments	351	—	—	—		351

	64,483	10,056	13,878	•		•

LIABILITIES
Current Liabilities
Notes payable	1,218	—	—	—		1,218
Accounts payable and other	3,021	451	622	—		3,643
Accrued interest	520	10	14	—		534
Current portion of long-term debt	2,547	—	—	—		2,547

	7,306	461	636	—		7,942
Regulatory Liabilities	1,159	322	444	—		1,603
Other Long-Term Liabilities	1,260	166	229	—		1,489
Deferred Income Tax Liabilities	5,144	1,348	1,860	133	Note 3b
				193	Note 3b
				(5)	Note 3b	7,325
Long-Term Debt	29,037	2,746	3,789	14	Note 3b
				•	Note 3d	•
Junior Subordinated Notes	2,422	—	—	—		2,422

	46,328	5,043	6,958	•		•
EQUITY
Common shares, no par value	12,102	4	6	(6)	Note 3g
				•	Note 3c	•
Preferred Shares	2,499	—	—	—		2,499
Additional Paid-in Capital	7	4,033	5,566	(5,566)	Note 3g	7
Retained Earnings	2,769	47	65	(65)	Note 3g
				(64)	Note 3d
				(69)	Note 3e	2,636
Accumulated Other Comprehensive Loss	(939)	(27)	(37)	37	Note 3g	(939)

Controlling Interests	16,438	4,057	5,600	•		•
Non-controlling Interests	1,717	956	1,320	(215)	Note 3b	2,822

Total Equity	18,155	5,013	6,920	•		•

	64,483	10,056	13,878	•		•

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015
(MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

1.     BASIS OF PRESENTATION

  The accompanying unaudited pro forma condensed consolidated financial statements give effect to the Acquisition. The unaudited pro forma condensed consolidated financial statements have been prepared by management of TransCanada and are derived from the audited consolidated financial statements of TransCanada as at and for the year ended December 31, 2015 and the audited consolidated financial statements of Columbia as at and for the year ended December 31, 2015.

  The unaudited pro forma condensed consolidated financial statements utilize accounting policies that are consistent with those disclosed in the Corporation's 2015 audited financial statements and were prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). Amounts are stated in Canadian dollars ("dollars" or "$") unless otherwise indicated. References to "U.S. dollars" and "U.S.$" are to lawful currency of the U.S.

  The Acquisition has been accounted for using the acquisition method. Based on the purchase price calculation as detailed in the merger agreement dated March 17, 2016, the estimated purchase price for the equity of Columbia is approximately $14.15 billion (Note 3a).

  The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of income reflect the Acquisition as if it had closed on December 31, 2015 and January 1, 2015, respectively. The accompanying unaudited pro forma condensed consolidated financial statements may not be indicative of the results that would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. For instance, the actual purchase price equation will reflect the fair value, at the purchase date, of consideration transferred and the assets acquired and liabilities assumed based upon the Corporation's evaluation of such assets and liabilities following the closing of the Acquisition. Accordingly, the final purchase price equation, as it relates principally to goodwill, may differ materially from the preliminary purchase price equation reflected herein.

  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the description of the Acquisition and the financing thereof provided in the Prospectus; the audited consolidated and combined financial statements of Columbia, including the notes thereto, included in the Prospectus; and the audited consolidated financial statements of TransCanada, including the notes thereto, incorporated by reference in the Prospectus. The underlying assumptions for the pro forma adjustments provide a reasonable basis for presenting the significant financial effect directly attributable to the Acquisition. These pro forma adjustments are tentative and are based on currently available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements will depend on a number of factors. Therefore, it is expected that the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

2.     DESCRIPTION OF TRANSACTION

  Pursuant to the Merger Agreement, TCPL will, indirectly through TransCanada Holdco and Merger Sub, acquire Columbia through a merger of Merger Sub with and into Columbia. The estimated purchase price, including payment for restricted and performance stock units, but excluding estimated acquisition costs of $69 million, will be approximately $14.15 billion (U.S.$10.25 billion) (Note 3a). The unaudited pro forma condensed consolidated financial statements assume that, at closing, the Acquisition will be financed through (i) net proceeds from the sale of the Subscription Receipts (Note 3c), (ii) amounts drawn under the Acquisition Credit Facilities (Note 3d) and (iii) existing cash on hand or other sources available to the Corporation if needed. The sale of the Subscription Receipts, which are exchangeable to common shares,

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015
(MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

2.     DESCRIPTION OF TRANSACTION (Continued)

  totaling $    •     billion (Notes 3a and 3c) is assumed to be completed through a public offering as described in the Prospectus. TCPL has also arranged committed debt bridge facilities underwritten by certain financial institutions in an aggregate principal amount of up to $14.2 billion (U.S.$10.3 billion) (Notes 3a and 3d). These facilities together with the equity issuance and other sources will fully fund the purchase price and thereby ensure sufficient liquidity to close the Acquisition.

  The unaudited pro forma condensed consolidated financial statements reflect the estimated costs of issuing the common shares issuable upon exchange of the Subscription Receipts and arranging the Acquisition Credit Facilities in financing costs (Note 3c and 3d). The Corporation expects the Acquisition to close in the second half of 2016. Due to many factors, including the timing of regulatory approval, the estimated closing date is subject to change.

3.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

  a)
  Purchase price and financing structure

    The following is the estimated purchase price, estimated funding requirements and assumed financing structure for the Acquisition in Canadian dollars. These estimates have been reflected in the accompanying unaudited pro forma condensed consolidated financial statements.

(millions of Canadian $)
Estimated Purchase Price
Estimated purchase price	Note 3b	$14,146
Estimated Funding Requirements
Estimated purchase price		$14,146
Subscription Receipts issuance costs	Note 3c	•
Acquisition Credit Facilities' costs	Note 3d	87
Acquisition costs	Note 3e	69

Estimated funding requirements		•

Assumed Financing Structure
Subscription Receipts	Note 3c	•
Acquisition Credit Facilities	Note 3d	•
Cash on hand or short term borrowing		•

Total		•

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015
(MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

3.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (Continued)

  b)
  Estimated purchase price equation

    The estimated purchase price equation is comprised of the estimated fair values of Columbia net assets and liabilities as at December 31, 2015 in accordance with the acquisition method, as follows:

(millions of Canadian $, unless otherwise noted)	Columbia	Columbia	Fair Value and Other Adjustments	Fair Value
	U.S.$	Note 3i
Assets Acquired
Cash and cash equivalents	931	1,285	—	1,285
Accounts receivable	152	210	—	210
Inventories	33	46	—	46
Other	120	166	—	166

Total Current Assets	1,236	1,707	—	1,707
Plant, Property and Equipment	6,064	8,368	836	9,204
Equity Investments	438	604	—	604
Regulatory Assets	178	246	—	246
Goodwill	1,976	2,727	(2,727)	—
Intangible and Other Assets	164	226	—	226

Total Assets	10,056	13,878	(1,891)	11,987

Liabilities Assumed
Accounts payable and other	451	622	—	622
Accrued interest	10	14	—	14

Total Current Liabilities	461	636	—	636
Regulatory Liabilities	322	444	—	444
Other Long-Term Liabilities	166	229	—	229
Deferred Income Tax Liabilities	1,348	1,860	321	2,181
Long-Term Debt	2,746	3,789	14	3,803

Total Liabilities	5,043	6,958	335	7,293
Non-controlling Interests	956	1,320	(215)	1,105

Net Assets at Fair Value	4,057	5,600	(2,011)	3,589

Estimated Purchase Price				14,146

Goodwill				10,557

    Under the acquisition method, the acquired tangible and intangible assets and assumed liabilities of the acquired entity are primarily measured at their estimated fair value at the date of acquisition. The excess of the purchase price over the preliminary estimated fair value of net assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed consolidated balance sheet. Such goodwill is not amortized but will be evaluated for impairment on, at least, an annual basis. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause some of the amounts ultimately recorded as goodwill to be materially different from those shown on the unaudited pro forma condensed consolidated balance sheet. The preliminary estimates used to

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015
(MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

3.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (Continued)

    prepare the pro forma information presented will be updated after the closing of the Acquisition based upon management's final analysis.

    The fair value of mineral rights included in Columbia's plant, property and equipment was estimated using a third party valuation report resulting in a higher fair value over the book value at December 31, 2015. The difference of $342 million between the fair value and the book value of the mineral rights will be amortized into income over their estimated useful lives, resulting in an estimated annual depreciation expense of $14 million ($9 million after-tax). This increase in fair value would result in a corresponding deferred income tax liability of approximately $133 million based on TransCanada's U.S. statutory income tax rate of 39%.

    The fair value of base gas included in Columbia's plant, property and equipment was estimated using market prices resulting in a higher fair value over the book value at December 31, 2015. The difference of $494 million between the fair value and the book value of the base gas will not be amortized into income. This increase in fair value would result in a corresponding deferred income tax liability of approximately $193 million based on TransCanada's U.S. statutory income tax rate of 39%.

    The fair value of Columbia's long-term debt was determined based on TransCanada's credit rating resulting in a higher fair value over the carrying value at December 31, 2015. The difference of $14 million between the fair value and carrying value will be amortized into income as a reduction of interest expense over the term of the long-term debt resulting in an estimated annual reduction of interest expense of $2 million ($1 million after-tax). This increase in fair value would result in a corresponding deferred income tax asset of approximately $5 million based on TransCanada's U.S. statutory income tax rate of 39%.

    The fair value of Columbia's non-controlling interests is based on the approximately 54 million Columbia Pipeline Partners LP ("Columbia LP") common units outstanding to the public as of December 31, 2015, and valued at Columbia LP's March 15, 2016 closing price of U.S.$14.84 per common unit. The final fair value of non-controlling interests will be based on the number of Columbia LP common units outstanding and the price of Columbia LP's common units as of the closing date.

  c)
  Subscription receipts

    Financing for the Acquisition contemplates the sale of    •     Subscription Receipts for gross proceeds of $    •     billion. Each Subscription Receipt will entitle the holder thereof to automatically receive, upon the closing of the Acquisition and without any further action on the part of the holder thereof and without payment of additional consideration, one common share of the Corporation. Underwriting costs are estimated at approximately $    •     million ($    •     million after-tax) and will result in a corresponding deferred income tax asset of approximately $    •     million based on TransCanada's Canadian statutory income tax rate of 26%.

    The Corporation has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable at any time up to 30 days following the Offering close date, to purchase up to an additional    •     Subscription Receipts at a price of $    •    . If the Over-Allotment Option is exercised in full, the total price to the public, the Underwriters' fee and the net proceeds to the Corporation, after underwriter fees, would be approximately $    •     billion, $    •     million and $    •     billion, respectively, for an issuance of approximately     •     million TransCanada common shares, based on

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015
(MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

3.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (Continued)

    such assumptions. The unaudited pro forma condensed consolidated financial statements assume no exercise of the Over-Allotment Option.

  d)
  Acquisition credit facilities

    For the purpose of the unaudited condensed consolidated pro forma financial statements, the closing of the Acquisition is partially financed by a drawdown of bridge debt facilities underwritten by various financial institutions in an aggregate principal amount of up to $14.2 billion (U.S.$10.3 billion) (the "Acquisition Credit Facilities"). Based on net proceeds of $    •    from the sale of Subscription Receipts it has been assumed that the Corporation will borrow $    •    under the Acquisition Credit Facilities to fund the purchase price of the Acquisition. No adjustment has been made for any dividend equivalent payments that may be made using a portion of the net proceeds from the sale of Subscription Receipts given such amount will depend on the number and amount of any such payments. The Acquisition Credit Facilities are intended to be repaid through the planned monetization of the Corporation's U.S. Northeast merchant power assets and of a minority interest in its Mexican natural gas pipeline business. The impact of this repayment is not included in the unaudited condensed consolidated pro forma financial statements.

    Estimated Acquisition Credit Facilities' costs are approximately $87 million ($64 million after-tax) and have been included as a pro forma adjustment to retained earnings on the unaudited pro forma condensed consolidated balance sheet but are not being reflected in the unaudited pro forma condensed consolidated statement of income. These costs will also result in a corresponding deferred income tax asset of approximately $23 million based on TransCanada's Canadian statutory income tax rate of 26%.

    The interest rate is estimated at 2%, which would result in incremental interest expense for the year ended December 31, 2015 of $    •     million. Incremental interest expense would result in a corresponding deferred income tax recovery of approximately $    •     million based on TransCanada's U.S. statutory income tax rate of 39%.

  e)
  Acquisition costs

    Acquisition costs are estimated at approximately $69 million. Acquisition costs are composed of estimated investment banking, accounting, tax, legal and other costs associated with the completion of the Acquisition. These costs have been included as a pro forma adjustment to retained earnings on the unaudited pro forma condensed consolidated balance sheet as opposed to being reflected in the unaudited pro forma condensed consolidated statement of income on the basis that these expenses are directly incremental to the acquisition of Columbia and are non-recurring in nature.

  f)
  Income taxes

    For the purpose of the accompanying unaudited pro forma condensed consolidated financial statements including pro forma adjustments, average Canadian and U.S. deferred income tax rates of 26% and 39%, respectively, have been applied. The deferred income tax asset and liability is the cumulative amount of tax applicable to temporary differences between the accounting and tax values of assets and liabilities. Deferred income tax assets and liabilities are measured at the tax rates expected to apply when these differences reverse.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015
(MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

3.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (Continued)

  g)
  Columbia historical shareholders' equity

    The historical shareholders' equity of Columbia, which includes common shares, additional paid-in capital, retained earnings and accumulated other comprehensive income has been eliminated.

  h)
  Earnings per common share

    Earnings per common share is calculated by dividing net (loss)/income attributable to common shares by the weighted average number of common shares outstanding for the year. The calculation of the pro forma earnings per common share for the year ended December 31, 2015 reflects the assumed issuance of approximately     •     million of TransCanada common shares, as if the issuance had taken place on January 1, 2015. The basic and diluted weighted average number of common shares outstanding in 2015 was    •     million. This resulted in a basic and diluted pro forma loss per common share for the year ended December 31, 2015 of $    •    .

  i)
  Foreign exchange translation

    The assets and liabilities of Columbia, which has a U.S. dollar reporting and functional currency, are translated at the exchange rate in effect as at the unaudited pro forma condensed consolidated balance sheet date of December 31, 2015. Revenues and expenses of Columbia's operations are translated at the average exchange rate in effect during the reporting period. The following exchange rates were utilized for the unaudited pro forma condensed consolidated financial statements:

    Balance Sheet (U.S. dollars to Canadian dollars)
    Closing rate — December 31, 2015: 1.38

    Income Statement (U.S. dollars to Canadian dollars)
    Average rate — January 1, 2015 to December 31, 2015: 1.28

  j)
  Segment classification

    For the purpose of the accompanying unaudited pro forma condensed consolidated statement of income, Columbia's transportation, storage and other revenues have been combined with TransCanada's Natural Gas Pipeline revenues. As certain Columbia revenues are different in nature from TransCanada's Natural Gas Pipeline revenues, after closing of the Acquisition and based upon management's final analysis, actual results may vary from the assumption made to prepare the unaudited pro forma condensed consolidated statement of income.

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

        Section 124 of the Canada Business Corporations Act ("CBCA") and Section 6 of By-Law No. 1 of TransCanada Corporation ("TransCanada" or the "Registrant") provide for the indemnification of directors and officers of TransCanada. Under these provisions, TransCanada shall indemnify a director or officer of TransCanada, a former director or officer, and may indemnify an individual who acts or acted at TransCanada's request as a director or officer or an individual acting in a similar capacity, of another entity, (collectively, an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of TransCanada to procure a judgment in its favor) in which the individual is involved because of that association with TransCanada or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of TransCanada, or, as the case may be, to the best interests of such other entity for which the individual acted as director or officer or in a similar capacity at TransCanada's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of TransCanada or such other entity to procure a judgment in its favor, TransCanada, with the approval of a court (as such term is defined in the CBCA), may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from TransCanada in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with TransCanada or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

        Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        TransCanada maintains directors' and officers' liability insurance with policy limits of U.S. $200,000,000 in the aggregate, subject to a deductible in respect of corporate reimbursement of U.S.$5,000,000 for each loss and a separate policy with a limit of U.S.$50,000,000 for non-indemnifiable losses only. Generally, under this insurance TransCanada is reimbursed for payments in excess of the deductible made under corporate indemnity provisions on behalf of its directors and officers, and individual directors and officers (or their heirs and legal representatives) are covered for losses arising during the performance of their duties for which they are not indemnified by TransCanada. Noteworthy exclusions from coverage are: claims arising from illegal acts, those acts which result in illegal personal profit, violation of any fiduciary duty under the United States of America Employee Retirement Income Security Act of 1974, pollution damage (except for resultant shareholder actions), bodily injury, property damage or engineering professional services and claims brought by a director or officer against another director or officer or by TransCanada against a director or officer except for shareholder derivative actions not assisted in by a director or officer of TransCanada.

        The foregoing is a description of the provisions of Section 124 of the CBCA and Section 6 of TransCanada's By-Law No. 1 regarding indemnification of directors and officers of TransCanada and TransCanada's directors' and officers' liability insurance in effect as of March 17, 2016.

        Additionally, directors and officers of TransCanada are party to indemnity agreements with TransCanada pursuant to which TransCanada has agreed to indemnify such directors and officers from liability arising in connection with the performance of their duties. Such indemnity agreements conform with the provisions of the CBCA.

II-1

 EXHIBITS

Exhibit Number	Description
4.1	Audited comparative consolidated financial statements of TransCanada as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, the notes thereto, and the auditors' report thereon (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 11, 2016 and incorporated by reference herein).
4.2

Management's Discussion and Analysis of Financial Condition and Results of Operations of TransCanada as at and for the year ended December 31, 2015 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 11, 2016 and incorporated by reference herein).

4.3

Annual Information Form of TransCanada for the year ended December 31, 2015, dated February 10, 2016 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 11, 2016 and incorporated by reference herein).

4.4	Management Information circular dated March 2, 2015 filed with the Securities and Exchange Commission as part of a Form 6-K report dated March 23, 2015 and incorporated herein by reference.
4.5	Management Information circular dated February 23, 2016 filed with the Securities and Exchange Commission as part of a Form 6-K report March 14, 2016 and incorporated herein by reference.
**4.6	Consent of KPMG LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.7	Consent of Deloitte & Touche LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.8	Consent of Blake, Cassels & Graydon LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.9	Consent of Norton Rose Fulbright Canada LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.10	Consent of Mayer Brown LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.11	Underwriting Agreement, among Taurus Corporation and the Underwriters named therein.
*5.1	Consent of KPMG LLP.
*5.2	Consent of Deloitte & Touche LLP.
**5.3	Consent of Blake, Cassels & Graydon LLP.
**5.4	Consent of Norton Rose Fulbright Canada LLP.
**5.5	Consent of Mayer Brown LLP.
*6.1	Power of attorney (included in the signature page to this Registration Statement).

*
Filed herewith.

**
To be filed by amendment.

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

(a)
Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)
Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 17th day of March, 2016.

TRANSCANADA CORPORATION
By:	/s/ Russell K. Girling
	Name:	Russell K. Girling
	Title:	President and Chief Executive Officer

III-2

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Russell K. Girling, Donald R. Marchand and Christine R. Johnston as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statements pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell K. Girling Russell K. Girling	Director, President and Chief Executive Officer (Principal Executive Officer)	March 17, 2016
/s/ Donald R. Marchand Donald R. Marchand	Executive Vice-President, Corporate Development and Chief Financial Officer (Principal Financial Officer)	March 17, 2016
/s/ G. Glenn Menuz G. Glenn Menuz	Vice-President and Controller (Principal Accounting Officer)	March 17, 2016
/s/ S. Barry Jackson S. Barry Jackson	Director, Chair	March 17, 2016
/s/ Kevin E. Benson Kevin E. Benson	Director	March 17, 2016
/s/ Derek H. Burney Derek H. Burney	Director	March 17, 2016
/s/ Paule Gauthier The Hon. Paule Gauthier	Director	March 17, 2016

III-3

Signature	Title	Date

/s/ John E. Lowe John E. Lowe	Director	March 17, 2016
/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director	March 17, 2016
/s/ John Richels John Richels	Director	March 17, 2016
/s/ Mary Pat Salomone Mary Pat Salomone	Director	March 17, 2016
/s/ D. Michael G. Stewart D. Michael G. Stewart	Director	March 17, 2016
/s/ Siim A. Vanaselja Siim A. Vanaselja	Director	March 17, 2016
/s/ Richard E. Waugh Richard E. Waugh	Director	March 17, 2016

III-4

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of TransCanada Corporation in the United States, on March 17, 2016 in Calgary, Alberta, Canada.

TRANSCANADA PIPELINE USA LTD.
By:	/s/ Christine R. Johnston
	Name:	Christine R. Johnston
	Title:	Vice-President and Assistant Secretary

III-5

 EXHIBIT INDEX

Exhibit Number	Description
4.1	Audited comparative consolidated financial statements of TransCanada as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, the notes thereto, and the auditors' report thereon (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 11, 2016 and incorporated by reference herein).
4.2

Management's Discussion and Analysis of Financial Condition and Results of Operations of TransCanada as at and for the year ended December 31, 2015 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 11, 2016 and incorporated by reference herein).

4.3

Annual Information Form of TransCanada for the year ended December 31, 2015, dated February 10, 2016 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 11, 2016 and incorporated by reference herein).

4.4	Management Information circular dated March 2, 2015 filed with the Securities and Exchange Commission as part of a Form 6-K report dated March 23, 2015 and incorporated herein by reference.
4.5	Management Information circular dated February 23, 2016 filed with the Securities and Exchange Commission as part of a Form 6-K report March 14, 2016 and incorporated herein by reference.
**4.6	Consent of KPMG LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.7	Consent of Deloitte & Touche LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.8	Consent of Blake, Cassels & Graydon LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.9	Consent of Norton Rose Fulbright Canada LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.10	Consent of Mayer Brown LLP filed with the securities commission or similar authority in each of the provinces of Canada.
**4.11	Underwriting Agreement, among Taurus Corporation and the Underwriters named therein.
*5.1	Consent of KPMG LLP.
*5.2	Consent of Deloitte & Touche LLP.
**5.3	Consent of Blake, Cassels & Graydon LLP.
**5.4	Consent of Norton Rose Fulbright Canada LLP.
**5.5	Consent of Mayer Brown LLP.
*6.1	Power of attorney (included in the signature page to this Registration Statement).

*
Filed herewith.

**
To be filed by amendment.

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
SUMMARY
IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS
EXCHANGE RATE DATA
FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
MARKETING MATERIALS
PRESENTATION OF FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
CAUTION REGARDING UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
RISK FACTORS
THE CORPORATION
RECENT DEVELOPMENTS
ACQUISITION OF COLUMBIA
COLUMBIA
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
USE OF PROCEEDS
CONSOLIDATED CAPITALIZATION
DESCRIPTION OF SHARE CAPITAL
DIVIDENDS
PRIOR SALES
TRADING PRICE AND VOLUME
DETAILS OF THE OFFERING
DEPOSITORY SERVICES
PLAN OF DISTRIBUTION
RELATIONSHIP BETWEEN THE CORPORATION AND THE UNDERWRITERS
ENFORCEABILITY OF CIVIL LIABILITIES
CERTAIN CANADIAN INCOME TAX CONSIDERATIONS
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
ELIGIBILITY FOR INVESTMENT
LEGAL MATTERS
EXPERTS
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
INTERESTS OF EXPERTS
AUDITORS, TRANSFER AGENT, AND REGISTRAR
ANNEX A
FINANCIAL STATEMENTS
COLUMBIA PIPELINE GROUP, INC. INDEX TO FINANCIAL STATEMENTS
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
COLUMBIA PIPELINE GROUP, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COLUMBIA PIPELINE GROUP, INC. CONSOLIDATED BALANCE SHEETS
COLUMBIA PIPELINE GROUP, INC. STATEMENTS OF CONSOLIDATED AND COMBINED OPERATIONS
COLUMBIA PIPELINE GROUP, INC. STATEMENTS OF CONSOLIDATED AND COMBINED COMPREHENSIVE INCOME
COLUMBIA PIPELINE GROUP, INC. STATEMENTS OF CONSOLIDATED AND COMBINED CASH FLOWS
COLUMBIA PIPELINE GROUP, INC. STATEMENTS OF CONSOLIDATED AND COMBINED EQUITY
COLUMBIA PIPELINE GROUP, INC. NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEETS
CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)
CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)
CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Continued)
TRANSCANADA CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TRANSCANADA CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2015
TRANSCANADA CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2015
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2015 (MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking
  Item 2. Consent to Service of Process
SIGNATURES
POWER OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX